Exhibit 10.3

FINANCING MOTION

DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT

dated as of October [●], 2023,

among

RITE AID CORPORATION,

as the Borrower

THE LENDERS PARTY HERETO,

and

bank of america, n.a.,

as Administrative Agent and Collateral Agent

BofA SECURITIES, INC.,

CAPITAL ONE, NATIONAL ASSOCIATION,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

PNC CAPITAL MARKETS LLC,

BMO BANK, N.A.,

and

TRUIST SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

ANNEXES:

Annex I – Approved Budget

Annex II – Real Property Collateral Support Documents

SCHEDULES:

Schedule 1.01(a)	-	Excluded Subsidiaries
Schedule 1.01(b)	-	Specified Prescription File Stores
Schedule 2.01	-	Commitments and Applicable Percentage
Schedule 3.04	-	Undisclosed Liabilities
Schedule 3.05(a)(1)	-	Properties
Schedule 3.05(a)(2)	-	Owned Real Property
Schedule 3.05(a)(3)	-	Ground-Leased Real Property
Schedule 3.05(c)	-	Stores, Warehouses and Distribution Centers
Schedule 3.06(a)	-	Litigation
Schedule 3.06(b)	-	Environmental Matters
Schedule 3.06(c)	-	Hazardous Materials
Schedule 3.12	-	Subsidiaries
Schedule 3.13	-	Insurance
Schedule 3.14	-	Labor
Schedule 3.15	-	Real Estate Matters
Schedule 5.20	-	Chapter 11 Case Milestones
Schedule 5.25	-	Post-Closing Obligations
Schedule 6.01(a)(xii)	-	Existing Indebtedness
Schedule 6.01(b)	-	Equity Issuances
Schedule 6.02(a)(xi)	-	Liens
Schedule 6.04	-	Investments
Schedule 6.08(a)	-	Restricted Payments
Schedule 6.09	-	Affiliate Transactions
Schedule 9.01	-	Notices

EXHIBITS:		(form of)

Exhibit A	-	Term Note
Exhibit B	-	Assignment and Acceptance Agreement
Exhibit C	-	Borrowing Base Certificate
Exhibit D	-	Borrowing/Interest Election Request
Exhibit E	-	Compliance Certificate
Exhibit F-1 – F-4	-	U.S. Tax Compliance Certificates
Exhibit G	-	Interim Financing Order
Exhibit H	-	Cash Management Order
Exhibit I	-	Owned Property Master List

v

DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT

This DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT, dated as of October [●], 2023, is among RITE AID CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (each a “Lender”, and collectively, the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), with BofA SECURITIES, INC., CAPITAL ONE, NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC, BMO BANK, N.A. and TRUIST SECURITIES, INC., as joint lead arrangers and joint bookrunners hereunder (in such capacities, the “Arrangers”).

PRELIMINARY STATEMENTS

A.            On October [●], 2023 (the “Petition Date”), the Borrower and the Subsidiary Loan Parties commenced cases under Chapter 11 of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), case numbers [●] through [●] (collectively, the “Chapter 11 Case”) by filing voluntary petitions for relief under Chapter 11 with the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”).

B.            The Borrower and the other Loan Parties continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

C.            The Borrower has requested, and the Lenders have agreed, upon the terms and conditions set forth in this Agreement, to make available to the Borrower a $200,000,000 senior secured term loan facility in order to (a) fund the Chapter 11 Case in accordance with the Approved Budget (subject to the Permitted Variance) as provided herein, (b) make certain other payments on the Closing Date as more fully provided herein, and (c) provide working capital for the Borrower and the Subsidiary Loan Parties during the pendency of the Chapter 11 Case in accordance with the Approved Budget (subject to the Permitted Variance) and as provided herein.

D.            The Borrower and the Subsidiary Loan Parties desire to secure the Obligations under the Loan Documents by granting to the Collateral Agent, on behalf of itself and the other Secured Parties, a security interest in and liens upon substantially all of their assets, whether now existing or hereafter acquired, in each instance as more fully set forth in the Loan Documents and in the Financing Order.

E.            All Obligations of the Borrower and the Subsidiary Loan Parties to the Lenders and other Secured Parties under this Agreement and under the other Loan Documents shall be full recourse to each of the Borrower and the Subsidiary Loan Parties, secured by the Collateral Agent’s security interest in and liens on all or substantially all of the assets of the Borrower and the other Loan Parties included in the Collateral and entitled to super-priority administrative claim status under the Bankruptcy Code as provided herein and in the Financing Order.

F.            Accordingly, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2025 7.500% Note Indenture” means the Indenture dated as of February 5, 2020, as supplemented prior to the date hereof, among the Borrower, the Subsidiary Loan Parties party thereto and The Bank of New York Mellon Trust Company, as trustee, relating to the 2025 7.500% Notes.

“2026 8.000% Note Indenture” means the Indenture dated as of July 27, 2020, as supplemented prior to the date hereof, among the Borrower, the Subsidiary Loan Parties party thereto and The Bank of New York Mellon Trust Company, as trustee, relating to the 2026 8.000% Notes.

“2027 7.70% Note Indenture” means the Indenture dated as of August 1, 1993, as supplemented prior to the date hereof, between the Borrower and U.S. Bank Trust National Association (as successor to Morgan Guaranty Trust Company of New York), as trustee, relating to the 2027 7.70% Notes.

“2028 6.875% Note Indenture” means the Indenture dated as of December 21, 1998, as supplemented prior to the date hereof, between the Borrower and The Bank of New York Mellon Trust Company (as successor to Harris Trust and Savings Bank), as trustee, relating to the 2028 6.875% Notes.

“ABL DIP Agent” means Bank of America, as applicable and as the context may require, in its capacity as “Administrative Agent”, “Collateral Agent” and/or “Senior Collateral Agent”, as such terms are defined in the ABL DIP Loan Agreement.

“ABL DIP Availability” means “ABL Availability” as defined in the ABL DIP Loan Agreement as in effect on the date hereof (or as otherwise amended after the date hereof as may be permitted pursuant to the terms of the ABL DIP Intercreditor Agreement).

“ABL DIP Borrowing Base Amount” means the “ABL Borrowing Base Amount” as defined in the ABL DIP Loan Agreement as in effect on the date hereof (or as otherwise amended after the date hereof as may be permitted pursuant to the terms of the ABL DIP Intercreditor Agreement).

“ABL DIP Collateral” means all assets of the Loan Parties of the type that constitutes “ABL Collateral” (as defined in the Split-Priority Intercreditor Agreement) immediately prior to the Petition Date.  For the avoidance of doubt, ABL DIP Collateral shall not include any Term Loan Exclusive Collateral.

“ABL DIP FILO Borrowing Base Amount” means the “FILO Borrowing Base Amount” as defined in the ABL DIP Loan Agreement as in effect on the date hereof (or as otherwise amended after the date hereof as may be permitted pursuant to the terms of the ABL DIP Intercreditor Agreement).

“ABL DIP FILO Suppressed Availability” means, at any time of determination, the result (if a positive number) of (i) the ABL DIP FILO Borrowing Base Amount, minus (ii) the Total FILO Outstandings (as defined in the ABL DIP Loan Agreement). For the avoidance of doubt, if the result of the foregoing is less than zero, then the ABL DIP FILO Suppressed Availability shall be zero.

“ABL DIP Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, dated as of the Closing Date, by and among the Collateral Agent and the ABL DIP Agent, as acknowledged by the Loan Parties, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL DIP Lenders” means those certain lenders and other financial institutions from time to time party to the ABL DIP Loan Agreement as lenders.

“ABL DIP Loan Agreement” means that certain Debtor-in-Possession Credit Agreement, dated as of the Closing Date, by and among the Loan Parties party thereto, the ABL DIP Lenders, the ABL DIP Agent and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL DIP Loan Documents” means, the “Senior Debt Documents” as defined in the ABL DIP Loan Agreement.

“ABL DIP Loans” means the “Loans” as defined in the ABL DIP Loan Agreement.

“ABL DIP Obligations” means all “Senior Obligations” as defined in the ABL DIP Loan Agreement.

“ABL DIP Security Agreement” means the Senior Security Agreement, dated as of the Closing Date, among the Borrower, the Subsidiary Loan Parties (including additional Subsidiary Loan Parties that become parties thereto in accordance with the terms thereof) and the ABL DIP Agent, for the benefit of the Senior Secured Parties (as defined in the ABL DIP Loan Agreement), as such agreement may be amended, supplemented or otherwise modified from time to time.

“ABL Pre-Petition Agent” shall mean, as applicable and as the context may require, the “Administrative Agent”, “Collateral Agent” and “Senior Collateral Agent”, as such terms are defined in the ABL Pre-Petition Credit Agreement.

“ABL Pre-Petition Credit Agreement” means that certain Credit Agreement, dated as of December 20, 2018, among the Borrower, the ABL Pre-Petition Lenders, Bank of America, as the ABL Pre-Petition Agent, and the other agents and arrangers party thereto, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“ABL Pre-Petition Lenders” means the “Lenders” from time to time party to the ABL Pre-Petition Credit Agreement.

“ABL Pre-Petition Senior Obligations” means all “Senior Obligations” as such term is defined in the ABL Pre-Petition Credit Agreement.

“ABL Pre-Petition Senior Loan Documents” means the “Senior Debt Documents” as such term is defined in the ABL Pre-Petition Credit Agreement.

“ABL Priority Collateral” means all ABL DIP Collateral of the type that constitutes “ABL Priority Collateral” (as defined in the Split-Priority Intercreditor Agreement).  Notwithstanding the foregoing to the contrary, Collateral consisting of any Intellectual Property shall only be deemed ABL Priority Collateral until the occurrence of the Collateral Designation Date (as defined in the ABL DIP Loan Agreement).  Thereafter, such Collateral consisting of any Intellectual Property shall be deemed to be Split-Lien Priority Collateral. For the avoidance of doubt, ABL Priority Collateral shall not include any Term Loan Exclusive Collateral.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” means (a) “accounts” as defined in the UCC, (b) all Payment Intangibles consisting of amounts owing from credit card and debit card issuers and processors and all rights under contracts relating to the creation or collection of such Payment Intangibles and (c) all rights to payment of a monetary obligation, whether or not earned by performance, (x) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (y) for services rendered or to be rendered, or (z) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (i) rights to payment evidenced by “chattel paper” or an “instrument,” (ii) commercial tort claims, (iii) deposit accounts, (iv) investment property, or (v) letter-of-credit rights or letters of credit.

“Account Debtor” means an “account debtor” as such term is defined in the UCC, including a credit card or debit card issuer and a credit card or debit card processor.

“Accounts Receivable Advance Rate” means five percent (5.0%).

“Actual Cash Receipts” means, for any period of determination, the amount of all cash receipts actually received by the Loan Parties and their Subsidiaries (excluding, for the avoidance of doubt, any borrowings under this Agreement) from the operations of the Loan Parties and their Subsidiaries (including from any Asset Sales) during such period, which corresponds to the sum of (a) the cash receipts aggregated in the line items “Total Receipts” (or words of similar import) and “Script Sales” (or words of similar import) for such period in the “WCF” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget, (b) the cash receipts aggregated in the line item “Total Receipts” (or words of similar import) for such period in the “TWCF – PBM” tab of the “Elixir TWCF” portion of the Approved Budget, all as determined in a manner consistent with the Approved Budget and (c) the cash receipts aggregated in the line item “Total Receipts” (or words of similar import) for such period in the “TWCF – EIC” tab of the “Elixir TWCF” portion of the Approved Budget, all as determined in a manner consistent with the Approved Budget.

“Actual Net Cash Flow” means, the sum of (a) for any period of determination with respect to the Loan Parties and their Subsidiaries (other than, in each case, the Elixir Subsidiaries), the actual net cash flow of such Loan Parties and Subsidiaries for such period, which corresponds to the line item “Net Cash Flow” (or words of similar import) for such period in the “WCF” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget, (b) for any period of determination with respect to the Elixir Subsidiaries (other than Elixir Insurance Company), the actual net cash flow of the Elixir Subsidiaries (other than Elixir Insurance Company) for such period, which corresponds to the line item “Net Operating Cash Flow” (or words of similar import) for such period in the “TWCF– PBM” tab of the “Elixir TWCF” portion of the Approved Budget, all as determined in a manner consistent with the Approved Budget, and (c) for any period of determination with respect to the Elixir Subsidiaries, the actual net cash flow of Elixir Insurance Company for such period, which corresponds to the line item “Net Operating Cash Flow” (or words of similar import) for such period in the “TWCF – EIC” tab of the “Elixir TWCF” portion of the Approved Budget, all as determined in a manner consistent with the Approved Budget.

“Actual Non-Operating Disbursement Amounts” means, for any period of determination, the amount of all non-operating disbursements actually paid by the Loan Parties and their Subsidiaries during such period, which corresponds to the disbursements described under the headings “Interest & Fees”, “Normal Course Professional Fees”, “Restructuring Professional Fees”, and “Other Non-Operating” (or words of similar import) for such period in the Approved Budget, all as determined in a manner consistent with the Approved Budget.

“Actual Operating Disbursement Amounts” means, for any period of determination, the amount of all operating disbursements actually paid by the Loan Parties and their Subsidiaries during such period, which corresponds to the sum of (a) the disbursements aggregated in the line item “Total Operating Disbursements” (or words of similar import) for such period in the “WCF” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget, (b) the disbursements aggregated in the line item “Total Operating Disbursements” (or words of similar import) for such period in the “TWCF – PBM” tab of the “Elixir TWCF” portion of the Approved Budget, all as determined in a manner consistent with the Approved Budget, and (c) the disbursements aggregated in the line item “Total Operating Disbursements” (or words of similar import) for such period in the “TWCF – EIC” tab of the “Elixir TWCF” portion of the Approved Budget, all as determined in a manner consistent with the Approved Budget.

“Actual Other Inventory Levels” means, as of any date of determination, the actual aggregate consolidated ledger Other Inventory levels of the Loan Parties as of such date, which corresponds to the budgeted consolidated ledger levels with respect to Other Inventory levels of the Loan Parties for such date set forth in the “Borrowing Base Summary” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget opposite the heading “Other Inventory Balance” (or words of similar import), all as determined in a manner consistent with the Approved Budget.

“Actual Other Inventory Receipts” means, for any period of determination, the aggregate amount of the value, determined at cost, of all Other Inventory actually received by the Loan Parties during such period, which corresponds to the Other Inventory receipts during such period set forth in the “Inventory Purchases Summary” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget opposite the heading “DSD Other & Warehouse Purchases” (or words of similar import), all as determined in a manner consistent with the Approved Budget.

“Actual Pharmaceutical Inventory Levels” means, as of any date of determination, the actual aggregate consolidated ledger Pharmaceutical Inventory levels of the Loan Parties as of such date, which corresponds to the budgeted consolidated ledger levels with respect to Pharmaceutical Inventory levels of the Loan Parties for such date set forth in the “Borrowing Base Summary” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget opposite the heading “Pharmacy Inventory Balance” (or words of similar import), all as determined in a manner consistent with the Approved Budget.

“Actual Pharmaceutical Inventory Receipts” means, for any period of determination, the aggregate amount of the value, determined at cost, of all Pharmaceutical Inventory actually received by the Loan Parties during such period, which corresponds to the Pharmaceutical Inventory receipts during such period set forth in the “Inventory Purchases Summary” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget opposite the heading “Purchases [DSD McKesson]” (or words of similar import), all as determined in a manner consistent with the Approved Budget.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent, in each case, in their respective capacities as such.

“Agreement” means this Debtor-In-Possession Term Loan Agreement, as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) Term SOFR plus 1.00%; and if the Alternate Base Rate as so determined shall be less than one percent, then the Alternate Base Rate shall be deemed to be one percent for purposes of this Agreement. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without regard to clause (c) of the first sentence of this definition until the circumstances giving rise to such circumstance no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be.

“Annualized Transitioned Prescription File Amount” means, without duplication, with respect to any Specified Prescription File Store, as of any date of determination, an amount equal to (a) the aggregate number of Transitioned Prescription Files (if any) included as Eligible Script Lists during the twelve (12) fiscal months ended immediately prior to the closing of such Specified Prescription File Store multiplied by (b) solely to the extent that a period of 12 full fiscal months have not elapsed since the closure of any such Specified Prescription File Store, the Remaining Annualized Period multiplied by (c) the Applicable Retention Rate.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery, corruption or money laundering (and including any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto), including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Applicable Credit Party” has the meaning set forth in Section 8.16.

“Applicable Excess” has the meaning set forth in Section 2.11(b).

“Applicable Percentage” means, (a) with respect to the Facility and any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Term Loans and (b) with respect to outstanding Protective Advances of any Lender at any time, the percentage (carried out to the ninth decimal place) equal to (i) the amount of such outstanding Protective Advances funded by such Lender divided by (ii) the total outstanding amount of Protective Advances at such time. The Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, on any day, a rate per annum equal to 6.50% in the case of any ABR Loan and 7.50% in the case of any Term SOFR Loan.

“Applicable Retention Rate” means, with respect to the Transitioned Prescription Files of any Specified Prescription File Store, a percentage equal to the lesser of (a) 32.3% and (b) 0.75 multiplied by the Average Weekly Retention Rate; provided, however, that in the event that the Borrower shall not, at the reasonable request of the Administrative Agent, be able to provide reasonably detailed information as may be required to evidence the Average Weekly Retention Rate (or any subcomponent thereof), the Applicable Retention Rate with respect to any such Specified Prescription File Store (or the aggregate of all such Specified Prescription File Stores) shall be deemed to be zero (0).

“Approved Budget” means the debtor-in-possession thirteen (13) week budget prepared by the Borrower, in the form of Annex I hereto, and initially furnished to the Administrative Agent on or before the Closing Date and which is approved by, and in form and substance satisfactory to, the Administrative Agent, in its sole discretion, as the same may or shall, as applicable, thereafter be updated, modified and/or supplemented from time to time as provided in Section 5.19. The initial Approved Budget shall commence as of the week of October 15, 2023. The Approved Budget shall include a weekly cash budget, including information on a line item basis as to (a) projected cash receipts, including from Asset Sales (corresponding to Budgeted Cash Receipts), (b) projected operating and non-operating disbursements (including separate line items for ordinary course operating expenses, capital expenditures, bankruptcy-related expenses (including a line item for professional fees and expenses budgeted for the Case Professionals on a weekly basis), and any other fees and expenses relating to the Loan Documents) (corresponding to Budgeted Operating Disbursement Amounts and Budgeted Non-Operating Disbursement Amounts, as applicable), (c) projected net cash flow (corresponding to Budgeted Net Cash Flow), (d) projected Other Inventory and Pharmaceutical Inventory receipts (corresponding to Budgeted Other Inventory Receipts and Budgeted Pharmaceutical Inventory Receipts, respectively), (e) projected Other Inventory and Pharmaceutical Inventory levels (corresponding to Budgeted Other Inventory Levels and Budgeted Pharmaceutical Inventory Levels, respectively), and (f) projected total liquidity (including ABL DIP Availability) and projected calculations of the ABL DIP Borrowing Base Amount, the ABL DIP FILO Borrowing Base Amount and the Borrowing Base Amount. Notwithstanding anything to the contrary herein, the Approved Budget shall consist of files separately presenting the performance of (i) the Loan Parties and the Subsidiaries (in each other than any Elixir Subsidiaries), (ii) the Elixir Subsidiaries (other than Elixir Insurance Company) and (iii) Elixir Insurance Company (it being understood and agreed that the Administrative Agent may consent to the modification of such presentation in connection with any Specified Elixir Sale).

“Approved Budget Variance Report” means a weekly report, prepared by the Borrower (after consultation with the Company Financial Advisors) and provided by the Borrower to the Administrative Agent in accordance with Section 5.19(d), (a) showing by line item (i) Actual Cash Receipts, (ii) Actual Operating Disbursement Amounts, (iii) Actual Non-Operating Disbursement Amounts, (iv) Actual Net Cash Flow, (v) Actual Other Inventory Receipts, (vi) Actual Pharmaceutical Inventory Receipts, (vii) intercompany balances among Elixir Insurance Company and the Loan Parties, (viii) Actual Other Inventory Levels, (ix) Actual Pharmaceutical Inventory Levels, and (x) actual total liquidity (including ABL DIP Availability) (in each case of clauses (i) through (vii) above, for the Prior Week, the most recent Cumulative Four-Week Period and the most recent Cumulative Period, and in each case of clauses (viii) through (x), as of the last day of the Prior Week), noting therein all variances, on a line-item basis, from amounts set forth for such period (or such date, as applicable) in the Approved Budget, and shall include or be accompanied by explanations for all material variances and (b) determining compliance with the covenants set forth in Section 5.19(c). The Approved Budget Variance Report shall be in a form, and shall contain supporting information, satisfactory to the Administrative Agent.

“Approved Fund” means a CLO managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” as defined in the preamble of this Agreement.

“Asset Sale” means any sale, lease, assignment, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset (whether now owned or hereafter acquired, whether in one transaction or a series of related transactions and whether by way of merger or otherwise) of the Borrower or any Subsidiary (including of any Equity Interest in a Subsidiary).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B, or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attorney Costs” means the reasonable and documented fees, expenses and disbursements of the applicable law firm or external legal counsel.

“Attributable Debt” means, as to any particular Capital Lease or Sale and Leaseback Transaction under which the Borrower or any Subsidiary is at the time liable, as of any date as of which the amount thereof is to be determined (a) in the case of a transaction involving a Capital Lease, the amount as of such date of Capital Lease Obligations with respect thereto and (b) in the case of a Sale and Leaseback Transaction not involving a Capital Lease, the then present value of the minimum rental obligations under such Sale and Leaseback Transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the rental payments at the actual interest factor included in such payments or, if such interest factor cannot be readily determined, at the rate per annum that would be applicable to a Capital Lease of the Borrower having similar payment terms. The amount of any rental payment required to be made under any such Sale and Leaseback Transaction not involving a Capital Lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges, whether or not characterized as rent. Any determination of any rate implicit in the terms of a Capital Lease or a lease in a Sale and Leaseback Transaction not involving a Capital Lease made in accordance with generally accepted financial practices by the Borrower shall be binding and conclusive absent manifest error.

“Automatic Stay” shall mean the automatic stay imposed under Section 362 of the Bankruptcy Code.

“Average Weekly Transitioned Prescription File Count” means, with respect to any Specified Prescription File Store, an amount equal to (a) the aggregate number of Transitioned Prescription Files (if any) included as Eligible Script Lists during the twelve (12) fiscal months ended immediately prior to the closing of such Specified Prescription File Store divided by (b) fifty-two (52).

“Average Weekly Retention Rate” means, for any applicable period, with respect to the aggregate amount of Transitioned Prescription Files from any Specified Prescription File Store, the percentage derived by dividing (a) the average weekly number of Transitioned Prescription Files of such Specified Prescription File Store that are utilized by customers in another Store of a Subsidiary Loan Party (other than a Specified Prescription File Store) for such period by (b) the Average Weekly Transitioned Prescription File Count of such Specified Prescription File Store.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” shall have the meaning assigned to such term in the preliminary statements hereto.

“Bankruptcy Proceeding” means any proceeding under any Debtor Relief Law.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as in effect from time to time and applicable to the Chapter 11 Case.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning specified in Section 5.01.

“Borrowing” means a Loan of the same Type made, converted or continued on the same date and, in the case of a Term SOFR Loan, as to which a single Interest Period is in effect.

“Borrowing Base Amount” means an amount equal to the sum, without duplication, of the following:

(a)            the Accounts Receivable Advance Rate multiplied by the face amount of Eligible Accounts Receivable; plus

(b)            the Scripts Availability; plus

(c)            the ABL DIP FILO Suppressed Availability; minus

(d)            Realty Reserves established by the Administrative Agent, in accordance with Section 2.20, in the exercise of its commercially reasonable judgment; minus

(e)            any other reserves established by the Administrative Agent, in accordance with Section 2.20, in the exercise of its commercially reasonable judgment.

The Borrowing Base Amount shall be computed and reported weekly with respect to Eligible Accounts Receivable and Eligible Script Lists, in each case in accordance with Sections 2.20 and 5.01(f). The Borrowing Base Amount at any time in effect shall be determined by reference to the Borrowing Base Certificate most recently delivered pursuant to Section 5.01(f), giving effect to reserves effected pursuant to Section 2.20 after the date of delivery thereof.

“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit C or in such other form as the Administrative Agent may approve, which shall be certified as complete and correct by a Financial Officer of the Borrower.

“Borrowing Base Factors” means (a) [reserved], (b) factors affecting the saleability or collectability of Eligible Accounts Receivable or Eligible Script Lists, including in a liquidation, (c) factors affecting the market value of Eligible Accounts Receivable or Eligible Script Lists, (d) other impediments to the Collateral Agent’s ability to realize upon the Eligible Accounts Receivable or the Eligible Script Lists, (e) other factors affecting the credit value to be afforded the Eligible Accounts Receivable and the Eligible Script Lists, and (f) such other factors as the Administrative Agent from time to time determines in its commercially reasonable discretion as being appropriate to reflect criteria, events, conditions, contingencies or risks that adversely affect any component of the Borrowing Base Amount or to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, such Borrowing Base Factors may include, in the Administrative Agent’s commercially reasonable judgment acting in good faith (but are not limited to): (i) rent; (ii) [reserved]; (iii) outstanding taxes and other governmental charges, including ad valorem, real estate, personal property, sales and other taxes that may have priority over (or that is pari passu in priority to) the interests of the Collateral Agent in the Collateral; (iv) if a Default or an Event of Default then exists, salaries, wages and benefits due to employees of the Borrower or any Subsidiary, (v) customer credit liabilities (including in respect of customer deposits, gift cards, merchandise credit and loyalty rewards programs), (vi) [reserved], (vii) [reserved] and (viii) any administrative claims and priority claims in the Chapter 11 Case.

“Borrowing Request” means a notice of Borrowing pursuant to Section 2.03, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“BRG” means Berkeley Research Group, LLC.

“Budgeted Cash Receipts” means, for any period of determination, an amount equal to the sum of (a) the budgeted cash receipts aggregated in the line items “Total Receipts” (or words of similar import) and “Script Sales” (or words of similar import) for such period in the “WCF” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget, (b) the budgeted cash receipts aggregated in the line item “Total Receipts” (or words of similar import) for such period in the “TWCF – PBM” tab of the “Elixir TWCF” portion of the Approved Budget, and (c) the budgeted cash receipts aggregated in the line item “Total Receipts” (or words of similar import) for such period in the “TWCF – EIC” tab of the “Elixir TWCF” portion of the Approved Budget.

“Budgeted Net Cash Flow” means the sum of (a) for any period of determination with respect to the Loan Parties and their Subsidiaries (other than, in each case, the Elixir Subsidiaries), an amount equal to the budgeted net cash flow shown on the line item “Net Cash Flow” (or words of similar import) for such period in the “WCF” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget, (b) for any period of determination with respect to the Elixir Subsidiaries, the budgeted net cash flow of the Elixir Subsidiaries (other than Elixir Insurance Company) for such period, which corresponds to the line item “Net Operating Cash Flow” (or words of similar import) for such period in the “TWCF – PBM” tab of the “Elixir TWCF” portion of the Approved Budget, and (c) for any period of determination with respect to the Elixir Subsidiaries, the budgeted net cash flow of Elixir Insurance Company for such period, which corresponds to the line item “Net Operating Cash Flow” (or words of similar import) for such period in the “TWCF – EIC” tab of the “Elixir TWCF” portion of the Approved Budget.

“Budgeted Non-Operating Disbursement Amounts” means, for any period of determination, an amount equal to the sum of the budgeted non-operating disbursements described under the headings “Interest & Fees”, “Normal Course Professional Fees”, “Restructuring Professional Fees”, and “Other Non-Operating” (or words of similar import) for such period in the Approved Budget.

“Budgeted Operating Disbursement Amounts” means, for any period of determination, an amount equal to the sum of (a) the budgeted operating disbursements aggregated in the line item “Total Operating Disbursements” (or words of similar import) for such period in the “WCF” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget, (b) the budgeted operating disbursements aggregated in the line item “Total Operating Disbursements” (or words of similar import) for such period in the “TWCF – PBM” tab of the “Elixir TWCF” portion of the Approved Budget, and (c) the budgeted operating disbursements aggregated in the line item “Total Operating Disbursements” (or words of similar import) for such period in the “TWCF – EIC” tab of the “Elixir TWCF” portion of the Approved Budget.

“Budgeted Other Inventory Levels” means, as of any date of determination, the budgeted aggregate consolidated Other Inventory levels of the Loan Parties as of such date, as set forth in the “Borrowing Base Summary” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget opposite the heading “Other Inventory Balance” (or words of similar import).

“Budgeted Other Inventory Receipts” means, for any period of determination, the budgeted amount of the value, determined at cost, of all Other Inventory to be received by the Loan Parties during such period, as set forth in the “Inventory Purchases Summary” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget opposite the heading “DSD Other & Warehouse Purchases” (or words of similar import).

“Budgeted Pharmaceutical Inventory Levels” means, as of any date of determination, the budgeted aggregate consolidated Pharmaceutical Inventory levels of the Loan Parties as of such date, as set forth in the “Borrowing Base Summary” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget opposite the heading “Pharmacy Inventory Balance” (or words of similar import).

“Budgeted Pharmaceutical Inventory Receipts” means, for any period of determination, the budgeted amount of the value, determined at cost, of all Pharmaceutical Inventory to be received by the Loan Parties during such period, as set forth in the “Inventory Purchases Summary” tab of the “Retail & Corp Bank TWCF” portion of the Approved Budget opposite the heading “Purchases [DSD McKesson]” (or words of similar import).

“Business Acquisition” means (a) an Investment by the Borrower or any of the Subsidiaries in any other Person (including an Investment by way of acquisition of debt or equity securities of any other Person) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of the Subsidiaries or (b) an acquisition by the Borrower or any of the Subsidiaries of the property and assets of any Person (other than the Borrower or any of the Subsidiaries) that constitute substantially all of the assets of such Person or any division or other business unit of such Person.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York City or Boston, Massachusetts are authorized or required by law to close.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet; provided, that notwithstanding the foregoing, only those leases (assuming for purposes hereof that such leases were in existence prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”) that would have constituted Capitalized Leases or financing leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”, shall be considered Capitalized Leases or financing leases hereunder, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (other than the financial statements delivered pursuant to Section 5.01 of this Agreement).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, which obligations should be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve Out” has the meaning assigned to the term “Carve Out” in the Financing Order.

“Carve Out Trigger Notice” has the meaning assigned to such term in the Financing Order.

“Case Professionals” means the Loan Parties’ and any Statutory Committee’s professionals, including the Company Financial Advisors, retained by any of them by final order of the Bankruptcy Court (which order has not been reversed, vacated or stayed unless such stay is no longer effective) under Section 327, 330 or 1103(a) of the Bankruptcy Code.

“Cash Management Order” means the order of the Bankruptcy Court entered in the Chapter 11 Case, substantially in the form of Exhibit H and/or otherwise in form and satisfactory to the Loan Parties and the Administrative Agent, together with all extensions, modifications and amendments that are in form and substance acceptable to the Loan Parties and the Administrative Agent, which, among other matters, authorizes the Loan Parties to use their cash management system and treasury arrangements.

“Cash Management System” shall have the meaning assigned to such term in the Security Agreement.

“Cash Sweep Period” shall have the meaning assigned to such term in the Security Agreement.

“Casualty/Condemnation” means any event that gives rise to Casualty/ Condemnation Proceeds.

“Casualty/Condemnation Proceeds” means:

(a)            any insurance proceeds under any insurance policies or otherwise with respect to any casualty or other insured damage to any properties or assets of the Borrower or the Subsidiaries; and

(b)            any proceeds received by the Borrower or any Subsidiary in connection with any action or proceeding for the taking of any properties or assets of the Borrower or the Subsidiaries, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any similar public improvement or condemnation proceeding;

minus, in each case (i) any fees, commissions and expenses (including the costs of adjustment and condemnation proceedings) and other costs paid or incurred by the Borrower or any Subsidiary in connection therewith and (ii) the amount of any Indebtedness (or Attributable Debt), other than the Obligations, together with premium or penalty, if any, and interest thereon (or comparable obligations in respect of Attributable Debt), that is secured by a Lien on (or if Attributable Debt, the lease of) the properties or assets in question with priority (with respect to such properties or assets) over the Term Loan Lien, any applicable Lien of the ABL DIP Agent created under the ABL DIP Loan Documents and any applicable Lien of the holders of the Existing Split-Priority Indebtedness (or their debt representative), that is, subject to the terms of the Financing Order, required to be repaid as a result of the receipt by the Borrower or a Subsidiary of such payments or proceeds.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the Closing Date) of 40% or more of the outstanding shares of common stock of the Borrower; (b) at the end of any period of 12 consecutive calendar months, the occupation of a majority of the seats on the board of directors of the Borrower by Persons who were not members of the board of directors of the Borrower on the first day of such period (other than any new directors whose election or appointment by such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved); or (c) the occurrence of a “Change of Control”, as defined in any indenture or other agreement that governs the terms of any Material Indebtedness.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and each request, rule, guideline or directive thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) above be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Chapter 11 Case” shall have the meaning assigned to such term in the preliminary statements hereto.

“Chapter 11 Case Milestones” shall have the meaning assigned to such term in Section 5.20.

“Charges” has the meaning assigned to such term in Section 9.14.

“CLO” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Closing Date” means October [●], 2023.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” and “Mortgaged Property” or other similar terms referred to in the Collateral Documents and all of the other property of the Loan Parties that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties; provided that, without limiting the foregoing, (a) all of the property constituting (i) ABL DIP Collateral and/or (ii) Split-Lien Collateral, shall, in each case, be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties and (b) such term shall also include all “DIP Shared Collateral” and “DIP Term Loan Exclusive Collateral” under and as defined in the Financing Order.

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Collateral and Guarantee Requirement” means the requirement that:

(a)            the Collateral Agent shall have received from the Borrower and each Subsidiary Loan Party either (i) a counterpart of, or a supplement to, each Collateral Document duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, a supplement to each applicable Collateral Document, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(b)            (i) the Administrative Agent shall be satisfied that, subject to the Financing Order and terms thereof, the Collateral Documents (including the Financing Order) shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest and Lien upon the Collateral, with the priority set forth in the Financing Order, (ii) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agents to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement and the Collateral Documents (including the Financing Order), shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording, and (iii) the Agents shall have been provided with all authorizations, consents and approvals from each Loan Party, Governmental Authority and other Person reasonably requested by it to file, record or register all documents and instruments referred to in clause (b)(ii) of this definition; and

(c)            each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party and the granting by it of the Liens thereunder.

“Collateral Documents” means the Financing Order, the Security Agreement, the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto), the Real Property Collateral Deliverables, and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Loan Party pursuant to any of the foregoing or pursuant to any Loan Document for purposes of providing collateral security or credit support for any Obligation or obligation under the Guarantee Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans on the Closing Date to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company Financial Advisors” means (a) Alvarez & Marsal North America, LLC, as financial and restructuring advisor to the Loan Parties, or any other financial/restructuring advisor reasonably acceptable to the Administrative Agent and (b) Guggenheim Securities, LLC, as investment banker to the Loan Parties, or any other investment banker reasonably acceptable to the Administrative Agent.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit E or in such other form as the Administrative Agent may approve, which shall be certified as complete and correct by a Financial Officer of the Borrower.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary, after consultation with the Borrower, in connection with the administration of this Agreement or any other Loan Document); provided that, notwithstanding anything herein to the contrary, no “Conforming Changes” shall result in any material effect on the timing or amount of payments or borrowings.

“Consolidated Subsidiary” means, with respect to any Person, at any date, any Subsidiary or other entity the accounts of which would, in accordance with GAAP, be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Debt” means any debt security of the Borrower issued in the capital markets which, by its terms, may be converted or exchanged, in whole or part, at the option of the holder thereof into common Equity Interests of the Borrower.

“Covered Party” has the meaning assigned to such term in Section 9.23(a).

“Credit Card Accounts Receivable” means any Account due to any Subsidiary Loan Party from a credit card or debit card issuer or processor arising from purchases made on the following credit cards or debit cards: Visa, MasterCard, American Express, Diners Club, Discover, JCB, Carte Blanche and such other credit cards or debit cards as the Administrative Agent shall approve in its commercially reasonable judgment from time to time, in each case which have been earned by performance by such Subsidiary Loan Party but not yet paid to such Subsidiary Loan Party by the credit card or debit card issuer or the credit card or debit card processor, as applicable.

“Cumulative Four-Week Period” means, as of any date of determination thereof, the four-week period up to and through the Saturday of the most recent week then ended, or if a four-week period has not then elapsed from the Petition Date, such shorter period since the Petition Date through the Saturday of the most recent week then ended.

“Cumulative Period” means, as of any date of determination thereof, the period from the Petition Date through the Saturday of the most recent week ended.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date by the SOFR Administrator on the SOFR Administrator’s Website.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that has failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, in either case, within two (2) Business Days of the date required to be funded or paid. Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” shall have the meaning assigned to such term in the Security Agreement.

“Disqualified Institution” means:

(a)            any Person that is a competitor of the Borrower and identified by legal name by the Borrower in good faith in writing to the Administrative Agent from time to time after the Closing Date; and

(b)            any Affiliate of any Person described in clause (a) that is readily identifiable as such solely on the basis of its names (other than, solely in the case of Affiliates of any Person described in the foregoing clause (a), any such Affiliate that is a bank, financial institution or debt fund that regularly invest in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor make investment decisions);

provided that in no event shall any update to the list of Disqualified Institutions (i) be effective prior to two (2) Business Days after receipt thereof by the Administrative Agent or (ii) apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest under this Agreement or that is party to a pending trade; provided, however, that such Persons shall be prohibited from acquiring any additional assignment or participation interest under this Agreement following the effectiveness of such Person’s designation as a Disqualified Institution.

“Disqualified Preferred Stock” means Preferred Stock of the Borrower that is not Qualified Preferred Stock.

“dollars” and “$” each refer to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning set forth in Section 9.21.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Accounts Receivable” means, at any date of determination, all Accounts (other than Credit Card Accounts Receivable) of the Subsidiary Loan Parties that satisfy at the time of creation and continue to meet the same at the time of such determination the usual and customary eligibility criteria established from time to time by the Administrative Agent (after consultation with the Borrower) in its commercially reasonable judgment. On the Closing Date, those criteria are:

(a)            such Account constitutes an “Account” within the meaning of the UCC;

(b)            all payments on such Account are by the terms of such Account due not later than 90 days after the date of service (i.e., the transaction date) and are otherwise on terms that are normal and customary in the business of the Borrower and the Subsidiaries;

(c)            such Account has been billed and has not remained unpaid for more than 120 days following the date of service;

(d)            such Account is denominated in dollars;

(e)            such Account arose from a completed, outright and lawful sale of goods or the completed performance of services by the applicable Subsidiary Loan Party and accepted by the applicable Account Debtor, and the amount of such Account has been properly recognized as revenue on the books of the applicable Subsidiary Loan Party;

(f)            such Account is owned solely by a Subsidiary Loan Party;

(g)            the proceeds of such Account are payable solely to a Deposit Account which (i) is under the control of the Collateral Agent or the ABL DIP Agent and (ii) has not been released or transferred in accordance with Section 5.16 or otherwise;

(h)            such Account arose in the ordinary course of business of the applicable Subsidiary Loan Party;

(i)              not more than 50% of the aggregate amount of Accounts from the same Account Debtor and any Affiliates thereof remain unpaid for more than 120 days following the date of service;

(j)             such Account (i) does not arise under any (x) Medicare program or (y) any Medicaid program of any State which may limit recovery upon any such Account upon any Bankruptcy Proceeding related to a Subsidiary Loan Party (including Hawaii, Illinois, Minnesota, Montana, New Mexico and Ohio) and (ii) is not due from any Governmental Authority (other than from any Medicaid program of any State, except to the extent excluded pursuant to clause (j)(y) above);

(k)            to the knowledge of the Borrower and the Subsidiaries, no event of death, bankruptcy, insolvency or inability to pay creditors generally of the Account Debtor of such Account has occurred, and no notice thereof has been received;

(l)             payment of such Account is not being disputed by the Account Debtor thereof and is not subject to any material bona fide claim, counterclaim, offset or chargeback;

(m)            such Account complies in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;

(n)            with respect to such Account, the Account Debtor (i) is organized in the United States (or, if such Account Debtor is not organized in the United States, such Account is supported by a letter of credit approved by the Administrative Agent in favor of the applicable Subsidiary Loan Party), and (ii) is not an Affiliate or Subsidiary or an Affiliate of any of the Loan Parties;

(o)            such Account (i) is subject to a perfected first-priority security interest in favor of the Collateral Agent pursuant to the Collateral Documents (subject to any Permitted Encumbrances; provided that the Administrative Agent shall have established appropriate reserves against the Borrowing Base Amount (as determined by the Administrative Agent in the exercise of its commercially reasonable judgment) with respect to any Permitted Encumbrances ranking senior to or pari passu with the Liens of the Collateral Agent, in an amount not to exceed the claims secured by such Permitted Encumbrances) and (ii) is not subject to any other Lien (other than (x) any Lien created pursuant to the Loan Documents, the ABL DIP Loan Documents, the ABL Pre-Petition Senior Loan Documents, documents evidencing the Existing Split-Priority Indebtedness or (y) Permitted Encumbrances (provided that the Administrative Agent may establish appropriate reserves against the Borrowing Base Amount (as determined by the Administrative Agent in the exercise of its commercially reasonable judgment) with respect to any Permitted Encumbrances, in an amount not to exceed the claims secured by such Permitted Encumbrances));

(p)            with respect to any such Account for an amount greater than $5,000,000, the Account Debtor has not been disapproved by the Required Lenders (based, on the Required Lenders’ reasonable judgment, upon the creditworthiness of such Account Debtor);

(q)            the representations and warranties contained in the Loan Documents with respect to such Account are true and correct in all material respects;

(r)             such Account does not consist of amounts due from vendors as rebates or allowances or reflect finance charges;

(s)            such Account is not due from an Account Debtor which is the subject of a Bankruptcy Proceeding or that is a Sanctioned Person; and

(t)             such Account is in full force and effect and constitutes a legal, valid and binding obligation of the Account Debtor, enforceable against such Account Debtor in accordance with its terms and the applicable Subsidiary Loan Party’s right to receive payment in respect of such Account is not contingent upon the fulfillment of any condition whatsoever.

“Eligible Script Lists” means, at any date of determination, all Prescription Files owned and maintained on such date by the Subsidiary Loan Parties setting forth Persons (and addresses, telephone numbers or other contact information therefor) who currently purchase or otherwise obtain, in any Store owned or operated by any Subsidiary Loan Party, medication required to be dispensed by a licensed professional; provided that Eligible Script Lists shall not include any Prescription File if:

(a)            such Prescription File is located or otherwise maintained at premises other than those owned, leased or licensed and, in each case, controlled by a Subsidiary Loan Party;

(b)            such Prescription File (i) is not subject to a perfected first-priority security interest in favor of the Collateral Agent pursuant to the Collateral Documents (subject to any Permitted Encumbrances; provided that the Administrative Agent shall have established appropriate reserves (as determined by the Administrative Agent in the exercise of its commercially reasonable judgment) with respect to any Permitted Encumbrances ranking senior to or pari passu with the Liens of the Collateral Agent, in an amount not to exceed the claims secured by such Permitted Encumbrances), or (ii) is subject to any Lien whatsoever (other than (x) any Lien created pursuant to the Loan Documents, the ABL DIP Loan Documents, the ABL Pre-Petition Senior Loan Documents, documents evidencing the Existing Split-Priority Indebtedness or (y) Permitted Encumbrances (provided that the Administrative Agent may establish appropriate reserves (as determined by the Administrative Agent in the exercise of its commercially reasonable judgment) with respect to any Permitted Encumbrances, in an amount not to exceed the claims secured by such Permitted Encumbrances));

(c)            such Prescription File is related to a location referred to in clause (a) that has closed for business, except to the extent such Prescription File (x) has been utilized by the applicable customer at another operating Store location or (y) such Prescription File constitutes a Transitioned Prescription File;

(d)            Transitioned Prescription Files; provided that, until a period of twelve (12) fiscal months has elapsed since the closure of any Specified Prescription File Store, the Annualized Transitioned Prescription File Amount for such Specified Prescription File Store may be included as Eligible Script Lists (subject to compliance with the other requirements of this definition (other than clause (c) hereof));

(e)            such Prescription File is not of a type included in an appraisal of Prescription Files received by the Administrative Agent from time to time in accordance with this Agreement; or

(f)             such Prescription File is not in a form that may be sold or otherwise transferred or is subject to regulatory restrictions prohibiting the sale or transfer thereof.

For the avoidance of any doubt, Eligible Script Lists shall not include (x) any Prescription Files previously sold or disposed of or (y) any Prescription Files maintained at a Specified Prescription File Store (except to the extent constituting a Transitioned Prescription File, limited in all cases to the Transitioned Prescription Files Amount).

“Eligible Script Lists Value” means, at any date of determination, the product of (a) the average, orderly liquidation value of such Eligible Script Lists, on a per Prescription File basis, net of (to the extent not given effect in the ordinary liquidation value) operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, as reasonably determined from time to time by reference to the most recent appraisal of Prescription Files received by the Administrative Agent that is conducted by an independent appraiser satisfactory to the Administrative Agent, multiplied by (b) the number of Prescription Files in such Eligible Script Lists for the twelve (12) fiscal months most recently ended; provided, however, that the amount of Transitioned Prescription Files included in the determination of Eligible Scripts Lists Value shall equal Transitioned Prescription Files Amount.

“Elixir Business Segment” means the business segment owned and operated by the Elixir Subsidiaries.

“Elixir Insurance Company” means Elixir Insurance Company, an Ohio corporation.

“Elixir Monetization Event” means a factoring transaction or securitization arrangement with respect to, or a financing secured by, the Specified Elixir Assets.

“Elixir Subsidiaries” means, collectively, Hunter Lane, LLC and its direct and indirect Subsidiaries.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to pollution or protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters (regarding exposure to Hazardous Materials).

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to its withdrawal or partial withdrawal from any Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability on it or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; or (h) the existence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination by the PBGC of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Subsidiary” means each Subsidiary listed on Schedule 1.01(a) hereto; provided that (a) any Subsidiary that Guarantees any other Material Indebtedness of the Borrower shall not be deemed to be an “Excluded Subsidiary”, and (b) any Subsidiary that incurs Material Indebtedness (other than Indebtedness owing to the Borrower or any of its Subsidiaries) shall not be deemed to be an “Excluded Subsidiary”, to the extent any such Material Indebtedness is guaranteed by the Borrower or any Subsidiary Loan Party.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income Taxes imposed on (or measured by) its net income (however denominated) or franchise Taxes, in each case, (i) imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding Tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Non-Guaranteed Indebtedness” means Indebtedness outstanding as of the Petition Date under the Existing Non-Guaranteed Indentures.

“Existing Non-Guaranteed Indentures” means, collectively, (a) the 2027 7.70% Note Indenture and (b) the 2028 6.875% Note Indenture.

“Existing Split-Priority Indebtedness” means Indebtedness outstanding as of the Petition Date under the Existing Split-Priority Indentures.

“Existing Split-Priority Indentures” means, collectively, (a) the 2025 7.500% Note Indenture and (b) the 2026 8.000% Note Indenture.

“Facility” means, at any time (a) prior to the funding of the Term Loans on the Closing Date, the Total Commitments of the Lenders at such time and (b) the aggregate outstanding principal amount of the Term Loans made to the Borrower by the Lenders at such time. The aggregate principal amount of the Facility as of the Closing Date is $200,000,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of the Closing Date, among the Borrower, the Administrative Agent and the other parties thereto.

“Final Financing Order” means, the order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be in form and substance satisfactory to the Loan Parties and the Administrative Agent, and from which no appeal or motion to reconsider has been filed, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Loan Parties and the Administrative Agent.

“Final Order Entry Date” means the date on which the Bankruptcy Court enters the Final Financing Order.

“Financial Officer” means with respect to any Person, the chief financial officer, principal accounting officer, treasurer, vice president of financial accounting, vice president (or more senior level officer) of finance or accounting, senior director of treasury or controller of such Person. Any document delivered hereunder that is signed by a Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Financial Officer, shall be conclusively presumed to have acted on behalf of such Loan Party.

“Financing Order” means, as the context may require, the Interim Financing Order or the Final Financing Order, whichever is then applicable.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, any Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, any Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Government Lockbox Account” shall have the meaning assigned to such term in the Security Agreement.

“Government Lockbox Account Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Government Lockbox Account Bank” shall have the meaning assigned to such term in the Security Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Ground-Leased Real Property” means real property that is ground leased by a Loan Party pursuant to a Real Estate Lease and a Loan Party owns the improvements on such real property, including all such real property described on Schedule 3.05(a)(3).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means that certain Debtor-In-Possession Subsidiary Guarantee Agreement, dated as of the Closing Date, made by the Loan Parties (including additional Loan Parties that become parties thereto in accordance with the terms thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (a) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances, or (b) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Persons, provided that the amount of such Indebtedness will be the lesser of the fair market value of such property and the amount of Indebtedness of such other Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Preferred Stock valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, or upon the mandatory redemption, repayment or repurchase thereof and (ii) the maximum liquidation preference of such Disqualified Preferred Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Indemnity, Subrogation and Contribution Agreement” means the Debtor-In-Possession Indemnity, Subrogation and Contribution Agreement, dated as of the Closing Date, among the Borrower, the Subsidiary Loan Parties (including additional Subsidiary Loan Parties becoming party thereto in accordance with the terms thereof) and the Collateral Agent.

“Ineligible Person” has the meaning assigned to such term in Section 9.04(b)(ii)(E).

“Information” has the meaning assigned to such term in Section 9.13.

“Information Certificate” means a certificate in the form of Schedule 4 to the Security Agreement or any other form approved by the Agents.

“Intellectual Property” shall have the meaning set forth in the Security Agreement.

“Intercompany Inventory Purchase Agreement” means the Intercompany Inventory Purchase Agreement dated as of December 18, 2018 (as amended), among the Borrower, Rite Aid Hdqtrs. Corp., the Distribution Subsidiaries as defined and named therein and the Operating Subsidiaries as defined and named therein.

“Interest Election Request” means a notice of (a) a conversion of Term Loans from one Type to the other or (b) a continuation of Term SOFR Loans, in each case, pursuant to Section 2.07, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each calendar month and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part.

“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date such Term SOFR Borrowing is disbursed or converted or continued as a Term SOFR Borrowing and ending on the date that is one month thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day (unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period of one month that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Financing Order” means the order of the Bankruptcy Court entered in the Chapter 11 Case after an interim hearing, substantially in the form attached hereto as Exhibit G and/or otherwise in form and substance satisfactory to the Loan Parties and the Administrative Agent, together with all extensions, modifications, and amendments thereto approved by the Borrower and the Administrative Agent.

“Investment” by any Person in any other Person means (a) any direct or indirect loan, advance or other extension of credit, assumption of debt, or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (b) any direct or indirect purchase or other acquisition of any Equity Interests, bond, note, debenture or other debt or equity security or evidence of Indebtedness, or any other ownership interest (including, any option, warrant or any other right to acquire any of the foregoing), issued by such other Person, whether or not such acquisition is from such or any other Person, (c) any direct or indirect payment by such Person on a Guarantee of or for the account of such other Person or any direct or indirect issuance by such Person of such a Guarantee (provided, however, that for purposes of Section 6.04, payments under Guarantees not exceeding the amount of the Investment attributable to the issuance of such Guarantee will not be deemed to result in an increase in the amount of such Investment), or (d) any Business Acquisition. Any repurchase by the Borrower of its own Equity Interests or Indebtedness shall not constitute an Investment for purposes of this Agreement. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“Joint Venture” means, with respect to any Person, at any date, any other Person in whom such Person directly or indirectly holds an Investment consisting of an Equity Interest, and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person, if such statements were prepared in accordance with GAAP as of such date.

“Lender Group Consultants” has the meaning assigned to such term in Section 5.18(b).

“Lenders” shall have the meaning assigned to such term in the preamble to this Agreement and shall include any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or otherwise in accordance with the terms of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by any Agent of those rights and remedies of the Agents under the Loan Documents and applicable law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any or all of the Loan Parties, acting with the consent of the Agents, of any public, private or “Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Documents” means this Agreement, the Fee Letter, the ABL DIP Intercreditor Agreement, all Borrowing Base Certificates, all Compliance Certificates (including all Approved Budget Variance Reports attached thereto), the Information Certificate, any promissory notes issued to any Lender pursuant to this Agreement, the Collateral Documents, and any other agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the Term Loans and the Protective Advances.

“Lockbox Account” shall have the meaning assigned to such term in the Security Agreement.

“Margin Stock” means “margin stock”, as such term is defined in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Loan Document to which it is a party or (c) the legality, validity or enforceability of the Loan Documents (including the validity, enforceability or priority of security interests granted thereunder) or the rights of or benefits or remedies available to the Lenders under any Loan Document. Notwithstanding the foregoing, (i) the filing of the Chapter 11 Case (and any defaults under pre-petition agreements, so long as the exercise of remedies as a result of such defaults are subject to the Automatic Stay or such agreements are voided or invalidated by the Bankruptcy Court) and (ii) the incurrence of any Pre-Petition claim or liability that is unsecured and junior in priority to the Obligations, will, individually and collectively, each not be deemed to have a Material Adverse Effect.

“Material Indebtedness” means (a) the Indebtedness of the Borrower or the Subsidiaries arising under the ABL DIP Loan Documents and (b) Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or the Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of this definition, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the earliest of (x) October [●], 20241; provided that, if any such date is not a Business Day, the Maturity Date shall be deemed to be the next preceding Business Day, (y) the Maturity Date under and as defined in the ABL DIP Loan Agreement and (z) the date that the “Obligation Payment Date” under (and as defined in) the ABL DIP Loan Agreement has occurred.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

1 Note to Draft – One year from Closing Date.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its business of rating debt securities.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee mortgages, deeds of trust, deeds and other similar security documents executed by a Loan Party that purport to grant a Lien to the Collateral Agent (or a trustee for the benefit of the Collateral Agent) for the benefit of the Secured Parties in any real estate, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)            with respect to any Asset Sale (other than in connection with an Elixir Monetization Event), an amount equal to the cash proceeds received by the Borrower or any of the Subsidiaries from or in respect of such Asset Sale (including, when received, any cash proceeds received in respect of any noncash proceeds of any Asset Sale), less the sum of the following:

(i)            reasonable costs and expenses paid or incurred in connection with such transaction, including any underwriting brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses (including title and recording expenses, associated therewith); and

(ii)            the amount of any Indebtedness (or Attributable Debt), together with premium or penalty, if any, and accrued interest thereon (or comparable obligations in respect of Attributable Debt) secured by a Lien on (or if Attributable Debt, the lease of) any asset disposed of in such Asset Sale and discharged from the proceeds thereof, but only to the extent such Lien has priority over the Term Loan Lien with respect to such assets;

(b)            with respect to the proceeds received by the Borrower or a Subsidiary from or in respect of an issuance of Indebtedness for borrowed money, of equity securities, or of equity-linked (e.g., trust preferred) securities (other than, in any event, the proceeds of any Elixir Monetization Event), an amount equal to the cash proceeds received by the Borrower or any of the Subsidiaries from or in respect of such issuance, less any reasonable transaction costs, including investment banking and underwriting fees, discounts and commissions and any other expenses (including legal fees and expenses) reasonably incurred by such Person in respect of such issuance;

(c)            with respect to a Casualty/Condemnation, the amount of Casualty/Condemnation Proceeds; and

(d)            with respect to any Elixir Monetization Event (whether by Asset Sale, incurrence of Indebtedness or otherwise), an amount equal to the cash proceeds received by the Borrower or any of the Subsidiaries from or in respect of such Elixir Monetization Event, less the sum of the following:

(i)            reasonable transaction costs and expenses paid or incurred in connection with such Elixir Monetization Event, including (A) investment banking and underwriting fees, discounts and commissions, (B) brokerage or other customary selling commissions, and (C) any other expenses (including legal and advisory fees and expenses) reasonably incurred; and

(ii)           an amount of proceeds reasonably acceptable to the Administrative Agent permitted to remain at Elixir Insurance Company.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligation Payment Date” means the date on which (a) the Obligations have been indefeasibly paid in full in cash (other than contingent indemnification obligations and other obligations of the Loan Parties that expressly survive the termination of the Loan Documents for which no claim has been asserted) and (b) all lending commitments under this Agreement and the other Loan Documents have been terminated.

“Obligations” means (a) the principal of each Loan made under this Agreement, (b) all interest on the loans, fees, indemnification and other obligations under this Agreement, (including any interest, fees and other amounts which accrue after the commencement of any case, proceeding or other action relating to a Bankruptcy Proceeding of the Borrower or any Subsidiary Loan Party, whether or not allowed or allowable, in whole or in part, as a claim in such Bankruptcy Proceeding), (c) all other amounts payable by the Borrower or any Subsidiary under the Loan Documents and (d) all increases, renewals, extensions and Refinancings of the foregoing.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Inventory” means all inventory other than Pharmaceutical Inventory.

“Other Taxes” means any and all present or future recording, filing, stamp, court or documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Owned Real Property” means real property that a Loan Party owns in fee simple absolute, including all such real property described on Schedule 3.05(a)(2).

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Disposition” means any of the following:

(a)            dispositions of inventory at retail, cash, cash equivalents and other cash management investments and obsolete, unused, uneconomic or unnecessary equipment or inventory, or other assets, in each case in the ordinary course of business;

(b)            a disposition to a Subsidiary Loan Party (other than a disposition of real estate), provided that if the property subject to such disposition constitutes Collateral immediately before giving effect to such disposition, such property continues to constitute Collateral subject to the Term Loan Lien;

(c)            a sale or discount, in each case without recourse and in the ordinary course of business, of overdue Accounts arising in the ordinary course of business, but only to the extent such Accounts are no longer Eligible Accounts Receivable and such sale or discount is in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale); and

(d)            non-exclusive licenses of Intellectual Property of the Borrower or any Subsidiary in the ordinary course of business, which do not interfere, individually or in the aggregate in any material respect with the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole, and leases, assignments or subleases in the ordinary course of business.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.05;

(c)            subject to the Financing Order and the terms thereof, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)            subject to the Financing Order and the terms thereof, deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            judgment liens in respect of Post-Petition judgments that do not constitute an Event of Default under Section 7.01(k);

(f)            easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not (i) materially detract from the value of the affected property or (ii) materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)            any zoning, land use, environmental or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not (i) materially detract from the value of the affected property or (ii) materially interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries;

(h)            licenses, sublicenses, leases or subleases granted in the ordinary course of business with respect to real property and, to the extent constituting a Lien, the Real Estate Leases for Ground-Leased Real Property;

(i)             landlord Liens arising by law securing obligations that are not overdue by more than sixty (60) days or that are being contested in good faith by appropriate proceedings;

(j)             Liens arising from precautionary UCC filings regarding operating leases or the consignment of goods to the Borrower or any Subsidiary;

(k)            Liens arising by virtue of statutory or common law provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of set off or similar rights and remedies with respect to deposit accounts or securities accounts or other funds or assets maintained with depository institutions and securities intermediaries;

(l)             Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable by, or customary deposits or reserves held by, such credit card or debit card processor;

(m)           Liens in favor of customs and revenues authorities imposed by applicable laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(n)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o)            any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses (including software and other technology licenses) entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and

(p)            to the extent existing as of the Petition Date, any encumbrance or restriction (including put and call arrangements) contained in the applicable organizational documents with respect to Equity Interests of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar arrangement;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means any investment by any Person in (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (b) commercial paper rated at least A-1 by S&P and P-1 by Moody’s at the time of acquisition thereof, (c) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized or licensed under the laws of the United States or any state thereof and at the time such deposit is made or certificate of deposit issued, has capital, surplus and undivided profits aggregating at least $500,000,000, (d) repurchase agreements with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above at the time such repurchase agreement is entered into, provided in each case that such investment matures within one year from the date of acquisition thereof by such Person or (e) money market mutual funds at least 80% of the assets of which are held in investments referred to in clauses (a) through (d) above determined at the time of such investment (except that the maturities of certain investments held by any such money market funds may exceed one year so long as the dollar-weighted average life of the investments of such money market mutual fund is less than one year).

“Permitted Prior Lien” means any Lien permitted by the ABL Pre-Petition Credit Agreement, to the extent any such permitted Lien is valid, binding, enforceable, properly perfected, non-avoidable and senior in priority to the Liens securing the ABL Pre-Petition Senior Obligations as of the Petition Date.

“Permitted Real Estate Disposition” means (a) the sale of the Owned Real Property located at (i) 1426 Mount Ephraim Avenue, Camden, NJ, (ii) 7796 Munson Road, Mentor, OH, (iii) 5272 Torresdale Avenue, Philadelphia, PA and (iv) 7301-7303 Frankford Avenue, Philadelphia, PA, in each case, in accordance with and as set forth in the applicable sale agreements for each property in the forms delivered to the Administrative Agent prior to the Closing Date (and without any material amendments thereto unless otherwise approved by the Administrative Agent in its reasonable discretion) and only so long as the Net Cash Proceeds thereof are used to prepay the Loans as required under Section 2.11(d) and (b) the sale or other transfer of other real property and related improvements, including Sale and Leaseback Transactions, so long as (i) the consideration for such sale is at least equal to the greater of (x) the fair market value of such real property (measured at the time of contractually agreeing to such sale) or (y) the value corresponding to such real property as shown in the column titled “Est. Property Value AS IS Occupied” on the tab titled “Summary” on Exhibit I (it being understood and agreed that if there is no value corresponding to such real property on Exhibit I, then the consideration for such sale must be at least the fair market value of such real property), (ii) 100% of the consideration therefor shall consist of cash, (iii) such sale is to a non-affiliated third party, (iv) to the extent constituting a Sale and Leaseback Transaction, the applicable lease back to the relevant Loan Party in such Sale and Leaseback Transaction is on market terms (as reasonably determined by the Borrower in good faith), (v) the Net Cash Proceeds thereof are used to prepay the Loans as required under Section 2.11(d) and (vi) the terms and conditions applicable to such sale are reasonably acceptable to the Administrative Agent.

“Permitted Variance” has the meaning assigned to such term in Section 5.19(c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” shall have the meaning assigned to such term in the preliminary statements hereto.

“Pharmaceutical Inventory” means all inventory consisting of products that can be dispensed only on order of a licensed professional.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate has any liability or is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01(k).

“Post-Petition” means the time period commencing immediately upon the filing of the Chapter 11 Case.

“Preferred Stock” means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority, in respect of dividends or distributions upon liquidation, over some other class of capital stock issued by such corporation.

“Prepayment Event” means:

(a)            any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of the Borrower or any Subsidiary (including in connection with any Specified Sale Transaction and any Elixir Monetization Event), but excluding any sales, transfers or other dispositions described in clauses (a) and (d) of Section 6.05; or

(b)            any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary (including any Casualty/Condemnation); or

(c)            the incurrence by the Borrower or any Subsidiary of (i) any Indebtedness pursuant to an Elixir Monetization Event or (ii) any Indebtedness not permitted to be incurred under Section 6.02(a); or

(d)            without limiting or duplicating any of the foregoing, any other Elixir Monetization Event;

provided, however, “Prepayment Event” shall not include a Term Loan Exclusive Collateral Prepayment Event.

“Pre-Petition” means the time period ending immediately prior to the filing of the Chapter 11 Case.

“Prescription File” has the meaning specified in the Security Agreement.

“Prime Rate” means the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

“Prior Week” means, as of any date of determination, the immediately preceding week ended on a Saturday and commencing on the prior Sunday.

“Protective Advance” means any extension of credit hereunder that is made by the Administrative Agent, in its sole discretion, to:

(a)            maintain, protect or preserve the value of the Collateral and/or the Administrative Agent’s, Collateral Agent’s and the Secured Parties’ rights therein, including to preserve the Loan Parties’ business assets and infrastructure (such as the payment of insurance premiums, taxes, necessary suppliers, rent and payroll and to remediate Environmental Liabilities);

(b)            commence the exercise of remedies (such as in connection with foreclosing on a Mortgage);

(c)            fund an orderly liquidation or wind-down of the Loan Parties’ assets or business or a Bankruptcy Proceeding (including the Chapter 11 Case) (whether or not occurring prior to or after the commencement of any such Bankruptcy Proceeding);

(d)            enhance the likelihood of, or maximize, the repayment of the Obligations; or

(e)            pay any other amount chargeable to the Borrower or the other Loan Parties hereunder or under any other Loan Document;

provided that, at the time the Administrative Agent shall elect to make, or permit such Protective Advance to remain outstanding, such Protective Advance, together with all other Protective Advances then outstanding, shall not exceed $20,000,000.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01(k).

“QFC Credit Support” has the meaning assigned to such term in Section 9.23.

“Qualified Preferred Stock” means Preferred Stock of the Borrower that does not require any cash payment (including in respect of redemptions or repurchases), other than in respect of cash dividends, before the date that is six months after the Maturity Date.

“Real Estate Lease” means any agreement, whether written or oral, and all amendments, guaranties and other agreements relating thereto, pursuant to which a Loan Party is party for the purpose of using or occupying any real property for any period of time.

“Real Property Collateral Deliverables” means, collectively, each Mortgage and each Real Property Collateral Support Document.

“Real Property Collateral Support Documents” means, with respect to any real estate subject to a Lien in favor of the Collateral Agent pursuant to the Security Agreement, a Mortgage, or another Collateral Document, the deliveries and documents described on Annex II attached hereto, to the extent reasonably requested in writing by the Collateral Agent.

“Realty Reserves” means such reserves as may be established from time to time by the Administrative Agent in the exercise of its commercially reasonable judgment (a) to reflect the impediments to the Administrative Agent’s ability to realize upon any Owned Real Property, (b) to reflect claims, liabilities, costs and expenses that the Administrative Agent determines may need to be satisfied in connection with the realization upon any Owned Real Property (including, without limitation, maintenance, utilities, and insurance), or (c) to reflect the adverse impacts of any event or condition (including, without limitation, contractual arrangements that any Owned Real Property is subject to) which impair the value of such applicable Owned Real Property. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (i) reserves in respect of Environmental Liabilities, (ii) reserves for (A) municipal and state taxes and assessments, (B) repairs, and (C) remediation of title defects and (iii) reserves for Indebtedness secured by Liens having priority over the Lien of the Collateral Agent.

“Refinance” means, with respect to any issuance of Indebtedness, to replace, renew, extend, refinance, repay, refund, repurchase, redeem, defease or retire, or to issue Indebtedness in exchange or as a replacement therefor, including any successive Refinancing. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, consultants (including, in the case of the Administrative Agent, the Lender Group Consultants), service providers, representatives and advisors of such Person and such Person’s Affiliates.

“Remaining Annualized Period” means, with respect to any Specified Prescription File Store, for purposes of determining the Annualized Transitioned Prescription File Amount for such Specified Prescription File Store, the result of (a)(x) fifty-two (52) minus (y) the number of weeks that have elapsed since the date that such Specified Prescription File Store closed, divided by (b) fifty-two (52).

“Remedies Notice Period” means the “Remedies Notice Period” as such term is defined in the Financing Order.

“Reports” has the meaning assigned to such term in Section 8.07(b).

“Required Lenders” means, at any time (a) prior to the funding of the Term Loans on the Closing Date, Lenders holding Commitments aggregating more than fifty percent (50%) of the Total Commitments and (b) thereafter, Lenders whose percentage of the Total Outstandings aggregate more than fifty percent (50%) of such Total Outstandings; provided that, if at any time there are (x) two (2) Lenders that are unaffiliated, then Required Lenders shall also include both of such Lenders that are unaffiliated and (y) three (3) or more Lenders that are unaffiliated, then Required Lenders shall also include at least three (3) such Lenders that are unaffiliated.

“Rescindable Amount” has the meaning as defined in Section 2.18(d).

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means the chief executive officer, president, each executive vice president, each vice president, each Financial Officer, or other similar officer of a Loan Party (or, solely in the case of Health Dialog Services Corporation, secretary) and, solely for purposes of the delivery of secretary’s certificates and incumbency certificates pursuant to Section 4.01, each secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice or other certificate to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent or with the consent of the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, except dividends payable solely in shares of the Borrower’s common stock or Qualified Preferred Stock) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property, except payments made solely with common equity), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Restructuring Support Agreement” means a restructuring support agreement, by and among the Loan Parties, certain holders of the Existing Split-Priority Indebtedness and the other parties thereto, entered into after the Closing Date, which is upon terms and conditions acceptable to the Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its business of rating debt securities.

“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any office building (including its headquarters), distribution center, manufacturing plant, warehouse, Store, equipment or other property, real or personal, now or hereafter owned by the Borrower or a Subsidiary with the intention that the Borrower or any Subsidiary rent or lease the property sold or transferred (or other property of the buyer or transferee substantially similar thereto).

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) above that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated or blocked Persons maintained by OFAC, the U.S. Department of State, the United Nations, the United Kingdom or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned 50% or more directly or indirectly owned or controlled (individually or in the aggregate) by, or acting on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations, (c) His Majesty’s Treasury of the United Kingdom, or (d) the European Union.

“Scheduled Unavailability Date” has the meaning specified in Section 2.14(b)(ii).

“Script Lists Advance Rate” means 7.5%.

“Scripts Availability” means, at any time of determination of the Borrowing Base Amount, the product of (a) the Script Lists Advance Rate multiplied by (b) the Eligible Script Lists Value.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Parties” means collectively, the Administrative Agent, the Collateral Agent, the Lenders, each co-agent or sub-agent of any Agent, each other party to this Agreement other than any Loan Party, the beneficiaries of each indemnification or expense reimbursement obligation undertaken by the Borrower or any other Loan Party under any Loan Document, and the successors and permitted assigns of each of the foregoing.

“Security Agreement” means the Debtor-In-Possession Security Agreement, dated as of the Closing Date, among the Borrower, the Subsidiary Loan Parties (including additional Subsidiary Loan Parties that become parties thereto in accordance with the terms thereof) and the Collateral Agent, for the benefit of the Secured Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

“SOFR” means the Secured Overnight Financing Rate as administered by the SOFR Administrator.

“SOFR Adjustment” means 0.10% (10 basis points).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for SOFR identified as such by the SOFR Administrator from time to time.

“Specified Elixir Assets” means Medicare Part D payments owing to Elixir Insurance Company from the Center for Medicare & Medicaid Services (other than, for the avoidance of doubt, any such payments purchased prior to the Petition Date pursuant to Elixir Insurance Company’s existing receivables purchase arrangement).

“Specified Elixir Sale” means any sale or other disposition of (a) all or any portion of the Elixir Business Segment and/or (b) all or any of the Equity Interests of the Elixir Subsidiaries as a going concern under Section 363 of the Bankruptcy Code or otherwise. Any Specified Elixir Sale shall be conducted pursuant to bidding procedures, sales procedures, approval orders, purchase agreements, agency documents or other agreements, documents or instruments, as applicable, in form and substance and on terms satisfactory to the Administrative Agent.

“Specified Going Concern Sale” means a sale, in one or a series of related transactions, of all or substantially all of (or, if approved in writing by the Administrative Agent, certain of) the assets of the Loan Parties as a going concern under Section 363 of the Bankruptcy Code or otherwise. The Specified Going Concern Sale shall be conducted pursuant to bidding procedures, sales procedures, approval orders, purchase agreements, agency documents or other agreements, documents or instruments, as applicable, in form and substance and on terms satisfactory to the Administrative Agent.

“Specified Non-Going Concern Sale” means the sale or other disposition on an equity basis (or, if approved by the Administrative Agent in its sole discretion, on a fee basis) of the entire chain of Stores (or the entire chain of Stores remaining after completion of, or not contemplated to be included in, the Specified Going Concern Sale) and all of the assets relating thereto on a non-going concern basis under Section 363 of the Bankruptcy Code or otherwise. The Specified Non-Going Concern Sale shall be conducted pursuant to bidding procedures, sales procedures, approval orders, purchase agreements, agency documents or other agreements, documents or instruments, as applicable, in form and substance and on terms satisfactory to the Administrative Agent.

“Specified Other Assets Sale” means a sale, in one or a series of related transactions, of all remaining assets of the Loan Parties under Section 363 of the Bankruptcy Code or otherwise, to the extent such assets are not otherwise included in any other Specified Sale Transaction. The Specified Other Assets Sale shall be conducted pursuant to bidding procedures, sales procedures, approval orders, purchase agreements, agency documents or other agreements, documents or instruments, as applicable, in form and substance and on terms satisfactory to the Administrative Agent.

“Specified Prescription File Stores” means the Specified Stores set forth on Schedule 1.01(b) that have closed for business and, as to which, the Borrower (or other applicable Loan Party) has elected to transition (all or a portion of) the Prescription Files located at such Specified Store to another operating Store location (any such Prescription File subject to such transition, a “Transitioned Prescription File”).

“Specified Sale Process Default” means any Event of Default under and as arising under the following Sections of this Agreement: (a) Section 7.01(a) or Section 7.01(b) (Non-Payment Events), (b) Section 7.01(c) (Incorrect Information), solely to the extent relating to information, or representations and warranties made in, any Approved Budget Variance Report, any Borrowing Base Certificate, any Compliance Certificate, or any reporting or information delivered with respect to achievement of any Chapter 11 Case Milestone, or (c) Section 7.01(d) with respect to a breach of (i) Section 5.01(f) (Borrowing Base Certificates), (ii) Section 5.19(c) (Approved Budget Covenant Compliance), (iii) Section 5.19(d) (Approved Budget Variance Reports), (iv) Section 5.20 (Chapter 11 Case Milestones) and (v) Section 6.12 (Minimum ABL DIP Availability) (solely in the case of this clause (c), which Event of Default has occurred and is continuing for two (2) Business Days or more).

“Specified Sale Transaction” means any or all of a Specified Going Concern Sale, a Specified Non-Going Concern Sale, a Specified Elixir Sale, or a Specified Other Assets Sale.

“Specified Stores” means the Stores identified to the Administrative Agent, the Lenders, the ABL DIP Agent and the ABL DIP Lenders prior to the Petition Date; provided that the Loan Parties may adjust the identity and number of Specified Stores, in consultation with the Administrative Agent, except that any upward or downward adjustment of the total number of Specified Stores of greater than 75 Stores shall be subject to (a) the prior written consent of the Administrative Agent and (b) solely in the case of such an upward adjustment, the Borrower’s retention of a store closing consultant reasonably satisfactory to the Administrative Agent and the Borrower.

“Specified Store Closing Sale” means the closure of any Specified Stores and any related sale(s) of assets conducted pursuant to the Store Closing Order.

“Split-Lien Collateral” means all assets of the Loan Parties of the type that constitutes “Split-Lien Collateral” (as defined in the Split-Priority Intercreditor Agreement) immediately prior to the Petition Date. For the avoidance of doubt, the term “Split-Lien Collateral” shall not include any Term Loan Exclusive Collateral.

“Split-Lien Priority Collateral” means all Split-Lien Collateral that constitutes “Split-Lien Priority Collateral” as defined in the Split-Priority Intercreditor Agreement.

“Split-Priority Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of February 5, 2020, by and between the ABL DIP Agent (in its capacity as “Senior Collateral Agent”) and The Bank of New York Mellon Trust Company (in its capacity as “Initial Split-Lien Collateral Agent and Trustee”), as the same may be amended, amended and restated, restated supplemented or otherwise modified from time to time (including pursuant to the joinder dated as of July 27, 2020).

“Statutory Committee” means any official committee of unsecured creditors in the Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and Prescription Files related thereto) operated, or to be operated, by any Subsidiary Loan Party.

“Store Closing Order” means any order of the Bankruptcy Court entered in the Chapter 11 Case approving the Loan Parties’ closure of Stores and sales of assets related thereto, which order shall be in form and substance satisfactory to the Loan Parties and the Administrative Agent, and from which no appeal or motion to reconsider has been filed, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Loan Parties and the Administrative Agent.

“Subject Modification” has the meaning set forth in Section 9.02(d)(ii).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that becomes party to the Guarantee Agreement on or after the Closing Date. Notwithstanding any provision in the Loan Documents to the contrary, no Excluded Subsidiary shall be required to become a Subsidiary Loan Party.

“Successor Rate” has the meaning specified in Section 2.14(b).

“Supported QFC” has the meaning assigned to such term in Section 9.23.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Exclusive Collateral” means all assets of the Loan Parties consisting of: (a) all real estate and all right, title, and interests therein (including both fee and leasehold interests); (b) all proceeds of leasehold interests; (c) all Equity Interests in Subsidiaries; (d) all other assets of the Loan Parties, other than to the extent constituting DIP Shared Collateral (as defined in the Financing Order); (e) the Term Loan Exclusive Collateral Accounts; (f) all Commercial Tort Claims related to the foregoing; (g) all insurance policies relating to the foregoing; (h) except to the extent constituting DIP Shared Collateral (as defined in the Financing Order), all Documents, all General Intangibles, all Instruments and all Letter of Credit Rights related to the foregoing; (i) all collateral and guarantees given by any other Person with respect to any of the foregoing, and all Supporting Obligations (including Letter-of-Credit Rights) with respect to any of the foregoing; (j) all books and Records to the extent relating to any of the foregoing; (k) all products and Proceeds of the foregoing; (l) upon entry of the Final Financing Order, proceeds of Avoidance Actions (as defined in the Final Financing Order) with respect to assets of the type referred to in clauses (a) through (d) of this definition; and (m) for the avoidance of any doubt, such term shall also include all “DIP Term Loan Exclusive Collateral” under and as defined in the Financing Order.  Capitalized terms used in this definition but not defined herein have the meanings assigned to them in the Security Agreement or the UCC, as applicable.

“Term Loan Exclusive Collateral Accounts” means one or more Deposit Accounts of the Borrower or a Subsidiary Loan Party, established at Bank of America, for the purpose (and solely for the purpose) of holding proceeds of Term Loan Exclusive Collateral.

“Term Loan Exclusive Collateral Prepayment Event” means:

(a)            any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any Term Loan Exclusive Collateral of the Borrower or any Subsidiary (including in connection with any Permitted Real Estate Disposition); or

(b)            any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Term Loan Exclusive Collateral of the Borrower or any Subsidiary (including any Casualty/Condemnation).

“Term Loan License” means the irrevocable license granted by the Loan Parties to the Collateral Agent for the benefit of the Secured Parties pursuant to Section 7.05 of the Security Agreement.

“Term Loan Lien” means the Liens on the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, under the Collateral Documents.

“Term Loan Push-Down Reserve” means, at any time of determination, a reserve established against the ABL DIP Borrowing Base Amount by the ABL DIP Agent at such time in an amount equal to the amount (if any) by which the aggregate outstanding principal amount of the Loans exceeds the Borrowing Base Amount.

“Term Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01(b) of this Agreement.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)            for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that, if the Term SOFR determined in accordance with either of the foregoing provisions clause (a) or (b) of this definition would otherwise be less than one percent, the Term SOFR shall be deemed to be one percent for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest based on clause (a) of the definition of “Term SOFR.”

“Term SOFR Replacement Date” has the meaning specified in Section 2.14(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Total Commitments” means, at any time, the aggregate of the Commitments of all Lenders at such time.

“Total Outstandings” means, at any time, the aggregate outstanding amount of all Term Loans at such time.

“Transaction Expenses” means any fees or expenses (including without limitation arrangement or underwriting or similar fees as well as upfront fees or original issue discount) incurred or paid by the Borrower or any of the Subsidiaries in connection with the Transactions (including in connection with this Agreement and the other Loan Documents).

“Transaction Funds Flow” has the meaning set forth in Section 4.01(g).

“Transactions” means, collectively, (a) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Term Loans on the Closing Date, (b) the execution and delivery by the Loan Parties of the ABL DIP Loan Documents to which they are a party, (c) the payment of the Transaction Expenses, and (d) the undertaking of the transactions and obligations related to any of the foregoing.

“Transitioned Prescription File” has the meaning set forth in the definition of “Specified Prescription File Store”.

“Transitioned Prescription Files Amount” means, for all Specified Stores that have closed for business, an amount equal to the aggregate Annualized Transitioned Prescription File Amounts for all such Specified Stores; provided, however, that in no event shall the aggregate amount of all Transitioned Prescriptions Files included in determining the Annualized Transitioned Prescription File Amounts exceed the initial 8,500,000 of Transitioned Prescriptions Files since the Closing Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference Term SOFR or the Alternate Base Rate.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means in relation to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business cause such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(e)(ii)(B)(3).

“U.S. Trustee” shall mean the United State Trustee applicable to the Chapter 11 Case.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to Type (e.g., a “Term SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term SOFR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.06. [Reserved].

SECTION 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.08. [Reserved].

SECTION 1.09. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Any Person acting as the Administrative Agent and its affiliates or other related entities may engage in transactions or other activities unrelated to this Agreement that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for the selection of any such information source or service made by the Administrative Agent in its reasonable discretion or for any error or any other action or omission by such information source or service or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a)            [Reserved].

(b)            Subject to the terms and conditions set forth herein, each Lender, severally and not jointly with any other Lender, shall make a single Term Loan denominated in dollars to the Borrower on the Closing Date in the amount of such Lender’s Commitment. The Borrowing on the Closing Date shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Commitments. Loans made to the Borrower that are repaid or prepaid may not be reborrowed.

(c)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

SECTION 2.02. Loans and Borrowings.

(a)            Each Borrowing shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with the amounts of their Applicable Percentages.

(b)            Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term SOFR Loan by causing any branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligations of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            [Reserved].

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. The Borrowing on the Closing Date shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be made by submission of a Borrowing Request (including by electronic mail or facsimile), provided that such Borrowing Request shall be submitted (a) in the case of a Borrowing of Term SOFR Loans, not later than 11:00 a.m. two (2) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m. on the Business Day of the proposed Borrowing. The Borrowing Request shall specify the following information:

(a)            the aggregate principal amount of the Borrowing;

(b)            the date of the Borrowing, which shall be a Business Day;

(c)            whether the Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(d)            in the case of a Term SOFR Borrowing, the Interest Period (which, whether or not designated, shall be a period of one month, as contemplated by the definition of “Interest Period”); and

(e)            the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Funding of Borrowings.

(a)            Each Lender shall make the Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 p.m. to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will promptly thereafter make the Term Loan available to the Borrower by wire transfer, in like funds, to an account designated by the Borrower in the applicable Borrowing Request and to be used in accordance with Section 5.10.

(b)            If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided herein, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to any applicable extension of credit set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c)            The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.03(c).

(d)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.07. Interest Elections.

(a)            The Borrowing on the Closing Date shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing (in the case of Term SOFR Borrowings) all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by (i) telephone, or (ii) submission of an Interest Election Request (including by electronic mail or facsimile) by the time that a Borrowing Request would be required to be made under Section 2.03. Each such notice and Interest Election Request shall be irrevocable and, in the case of an Interest Election Request, signed by the Borrower.

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02 and this Section 2.07(c):

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan.

(f)            With respect to SOFR or Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective. Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent and the Borrower shall cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final United States Treasury Regulations or other regulatory guidance such that any amendments implementing such Conforming Changes shall not result in a deemed exchange of any Loan under Section 1001 of the Code.

(g)            With respect to any election pursuant to this Section for any Term SOFR Borrowing, at the commencement of the Interest Period for such Term SOFR Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000. With respect to any election pursuant to this Section for any Term ABR Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 (or such lesser amount of the Total Outstandings) and not less than $5,000,000 (or such lesser amount of the Total Outstandings). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) separate Interest Periods outstanding.

SECTION 2.08. Termination of Commitments. The Commitments shall terminate upon the funding of the Term Loans on the Closing Date by the Lenders.

SECTION 2.09. Repayment of Loans; Evidence of Indebtedness.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent, for its own account and the account of each Lender, as applicable, (i) on the Maturity Date, the then unpaid principal amount of the Loans and all other Obligations (other than contingent indemnification obligations and other obligations of the Loan Parties that expressly survive the termination of the Loan Documents for which no claim has been asserted) and (ii) upon the occurrence of either of the following: (A) the effective date of any plan of reorganization under Section 1129 of the Bankruptcy Code or (B) the closing of a sale of all or substantially all of the working capital assets of the Loan Parties pursuant to Section 363 of the Bankruptcy Code, all outstanding Obligations (other than contingent indemnification obligations and other obligations of the Loan Parties that expressly survive the termination of the Loan Documents for which no claim has been asserted). Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to Section 2.09(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit A, as applicable, or in such other form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04(b)) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. [Reserved].

SECTION 2.11. Prepayment of Loans.

(a)            The Borrower shall have the right, at any time and from time to time, to prepay the Loans in whole or in part, subject to the requirements of this Section; provided, however, that any partial prepayment of the Term Loans made pursuant to this Section 2.11(a) shall be in a principal amount that is a multiple of $1,000,000 and not less than $5,000,000.

(b)            If at any time the Total Outstandings plus any outstanding Protective Advances exceeds the sum of (i) the Borrowing Base Amount plus (ii) the Term Loan Push-Down Reserve maintained against the ABL Borrowing Base Amount at such time (such excess amount, the “Applicable Excess”), then the Borrower shall immediately prepay the Obligations in an amount equal to such Applicable Excess. Any such required payment shall be applied first, to the extent not funded by the Lenders, any Protective Advances extended by the Administrative Agent that may be outstanding; second, to the extent that one or more Lenders have funded in cash to the Administrative Agent a participation in outstanding Protective Advances, to such Protective Advances so funded by such applicable Lenders ratably in accordance with their Applicable Percentage; and third, to the outstanding Term Loans of the Lenders ratably in accordance with their Applicable Percentage.

(c)            During the continuance of a Cash Sweep Period, the Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of the Security Agreement and Section 7.02 (without regard to minimum and integral amounts) (it being understood and agreed that prior to the occurrence of the “Obligation Payment Date” under, and as defined in, the ABL DIP Loan Agreement, any such payments by the Borrower shall be applied first, in accordance with (and to the extent required under) the provisions of the ABL DIP Security Agreement and Section 7.02 of the ABL DIP Loan Agreement, and second, in accordance with (and to the extent required under) the provisions of the Security Agreement and Section 7.02 (without regard to minimum and integral amounts)). Notwithstanding the foregoing, (i) the Net Cash Proceeds of Prepayment Events shall be applied as set forth in Section 2.11(d) and (ii) any payment required by Section 2.11(b) shall be applied as set forth in such Section.

(d)            Subject to the terms of the Financing Order and the ABL DIP Intercreditor Agreement (x) in the event and on each occasion that any Net Cash Proceeds are to be received by or on behalf of the Borrower or any Subsidiary in respect of any Term Loan Exclusive Collateral Prepayment Event, the Borrower shall direct the applicable payor of such Net Cash Proceeds to remit 100% of such Net Cash Proceeds directly to the Administrative Agent, for application to the Total Outstandings in the manner set forth in Section 2.11(d)(i) below, (y) in the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event (other than any Prepayment Event resulting from the Specified Elixir Sale or an Elixir Monetization Event), the Borrower shall promptly (and in any event within one (1) Business Day) after such Net Cash Proceeds are received, repay the Obligations and the ABL DIP Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds resulting from such Prepayment Event to be applied in the manner set forth in Section 2.11(d)(ii) below and (z) in the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event resulting from the Specified Elixir Sale or an Elixir Monetization Event, the Borrower shall promptly (and in any event within one (1) Business Day) after such Net Cash Proceeds are received, deliver to the Administrative Agent, for application to the Obligations and the ABL DIP Obligations, in each case in the manner set forth in in Section 2.11(d)(iii) below, an aggregate amount equal to 100% of the Net Cash Proceeds resulting from such Prepayment Event (it being understood and agreed that amounts jointly determined by the Borrower and the Administrative Agent to be due to any Person (other than any Secured Party), in accordance with this Section 2.11(d), may at the Administrative Agent’s option, be delivered directly to such Person). The Net Cash Proceeds received by or on behalf of the Borrower or any Subsidiary in respect of Term Loan Exclusive Collateral Prepayment Events and Prepayment Events shall be applied as follows:

(i)            each prepayment of the Obligations pursuant to this Section 2.11(d) in connection with a Term Loan Exclusive Collateral Prepayment Event, shall be applied first, to the extent not funded by the Lenders, any Protective Advances extended by the Administrative Agent that may be outstanding; second, to the extent that one or more Lenders have funded in cash to the Administrative Agent a participation in outstanding Protective Advances, to such Protective Advances so funded by such applicable Lenders ratably in accordance with their Applicable Percentage; third, to the outstanding Term Loans of the Lenders ratably in accordance with their Applicable Percentage; and fourth, ratably to any other Obligations that are then due and owing;

(ii)           each prepayment of the Obligations pursuant to this Section 2.11(d) in connection with a Prepayment Event (other than, except as expressly set forth clause (iii) below, any Prepayment Event arising from any Specified Elixir Sale or Elixir Monetization Event), shall be applied first, in the manner set forth in Section 2.11(d) of the ABL DIP Loan Agreement; second, to the extent not funded by the Lenders, any Protective Advances extended by the Administrative Agent that may be outstanding; third, to the extent that one or more Lenders have funded in cash to the Administrative Agent a participation in outstanding Protective Advances, to such Protective Advances so funded by such applicable Lenders ratably in accordance with their Applicable Percentage; fourth, to the outstanding Term Loans of the Lenders ratably in accordance with their Applicable Percentage; and fifth, ratably to any other Obligations that are then due and owing; and

(iii)          the Net Cash Proceeds of any Specified Elixir Sale and any Elixir Monetization Event shall be applied first, in the manner set forth in Section 2.11(d) of the ABL DIP Loan Agreement; second, to the extent not funded by the Lenders, any Protective Advances extended by the Administrative Agent that may be outstanding; third, to the extent that one or more Lenders have funded in cash to the Administrative Agent a participation in outstanding Protective Advances, to such Protective Advances so funded by such applicable Lenders ratably in accordance with their Applicable Percentage; fourth, to the outstanding Term Loans of the Lenders ratably in accordance with their Applicable Percentage; and fifth, ratably to any other Obligations that are then due and owing.

(e)            In connection with any optional or mandatory prepayment of Loans, outstanding ABR Loans subject to such prepayment shall be repaid before outstanding Term SOFR Loans are repaid.

(f)            The Borrower shall notify the Administrative Agent of any optional or mandatory prepayment of Loans (other than pursuant to Section 2.11(b) or (c)) by (x) telephone or (y) in writing (including by electronic mail or facsimile). Such written notice of prepayment shall be delivered (i) in the case of prepayment of a Term SOFR Loan, not later than 1:00 p.m. one (1) Business Day before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m. on the Business Day of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment delivered by the Borrower pursuant to this Section may state that it is conditioned on the effectiveness of other credit facilities or other financing, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Payments shall be without premium or penalty; provided that the Borrower shall reimburse the Lenders for funding losses in accordance with Section 2.16.

SECTION 2.12. Fees.

(a)            [Reserved].

(b)            [Reserved].

(c)            The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent or the Collateral Agent, as the case may be.

(d)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a)            The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, at the option of the Administrative Agent or at the request of the Required Lenders (or, immediately (without any further act of any Person), upon the occurrence of an Event of Default under clause (a) or clause (b) of Section 7.01), the Borrower shall pay interest on all of the Obligations to but excluding the date of actual payment, after as well as before judgment, (i) in the case of principal, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding sub-sections of this Section and (ii) in the case of any other amount, at a rate per annum equal to 2.00% plus the rate applicable to ABR Loans as provided in Section 2.13(a).

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, together with any amounts due and payable pursuant to Section 2.16, and (iv) interest accrued on Protective Advances shall be payable on demand.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate (including ABR Loans determined by reference to Term SOFR) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest; Illegality.

(a)            If in connection with any request for a Term SOFR Loan or a conversion of ABR Loans to Term SOFR Loans or continuation of any such Loans, as applicable,

(i)            the Administrative Agent determines that (A) no Successor Rate has been determined in accordance with Section 2.14(b) and the circumstances under clause (i) of Section 2.14(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed ABR Loan; or

(ii)           the Administrative Agent is advised by the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, electronic mail or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended, (to the extent of the affected Term SOFR Loans or Interest Periods), (ii) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, (iii) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and (iv) if any Borrowing Request requests a Term SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)            Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders, as applicable, have determined that:

(i)            adequate and reasonable means do not exist for ascertaining a one month interest period of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case, acting in such capacity, has made a public statement identifying a specific date after which one month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (in consultation with the Borrower) (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis, on the first Business Day of each calendar month.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or if (ii) the events or circumstances of the type described in Section 2.14(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.14 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, each Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent (after consultation with the Borrower).

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than one percent, the Successor Rate will be deemed to be one percent for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation and administration of a Successor Rate, the Administrative Agent will have the right, after consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective only after written notice thereof to the Borrower but otherwise without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective. Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent and the Borrower shall cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final United States Treasury Regulations or other regulatory guidance such that any amendments implementing such Conforming Changes shall not result in a deemed exchange of any Loan under Section 1001 of the Code.

(c)            Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

SECTION 2.15. Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)           impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)          subject any Agent or any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Agent or such Lender, as applicable, of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Agent or such Lender hereunder (whether of principal, interest or any other amount), then the Borrower will pay to such Agent or such Lender, as the case may be, such additional amount or amounts as will compensate such Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered to the extent notification thereof is delivered to the Borrower as set forth in this Section 2.15.

(b)            If any Lender determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 2.15; provided that the failure to provide such notification will not affect such Lender’s rights to compensation hereunder.

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.15(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)            Notwithstanding anything contained herein to the contrary, no Lender shall be entitled to any compensation pursuant to this Section unless such Lender certifies in its reasonable good faith determination that it is imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrower) under comparable syndicated credit facilities as a matter of general practice and policy.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Loan other than an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan other than an ABR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, but excluding any loss of margin. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes.

(a)            Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)            In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            The Borrower shall indemnify each Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by, or required to be deducted or withheld from a payment to, such Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding the foregoing, in the case of an applicable Borrower or any applicable Loan Party that, in each case, is not a U.S. Person, the applicable Lender will not be subject to the requirements on this Section 2.17(e)(i) unless it has received written notice from such Borrower or such other Loan Party advising it of the availability of an exemption or reduction of withholding Tax under the laws of the jurisdiction in which such Borrower or such other Loan Party is located and containing all applicable documentation (together, if requested by such Lender, with a certified English translation thereof) required to be completed by such Lender in order to receive any such exemption or reduction, and such Lender is reasonably satisfied that it is legally able to provide such documentation to such Borrower or such other Loan Party.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(C)            Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)            If a payment made to a Lender under any Loan Document (or a payment made to a Participant pursuant to a participation granted by any Lender) would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender (or Participant) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender who granted the participation only) at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender who granted the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender who granted the participation) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender (or Participant) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent (or, in the case of the Participant, the Lender who granted the participation) in writing of its legal inability to do so. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(f).

(g)            If any Agent or Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Each Party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            For purposes of this Section, the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)            The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m. on the date when due), in immediately available funds, free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office for payments from time to time notified in writing to the Borrower, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, in the same form received. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate relative amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.18(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.18(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) and: (i) the Borrower or any other Loan Party has not in fact made such payment; (ii) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower or any other Loan Party (whether or not then owed); or (iii) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.18(d) shall be conclusive, absent manifest error.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender or (iv) any Lender refuses to consent to any amendment or waiver of any Loan Document requested by the Borrower that requires the consent of all Lenders, and such amendment or waiver is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Reserves. The establishment or increase of any Realty Reserve or any other reserve against the Borrowing Base Amount based on the Borrowing Base Factors or other factors that could reasonably be expected to impair the value of, or reflect impediments to the Administrative Agent’s ability to realize upon, any Term Loan Exclusive Collateral will be limited to the exercise by the Administrative Agent of its commercially reasonable judgment, and shall be made upon at least two (2) Business Days’ prior written notice (which may be made by e-mail) to the Borrower (which written notice will include a reasonably detailed description of the reserve being established or increased); provided that, notwithstanding the foregoing to the contrary, no such prior written notice shall be required for changes to any reserves (including Realty Reserves) resulting solely by virtue of mathematical calculations of the amount of the reserves in accordance with the methodology of calculation previously utilized or if an Event of Default is continuing; provided, further, that, during such two (2) Business Day period, (i) the Borrower agrees that the Borrower shall not be entitled to borrow ABL DIP Loans or request any issuance or increase of letters of credit in either case under the ABL DIP Loan Agreement that (A) to the extent the making of any such ABL DIP Loans or the issuance of increase of any such letters of credit would cause the Total Outstandings (as defined in the ABL DIP Loan Agreement) to exceed the ABL Borrowing Base Amount (determined as if such new or modified reserves were in effect, including any Term Loan Push-Down Reserve resulting therefrom) or (B) to the extent a Default under Section 6.12 of the ABL DIP Loan Agreement (compliance therewith being determined as if such new or modified reserves were in effect, including the resulting Term Loan Push-Down Reserve) would immediately result and (ii) the Administrative Agent shall be available to discuss any such reserve or modification to a reserve with the Borrower, and the Borrower may take any action that may be required so that the event, condition or matter that is the basis for such reserve or modification no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser increase in any existing reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, (x) the amount of any Realty Reserve or other reserve or change established in connection with the Borrowing Base Factors or other factors that could reasonably be expected to impair the value of, or reflect impediments to the Administrative Agent’s ability to realize upon, any Term Loan Exclusive Collateral shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve (including Realty Reserves) or such change, (y) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria or advance rates and (z) in no event shall reserves imposed and maintained by the Administrative Agent under this Agreement with respect to the Borrowing Base Amount be duplicative of reserves imposed and maintained by the ABL DIP Agent against the ABL DIP Borrowing Base Amount.

SECTION 2.21. [Reserved].

SECTION 2.22. Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            [Reserved.]

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Defaulting Lender Cure. If the Administrative Agent agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23. Protective Advances.

(a)            Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent may, in its sole discretion, elect to make any Protective Advance. Each Lender shall have the right (but not the obligation) to participate in each Protective Advance (and in any portion of such Protective Advance in which any other Lender declines to participate) in accordance with its Applicable Percentage of the Term Loans. The making or sufferance of any such Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. From and after the date, if any, on which any Lender funds its optional participation in any Protective Advance hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s proportion (based on its Applicable Percentage) of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance. No funding of a Protective Advance or sufferance of a Protective Advance shall constitute a waiver by the Administrative Agent or the Lenders of any Event of Default caused thereby. In no event shall the Borrower or other Loan Party be deemed a beneficiary of this Section 2.23 nor authorized to enforce any of its terms. The Required Lenders may, upon not less than five (5) Business Days prior written notice, revoke the authority of the Administrative Agent to make further Protective Advances.

(b)            [Reserved].

(c)            Each Protective Advance shall bear interest at the interest rate then-applicable to Loans that bear interest at the Alternate Base Rate plus the Applicable Rate. All Protective Advances (including interest thereon) shall be payable by the Borrower on demand by the Administrative Agent or the Required Lenders. All Protective Advances shall constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. Subject to entry by the Bankruptcy Court of the Financing Order and any other applicable order of the Bankruptcy Court, the Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, limited liability company or similar action and, if required, stockholder, member or similar action. Upon entry by the Bankruptcy Court of the Financing Order, this Agreement will have been duly executed and delivered by the Borrower and will constitute, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Subsidiary Loan Party (as the case may be), enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except for the entry by the Bankruptcy Court of the Financing Order, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, except for such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries, (d) will not violate or result in a default under any indenture, agreement or other instrument evidencing or governing Indebtedness or any other material agreement binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Effect; Approved Budget.

(a)            The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended March 4, 2023, reported on by Deloitte & Touche LLP. Such financial statements present fairly the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)            Except as disclosed (i) in the financial statements referred to in Section 3.04(a) or the notes thereto, (ii) in the Borrower’s report or Form 10-K for the fiscal year ended March 4, 2023 or (iii) on Schedule 3.04, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Closing Date, any material contingent liabilities, unusual long-term loan commitments or unrealized losses.

(c)            Since the Petition Date, other than those events or circumstances customarily resulting from the commencement of the Chapter 11 Case, no event or condition has occurred that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)            The initial Approved Budget is attached to this Agreement as Annex I, which was furnished to the Administrative Agent on or prior to the Closing Date, and each subsequent Approved Budget delivered in accordance with Section 5.19, has been (or when delivered, will be) prepared by the Borrower (after consultation with the Company Financial Advisors) in good faith, with due care and based upon assumptions the Borrower believed to be reasonable assumptions on the date of delivery of the then applicable Approved Budget. To the knowledge of the Borrower, as of the Closing Date, no facts exist that, individually or in the aggregate, would result in any material change to the Approved Budget for the period covered thereby.

SECTION 3.05. Properties.

(a)

(i)            Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business, except (A) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (B) as set forth on Schedule 3.05(a)(1).

(ii)            Schedule 3.05(a)(2) sets forth (A) the address (including street address and state) of all Owned Real Property and (B) the nature of use of such Owned Real Property. None of the Owned Real Property is subject to any lease, license, sublease, assignment of leases or deed of trust, except as otherwise set forth on such Schedule 3.05(a)(2).

(iii)            Schedule 3.05(a)(3) sets forth (A) the address (including street address and state) of all Ground-Leased Real Property and (B) the nature of use of such Ground-Leased Real Property. No default by and Loan Party or any Subsidiary thereof has occurred and is continuing under any lease pursuant to which a Loan Party leases Ground-Leased Real Property beyond any applicable notice or cure period, the result of which default would result in termination of such lease, or otherwise permit the ground lessor to terminate such ground lease, except to the extent set forth on Schedule 3.05(a)(3).

All such real and personal property are free and clear of all Liens, other than Liens permitted by Section 6.02.

(b)            Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)            Schedule 3.05(c) sets forth the address of every Store, warehouse or distribution center of the Borrower and its Subsidiaries in which inventory that is included in the determination of the Borrowing Base Amount or the ABL DIP Borrowing Base Amount is located as of the Closing Date.

SECTION 3.06. Litigation and Environmental Matters.

(a)            Except as set forth on Schedule 3.06(a) and the Chapter 11 Case, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)            Except as set forth on Schedule 3.06(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

(c)            Except as set forth on Schedule 3.06(c), and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Hazardous Materials have not been released, discharged or disposed of, on any property currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any Subsidiary thereof and (ii) neither the Borrower nor any of the Subsidiaries are undertaking any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with (a) all laws, regulations and orders of any Governmental Authority applicable to it or its property (including HIPAA and all other material healthcare laws and regulations) and (b) all indentures, agreements and other instruments binding upon it or its property or assets, except where (i) the failure to be so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) solely in the case of clause (b), any such non-compliance is subject to the Automatic Stay.

SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Post-Petition United States Federal income Tax returns and reports and all other material Post-Petition Tax returns and reports required to have been filed and has paid or caused to be paid all Post-Petition material Taxes required to have been paid, except (a) where the payment of any such Taxes is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent not required to be paid by the Bankruptcy Court. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of Post-Petition Taxes or charges imposed by a Governmental Authority are, in the opinion of the Borrower, adequate.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Disclosure; Accuracy of Information.

(a)            As of the Closing Date, none of the reports, financial statements, certificates or other information, other than projections and other information of a general economic or industry-specific nature, furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, financial estimates, forecasts and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time so furnished.

(b)            Each Borrowing Base Certificate that has been or will be delivered to the Administrative Agent or any Lender is (or when delivered, will be) complete and correct in all material respects.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all general liability, property and casualty insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Closing Date and all such policies of insurance are in full force and effect. The Borrower and the Subsidiaries have insurance, including self-insurance, in such amounts and covering such risks and liabilities as are in accordance with normal industry practice for similarly situated Persons. The Borrower reasonably believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14. Labor Matters. Except as set forth on Schedule 3.14, as of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.14, the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. Except as set forth on Schedule 3.14, all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. Except as set forth on Schedule 3.14, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15. Real Estate Leases. Except as set forth on Schedule 3.15, (a) each Real Estate Lease for a Store location, Ground-Leased Real Property or leased warehouse or distribution center location of a Loan Party is enforceable (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity) against the lessor thereof in accordance with its terms and is in full force and effect and (b) subject to the applicability of Section 365(d)(3) of the Bankruptcy Code, other than for defaults arising as a result of the commencement of the Chapter 11 Case, the Loan Parties are not in default of the material terms of any such Real Estate Lease beyond the applicable notice and cure period set forth therein; provided that the representation set forth in this Section 3.15 shall not apply to (i) any Real Estate Lease relating to a Store or other real property location subject to a Specified Sale Transaction or the Specified Store Closing Sale after (x) the completion of such Specified Sale Transaction or the Specified Store Closing Sale in respect of such location and (y) the effective date of the rejection of the applicable Real Estate Lease or (ii) any Real Estate Lease rejected in accordance with the procedures set forth in Section 5.23.

SECTION 3.16. Federal Reserve Regulations.

(a)            Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)            No part of the proceeds of any Loan will be used by the Borrower or any Subsidiary, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation T, U or X of the Board.

SECTION 3.17. Security Interests. Subject to entry of the Financing Order by the Bankruptcy Court, the Collateral Documents are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, and such security interest shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral, with the priority set forth in the Financing Order.

SECTION 3.18. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes permitted by Section 5.10.

SECTION 3.19. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower or such Subsidiary, any director, officer, employee or agent of the Borrower or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities in violation of applicable Sanctions. The Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent, affiliate or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or is located in a Sanctioned Country. The Transactions will not violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.20. Affected Financial Institutions; Covered Entities. None of the Borrower or any Subsidiary is (a) an Affected Financial Institution or (b) a Covered Entity.

SECTION 3.21. Chapter 11 Case Matters.

(a)            The Chapter 11 Case was commenced on the Petition Date in accordance with applicable law and notice of (i) the motion seeking approval of the Loan Documents and the Interim Financing Order and the Final Financing Order, (ii) the hearing for the entry of the Interim Financing Order and (iii) the hearing for the entry of the Final Financing Order, in each case, has been or will be given in accordance with applicable law and the Bankruptcy Rules.

(b)            After the entry of the Interim Financing Order, and pursuant to and to the extent permitted in the Financing Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Case having priority over all administrative expense claims and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (after entry of the Final Financing Order), 507(a), 507(b), 546(c), 546(d), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve Out and (ii) the priorities set forth in the Financing Order.

(c)            After the entry of the Interim Financing Order and pursuant to and to the extent permitted in the Financing Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject, as to priority only, to (i) the Carve Out, (ii) the Permitted Prior Liens, (iii) the pari passu Liens securing the ABL DIP Obligations, to the extent permitted by Section 6.02(a)(iii), and (iv) solely with respect to the Split-Lien Priority Collateral, the Liens securing the Existing Split-Priority Indebtedness, to the extent permitted by Section 6.02(a)(iv).

(d)            The Interim Financing Order (with respect to the period on and after entry of the Interim Financing Order and prior to the Final Order Entry Date) and the Final Financing Order (with respect to the period on and after the Final Order Entry Date), as the case may be, once entered, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended.

(e)            Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Financing Order, upon the maturity (whether by acceleration or otherwise) of the Obligations, the Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, under the other Loan Documents or under applicable law, without further application to or order by the Bankruptcy Court.

ARTICLE IV

Conditions

SECTION 4.01. Conditions Precedent to Effectiveness. This Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the each of the following conditions shall have been satisfied or waived in accordance with Section 9.02, except to the extent such conditions are subject to Section 5.25:

(a)            Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party and each Lender either (i) a counterpart of this Agreement, the Security Agreement, the Guarantee Agreement, the Indemnity Subrogation and Contribution Agreement, and each promissory note (for each Lender requesting a promissory note no later than three (3) Business Days prior to the Closing Date) signed on behalf of each such party thereto or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or electronic .pdf copy of a signed signature page of the agreements referred to in the foregoing clause (i)) that each such party has signed a counterpart of the agreements referred to in the foregoing clause (i) to which it is a party.

(b)            Searches and Collateral Matters. The Administrative Agent shall have received (i) the results of (x) searches of the Uniform Commercial Code filings (or equivalent filings) and (y) judgment and tax lien searches, made with respect to the Loan Parties in the states or other jurisdictions of formation of such Person and with respect to such other locations and names disclosed to the Administrative Agent, together with copies of the financing statements (or similar documents) disclosed by such searches, and (ii) evidence of the completion of all other actions, recordings and filings of, or with respect to, any Collateral Document (or evidence that such actions, recordings or filings will be completed substantially concurrently with the effectiveness of this Agreement and the Interim Financing Order) that the Administrative Agent may deem necessary in order to satisfy the Collateral and Guarantee Requirement, including the entry by the Bankruptcy Court of the Interim Financing Order.

(c)            Opinions of Counsel. The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated as of the Closing Date) of Kirkland & Ellis LLP, counsel for the Loan Parties, covering corporate authority matters and other customary matters consistent with debtor-in-possession credit facility opinions previously delivered by Kirkland & Ellis LLP to Bank of America. The Borrower, on behalf of itself and each of the Subsidiary Loan Parties, hereby requests such counsel to deliver such opinion.

(d)            Secretary’s Certificates; Corporate Authority. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization (or similar organizational document), including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (or local equivalent) of each Loan Party (to the extent available in the relevant jurisdiction) as of a recent date, from such Secretary of State or similar Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement (or similar governing document) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, the Transactions and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(e)            Officer’s Closing Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (i) certifying that the conditions specified in Sections 4.01(l) through (n) have been satisfied and (ii) attaching a true, correct and complete copy of (A) the Intercompany Inventory Purchase Agreement, as amended, and (B) the ABL DIP Loan Agreement, and in each case, certifying that such document is in full force and effect.

(f)            Approved Budget. The Administrative Agent shall have received the initial Approved Budget.

(g)            Transaction Funds Flow. The Administrative Agent shall have received a funds flow agreement relating to the Transactions (the “Transaction Funds Flow”), in form and substance satisfactory to the Administrative Agent, duly executed by the Borrower, the Administrative Agent and the other parties thereto.

(h)            ABL DIP Intercreditor Agreement and ABL DIP Facility. The Administrative Agent shall have received the ABL DIP Intercreditor Agreement, duly executed by the parties thereto (and acknowledged by the Loan Parties), and substantially concurrently with the effectiveness of this Agreement in accordance with this Section 4.01, (i) the ABL DIP Loan Agreement and the other ABL DIP Loan Documents to be entered into on the date hereof shall be in full force and effect and shall have been approved by the Bankruptcy Court and (ii) the Net Cash Proceeds of the Loans to be disbursed on the Closing Date as set forth in the Transaction Funds Flow shall be disbursed pursuant to the Transaction Funds Flow.

(i)            Borrowing Base Certificate; ABL DIP Availability. The Administrative Agent and the Lenders shall have received a Borrowing Base Certificate, as of October 7, 2023, executed by a Financial Officer of the Borrower, demonstrating that there shall be no less than $375,000,000 of ABL DIP Availability after giving pro forma effect to the Transactions on the Closing Date (including the incurrence of all Term Loans on the Closing Date and the application of collections on the Closing Date).

(j)            Insurance. The Administrative Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and the Subsidiary Loan Parties (it being acknowledged and agreed by the Administrative Agent that the insurance identified on Schedule 3.13 to this Agreement satisfies the condition in this Section 4.01(j)).

(k)            Bankruptcy Matters.

(i)            The Administrative Agent shall have received duly executed copies of the engagement letters for the Company Financial Advisors, which shall be on terms and conditions reasonably acceptable to the Administrative Agent; it being agreed that the terms and conditions of the existing engagements of Alvarez & Marsal North America, LLC and Guggenheim Securities, LLC as Company Financial Advisors are acceptable to the Administrative Agent.

(ii)            (A) The Bankruptcy Court shall have entered the Interim Financing Order and the Cash Management Order, and (B) neither the Interim Financing Order nor the Cash Management Order shall have been (1) stayed, vacated or reversed (in whole or in part as of the Closing Date) or (2) amended or modified other than with the consent of the Administrative Agent.

(iii)            (A) The Administrative Agent shall have received drafts of the “first day” pleadings for the Chapter 11 Case, in each case, in form and substance reasonably satisfactory to the Administrative Agent not later than a reasonable time in advance of the Petition Date for the Administrative Agent’s counsel to review and analyze the same; and (B) all motions, orders (including the “first day” orders) and other documents to be filed with and submitted to the Bankruptcy Court on the Petition Date shall cover such matters, and be in form and substance, reasonably satisfactory to the Administrative Agent, and the Bankruptcy Court shall have approved and entered all “first day” orders.

(iv)            To the extent a Restructuring Support Agreement is to be entered into on or prior to the Closing Date, such Restructuring Support Agreement shall be on terms and conditions acceptable to the Administrative Agent, and duly executed by the parties thereto.

(l)            No Material Adverse Effect. Since the Petition Date, other than those events or circumstances customarily resulting from the commencement of the Chapter 11 Case, no event or condition has occurred that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(m)            Representations and Warranties. The representations and warranties of the Loan Parties contained in each Loan Document (including in Article III of this Agreement) are true and correct in all material respects on and as of the Closing Date, after giving effect to this Agreement and the consummation of the Transactions taking place on the Closing Date, as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date); provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(n)            No Default. No Default or Event of Default exists or has occurred and is continuing on and as of the Closing Date or, after giving effect to this Agreement and the consummation of the Transactions taking place on the Closing Date, would result from the consummation of the Transactions taking place on the Closing Date.

(o)            Flood Determination. The Administrative Agent and each Lender shall have received a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to all of the real estate listed on Schedule 5 of the Security Agreement.

(p)            Borrowing Request. The Administrative Agent shall have received a Borrowing Request as required by Article II.

(q)            Term Loan Push-Down Reserve. Any Term Loan Push-Down Reserve required to be maintained at such time is being maintained by the ABL DIP Agent.

(r)            USA Patriot Act; KYC. The Administrative Agent and the Lenders shall have received, at least two (2) Business Days prior to the Closing Date, all documentation and other information required by US Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and, with respect to any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to such Loan Party, that shall have been reasonably requested by the Administrative Agent not less than five (5) Business Days prior to the Closing Date.

(s)            Fees and Expenses. Substantially concurrently with the effectiveness of this Agreement in accordance with this Section 4.01, (i) the Administrative Agent, the applicable Arrangers and the Lenders shall have received payment of all fees and other amounts due and payable on the Closing Date pursuant to the fee letters (including the Fee Letter) executed and delivered by the Borrower in favor of the Administrative Agent, such Arrangers or the Lenders (or any other their respective affiliates) in respect of the Transactions and (ii) the Administrative Agent shall have received reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under this Agreement or any other Loan Document and, in the case of this clause (ii), invoiced at least one (1) day prior to the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

Affirmative Covenants

Until the Obligation Payment Date, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and (except in the case of Section 5.01(h)) each Lender:

(a)            as soon as available and in any event within 90 days (or such earlier date that is 10 days after the then-current filing deadline for the Borrower’s Annual Report on Form 10-K) after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of such audit, except as a result of the Chapter 11 Case) to the effect that such consolidated financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)            (i) as soon as available and in any event within 45 days (or such earlier date that is five days after the then-current filing deadline for the Borrower’s Quarterly Report on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet as of the end of such fiscal quarter and related statements of income for such fiscal quarter and of income and cash flows for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and (ii) as soon as available and in any event within 30 days after the end of each fiscal month of the Borrower, its consolidated balance sheet as of the end of such fiscal month and related statements of income for such fiscal month and of income and cash flows for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(c)            concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iii) setting forth the aggregate sale price of Eligible Script Lists sold since the most recent date on which the Eligible Script Lists Value was provided to the Lenders and (iv) reporting and certifying as to such other matters as may be required thereby in connection with any delivery of a Compliance Certificate pursuant to this Section 5.01(c) (as set forth in Exhibit E);

(d)            (i) as soon as practicable in advance of filing with the Bankruptcy Court or delivering to the Statutory Committee, if any, or to the U.S. Trustee, as the case may be, the Final Financing Order, all other material proposed orders and pleadings related to (x) the Chapter 11 Case (all of which must be in form and substance satisfactory to the Administrative Agent), (y) the Obligations and/or (z) any Chapter 11 Case Milestones (all of which must be in form and substance satisfactory to the Administrative Agent) and (ii) substantially simultaneously with the filing with the Bankruptcy Court or delivering to the Statutory Committee, if any, or to the U.S. Trustee, as the case may be, monthly operating reports and all other notices, filings, motions, pleadings or other information concerning the financial condition of the Loan Parties and their Subsidiaries or the Chapter 11 Case that may be filed with the Bankruptcy Court or delivered to the Statutory Committee, if any, or to the U.S. Trustee;

(e)            within three (3) Business Days after the end of each fiscal month of the Borrower, a certificate of a Financial Officer setting forth in reasonable detail a description of each disposition of assets not in the ordinary course of business (other than in connection with the Specified Store Closing Sales) for which the book value or fair market value of the assets of the Borrower or the Subsidiaries disposed or the consideration received therefor was greater than $1,000,000;

(f)            by not later than 5:00 p.m., on the fourth Business Day of each week (but in any event not later than Friday of such week) (commencing with the first such day of the first full calendar week following the Petition Date), a Borrowing Base Certificate showing the ABL DIP Borrowing Base Amount, ABL DIP FILO Borrowing Base Amount and the Borrowing Base Amount, in each case, as of the close of business on the last day of the Borrower’s most recent fiscal week;

(g)            no later than 60 days following the end of each fiscal year of the Borrower (or, in the reasonable discretion of the Administrative Agent, no later than 30 days after the end of such 60-day period), forecasts for the Borrower and its Consolidated Subsidiaries of (i) quarterly consolidated balance sheet data and related consolidated statements of income and cash flows for each quarter in the next succeeding fiscal year, (ii) consolidated balance sheet data and related consolidated statements of income and cash flows for each of the five fiscal years immediately following such fiscal year (or, if shorter, each fiscal year following such fiscal year through the Maturity Date) and (iii) month-end ABL DIP Availability for each of the 12 months in the next succeeding fiscal year;

(h)            not later than 30 days prior to the commencement of each fiscal year, a certificate of a Financial Officer setting forth the end dates of each of the fiscal quarters in such fiscal year;

(i)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(j)            promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(k)            promptly following any request therefor, such other information regarding the financial condition, business or identity of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as any Agent, at the request of any Lender, may reasonably request, including any information to be provided pursuant to Section 9.17 (provided that neither the Borrower nor any Subsidiary shall be required to deliver any information or other documentation pursuant to this Section 5.01(k) that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law, court order or regulation or any contractual obligation or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, however, that, in the event that any such Person not provide any document or information in reliance on the foregoing clauses (ii) or (iii), such Person shall provide notice to the Administrative Agent that such documents or information is being withheld and such Person shall use commercially reasonable efforts to communicate the applicable documents or information in a way that would not violate the applicable obligation or risk waiver of such privilege); and

(l)            within two (2) Business Days after the delivery thereof to the applicable recipient, (i) any reports, budgets, or other written information or (ii) any indications of interest, term sheets or draft purchase or agency agreements (or similar documents) with respect to any potential Specified Sale Transaction, Elixir Monetization Event or Permitted Real Estate Disposition, in each case; provided to (A) the ABL DIP Agent or the ABL DIP Lenders (or their respective advisors), whether pursuant to the ABL DIP Loan Documents or otherwise or (B) the holders of the Existing Split-Priority Indebtedness or their applicable debt representative (or their respective advisors) or any party to the Restructuring Support Agreement (or their respective advisors), whether pursuant to any agreements evidencing the Existing Split-Priority Indebtedness, the Restructuring Support Agreement or otherwise.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or such other website as may be identified by the Borrower to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) to the extent reasonably required by the Administrative Agent or any Lender as a result of any regulatory requirements, internal guidelines, compliance requirements or systems limitations, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (y) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, promptly following the Administrative Agent’s written request therefor, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice after any Responsible Officer of the Borrower obtains knowledge of any of the following:

(a)            the occurrence of any Default;

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of any one or more ERISA Events that could reasonably be expected to result in a Material Adverse Effect;

(d)            (i) any Lien (other than Permitted Encumbrances and security interests created under any Loan Document or ABL DIP Loan Document) on any material portion of the Collateral; or (ii) any casualty event relating to a material portion of the Collateral;

(e)            the occurrence of any other event which could reasonably be expected to have a material adverse effect on the security interests created by the Loan Documents for the benefit of the Loan Parties or on the aggregate value of the Collateral;

(f)            any breach by any party to the Restructuring Support Agreement of its obligations thereunder (or receipt of any written notice sent by (or on behalf of) a party to the Restructuring Support Agreement claiming any such breach) or any termination of the Restructuring Support Agreement (or receipt of any written notice sent by (or on behalf of) a party to the Restructuring Support Agreement claiming or threatening to terminate the Restructuring Support Agreement); and

(g)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under Section 5.02 above shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the location of any Loan Party’s jurisdiction of incorporation or organization, or (iii) in any Loan Party’s form of organization. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or arrangements have been approved by the Administrative Agent, acting reasonably, for such filings to be made) under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties.

SECTION 5.04. Existence; Conduct of Business. Except as otherwise permitted by this Agreement, the Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and including any related or supplemental business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, and franchises, in each case material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or sale of assets permitted under Section 6.03.

SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, which, if unpaid, could result in a material Lien on any of their properties or assets, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (b) enforcement of the non-payment thereof is or would be subject to the Automatic Stay, or (c) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Insurance.

(a)            The Borrower will, and will cause each of the Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. If at any time the improvements located on any real estate owned by the Borrower or any Subsidiary is located in an area which is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower will, or will cause any applicable Subsidiary to, obtain flood insurance in such total amount as is reasonable and customary for companies engaged in the same or similar business and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, or (ii) a “Zone 1” area, the Borrower will, or will cause any applicable Subsidiary to, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the same or similar business. The Borrower will furnish to the Lenders, upon request of the Agents, information in reasonable detail as to the insurance so maintained.

(b)            The Borrower will, and will cause each of the Subsidiary Loan Parties to, (i) cause all such policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance satisfactory to the Agents, which endorsement shall provide that, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower and any other Loan Party under such policies directly to the Collateral Agent for application to the Obligations (in accordance with the terms of this Agreement and the ABL DIP Intercreditor Agreement, if applicable); (ii) cause all such policies to provide that none of the Borrower, the Subsidiary Loan Parties, the Administrative Agent, the Collateral Agent, the Collateral Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Agents may reasonably require from time to time to protect their interests; (iii) deliver broker’s certificates to the Collateral Agent naming it as “additional insured” under the applicable policy; and (iv) cause each such policy to provide that it shall not be canceled or not renewed by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or for any other reason upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent, in each case with such modifications as the Administrative Agent may approve, acting reasonably.

(c)            In connection with the covenants set forth in this Section, it is agreed that:

(i)            none of the Agents, the Lenders, or their agents or employees shall be liable for any payment of the premiums for such insurance policies or any loss or damage insured by the insurance policies required to be maintained under this Section, and (A) the Borrower and each Subsidiary Loan Party shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees; provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive its (and, agrees to cause each Subsidiary Loan Party to waive their respective) right of recovery, if any, against the Agents, the Lenders and their agents and employees; and

(ii)            the designation of any form, type or amount of insurance coverage by the Agents or the Required Lenders under this Section shall in no event be deemed a representation, warranty or advice by the Agents or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

(d)            The Borrower will, and will cause each of the Subsidiaries to, permit any representatives that are designated by the Administrative Agent to inspect the insurance policies maintained by or on behalf of the Borrower and the Subsidiaries and inspect books and records related thereto and any properties covered thereby.

SECTION 5.08. Books and Records; Inspection and Audit Rights; Collateral and Borrowing Base Reviews.

(a)            The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by any Lender (at such Lender’s expense, unless a Default has occurred and is continuing, in which case at the Borrower’s expense), and after such Lender has consulted the Administrative Agent with respect thereto, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b)            The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent (including any consultants (including the Lender Group Consultants), field examiners, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct (i) two field examinations of the Loan Parties and the Collateral in any twelve month period, (ii) two appraisals of the Borrower’s and the Subsidiaries’ assets of the type (other than Prescription Files) that are included in the Borrowing Base Amount in any twelve month period, (iii) two appraisals of the Borrower’s and the Subsidiaries’ Prescription Files in any twelve month period, (iv) one appraisal of the Borrower’s and the Subsidiaries’ Owned Real Property in any twelve month period and (v) other evaluations and appraisals of the Borrower’s computation of the Borrowing Base Amount and the assets of the type included in therein, all at such reasonable times and as often as reasonably requested or at any time if a Default shall have occurred and be continuing. The Borrower shall pay the reasonable fees and expenses of any representatives retained by the Administrative Agent to conduct any such evaluation or appraisal (it being understood that the third party representatives retained by the Administrative Agent shall conduct any such evaluation or appraisal on behalf of the Administrative Agent); provided, however, that, notwithstanding the foregoing, the Administrative Agent may undertake one such additional field examination, one such additional appraisal of Prescription Files and one such additional appraisal of other assets (if any) of the type included in the Borrowing Base Amount in each fiscal year of the Borrower, at the expense of the Lenders.

(c)            The Borrower will, and will cause each of the Subsidiaries to, in connection with any computation of the Borrowing Base Amount, maintain Realty Reserves and such other reserves in effect from time to time (for purposes of computing the Borrowing Base Amount) in respect of Eligible Accounts Receivable and Eligible Script Lists and make such other adjustments to its parameters for including Eligible Accounts Receivable and Eligible Script Lists in the Borrowing Base Amount as the Administrative Agent shall require based upon the results of such evaluation and appraisal in its commercially reasonable judgment to reflect Borrowing Base Factors (it being understood and agreed that the amount of any such reserve adjustment shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such adjustment).

(d)            The Borrower will, and will cause each of the Subsidiaries to, at the prior written request of the Administrative Agent from time to time, and at the expense of the Borrower, cooperate with the Administrative Agent (including any consultants (including the Lender Group Consultants), field examiners, accountants, lawyers and appraisers retained by the Administrative Agent) to (i) permit to be conducted monthly “desktop” Collateral appraisals, including reviews of inventory levels and mix and Prescription Files; and (ii) deliver any information reasonably requested in writing by the Administrative Agent or its representatives in connection with appraisals, collateral audits, valuations of the Collateral for the purposes of a “stalking horse” bid, other Collateral reporting, or otherwise.

(e)            Notwithstanding the foregoing Section 5.08(b) to the contrary, so long as the ABL DIP Agent is conducting the number of field examinations and appraisals permitted to be conducted under such Section, and the Administrative Agent and the Lenders have received copies of all such field examinations and appraisals, the Administrative Agent shall not conduct a field examination and/or an appraisal at the expense of the Borrower (it being understood that this Section 5.08(e) shall not apply to appraisals of Owned Real Property, which shall be conducted in the manner contemplated by Section 5.08(b) above).

SECTION 5.09. Compliance with Laws. Except to the extent non-compliance is permitted under the Bankruptcy Code or subject, as applicable, to the Automatic Stay, the Borrower will, and will cause each of the Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, HIPAA and all other material healthcare laws and regulations, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or to the extent that any failures so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower will implement and maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and the Borrower and its Subsidiaries shall conduct their business in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

SECTION 5.10. Use of Proceeds.

(a)            The proceeds of the Loans made on the Closing Date will be used by the Borrower strictly in accordance with the Transaction Funds Flow (and within two (2) Business Days of the Closing Date as set forth therein) and the Approved Budget (subject to Permitted Variance) for working capital needs and for general corporate purposes, in each case to the extent expressly under applicable law and the Loan Documents, including (i) to pay fees, expenses, and costs incurred in connection with the Chapter 11 Case in accordance with the Approved Budget, as well as the payment of any adequate protection payments approved in the Financing Order, and (ii) to fund the Carve Out.

(b)            No proceeds of the Loans will be used to repay, prepay, redeem or otherwise satisfy any Indebtedness of the Borrower or its Subsidiaries, including any ABL Pre-Petition Senior Obligations, ABL DIP Obligations or Existing Split-Priority Indebtedness.

(c)            No proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. The Borrower will ensure that no such use of Loan proceeds will entail any violation of Regulation T, U or X of the Board.

(d)            The Borrower will not request any Borrowing, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.11. Additional Subsidiaries. If any additional Domestic Subsidiary (other than any Excluded Subsidiary) is formed or acquired after the Closing Date, the Borrower will, within five (5) days after such Subsidiary is formed or acquired (or such later date as the Administrative Agent may agree) (or, with respect to any other Subsidiary, if the Borrower elects to cause such Subsidiary to become a Subsidiary Loan Party, the Borrower will) notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary; provided that, the Borrower shall not form or acquire, or permit any Subsidiary to form or acquire, any additional Subsidiaries after the Closing Date, unless the Administrative Agent shall have provided its prior written consent to the formation or acquisition of such Subsidiary; and provided, further, that, no Subsidiary of any Loan Party that is not a Loan Party on the Closing Date shall be joined to this Agreement or any other Loan Document unless and until such Subsidiary has delivered all documentation and other information required by US Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and, with respect to any such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to such Subsidiary, and the Administrative Agent has received confirmation from each Lender that such Lender has received all such documentation and other information.

SECTION 5.12. Further Assurances.

(a)            The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, deeds of trust and other documents), which may be required under any applicable law, or which any Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to each Agent, from time to time upon request by any of them, evidence reasonably satisfactory to Agents, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents in favor of the Collateral Agent in favor of the Secured Parties.

(b)            It is understood and agreed that the Administrative Agent may file one or more Mortgages in the appropriate real estate records with respect to any Owned Real Property if (i) an Event of Default has occurred and is continuing or (ii) the Administrative Agent determines that the filing of any such Mortgage (x) is necessary or advisable under applicable law for perfection and/or the exercise and enforcement of remedies or (y) would enhance the marketability of the Owned Real Property in connection with the exercise and enforcement of remedies or otherwise (and regardless of whether the Secured Parties have commenced any exercise of remedies at such time). If at any time the Administrative Agent so elects to file any such Mortgage in the appropriate real estate records, then the Borrower shall, and shall cause each Subsidiary Loan Party to, execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any applicable law, or which any Agent or the Required Lenders may reasonably request, to cause any such Mortgage to be filed in the appropriate real estate records (including that the Borrower and Subsidiary Loan Parties shall pay all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection therewith upon the recording thereof). Notwithstanding anything in this Agreement or any other Loan Document to the contrary, it is understood and agreed that the Administrative Agent shall not obtain or file any Mortgage with respect to any Owned Real Property unless and until (i) the Administrative Agent and each Lender has received a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such property and (ii) if such Owned Real Property is in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), each Lender has received all flood due diligence and flood insurance compliance with respect thereto, including satisfactory evidence that the Borrower or any Subsidiary, as applicable, has obtained flood insurance with respect to such Owned Real Property as required by Section 5.07.

SECTION 5.13. [Reserved].

SECTION 5.14. Intercompany Transfers. The Borrower shall maintain accounting systems capable of tracing intercompany transfers of funds and other assets.

SECTION 5.15. Inventory Purchasing. The Borrower shall, and shall cause each Subsidiary party to the Intercompany Inventory Purchase Agreement to, at all times maintain in all material respects the vendor inventory purchasing system and the intercompany inventory purchasing system in accordance in all material respects with the terms of the Intercompany Inventory Purchase Agreement. The Borrower shall cause each Subsidiary which owns or acquires any Collateral consisting of inventory to be party to the Intercompany Inventory Purchase Agreement.

SECTION 5.16. Cash Management System. The Borrower will, and will cause each Subsidiary Loan Party to, (a) at all times, maintain a Cash Management System that complies with the Cash Management Order, Schedule 2 of the Security Agreement and Section 5.17 and (b) comply with each of such Loan Party’s obligations under the Cash Management System, and to use its best efforts to cause any applicable third party to effectuate the Cash Management System.

SECTION 5.17. Specified Elixir Assets. To the extent no Elixir Monetization Event is consummated on or prior to February 15, 2024 (provided that this paragraph shall not apply if the 100% of the equity interests or substantially all of the assets of Elixir Insurance Company are sold as a part of a Specified Elixir Sale prior to such date), or, if earlier, on the date that the Borrower has elected to no longer pursue an Elixir Monetization Event, the Borrower shall promptly (and in any event, within ten (10) Business Days (or such longer period as the Administrative Agent may agree in writing)) thereafter cause the intercompany payable(s) outstanding at such time and owing by Elixir Insurance Company to one or more Loan Parties to be satisfied by causing a portion of the Specified Elixir Assets to be purchased by, or otherwise transferred to, one or more Loan Parties in an amount equal to the fair market value (as determined by the Borrower in good faith) of such Specified Elixir Assets equal to the amount of such intercompany payable(s) at the time of such purchase or transfer (or otherwise on terms satisfactory to the Administrative Agent); provided that such purchase or transfer may be limited to the extent required by applicable law, including insurance laws, regulations or orders applicable to Elixir Insurance Company.

SECTION 5.18. Company Financial Advisors and Lender Group Consultants.

(a)            The Borrower will, and will cause each Subsidiary to,

(i)            Timely file motions with the Bankruptcy Court seeking to continue to retain the Company Financial Advisors that have been retained as of the Petition Date.

(ii)           Continue to retain the Company Financial Advisors. The retention of each Company Financial Advisor shall be on terms and conditions (including as to scope of engagement) reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent hereby confirms that, as of the Closing Date, the existing engagements of Alvarez & Marsal North America, LLC and Guggenheim Securities, LLC as Financial Advisors satisfy the applicable requirements set forth in this Section 5.18(a).

(iii)          Fully cooperate with the Company Financial Advisors, including in connection with the preparation of the Approved Budget and other reporting or information required to be delivered pursuant to this Agreement or that is requested by the Administrative Agent or any Lender from time to time. The Loan Parties hereby (i) authorize the Administrative Agent (or its agents or advisors, including any Lender Group Consultant) to communicate directly with the Company Financial Advisors regarding any and all matters related to the Loan Parties and their Affiliates, including all financial reports and projections developed, reviewed or verified by any of the Company Financial Advisors and all additional information, reports and statements requested by the Administrative Agent and (ii) authorize and direct each Company Financial Advisor to provide the Administrative Agent (or their respective agents or advisors, including any Lender Group Consultant) with copies of reports and other information or materials prepared or reviewed by any such Company Financial Advisor as the Administrative Agent may request in writing.

(b)            The Borrower, on behalf of itself and each other Loan Party, hereby acknowledges that the Administrative Agent shall be permitted to engage outside consultants and advisors (each, a “Lender Group Consultant” and collectively, the “Lender Group Consultants”) to provide advice, analysis and reporting for the sole benefit of the Administrative Agent and the other Secured Parties, which as of the Closing Date includes BRG. Each Loan Party covenants and agrees that (i) such Loan Party shall, and shall cause each Company Financial Advisor to, cooperate with any Lender Group Consultant, (ii) all costs and expenses of any such Lender Group Consultant shall be paid or reimbursed by the Borrower in accordance with Section 9.03, and (iii) all reports, determinations and other written and verbal information provided by any Lender Group Consultant shall be confidential and no Loan Party shall be entitled to have access to any such reports, determinations or information.

(c)            From time to time upon reasonable written request of the Administrative Agent, the Borrower will, and will cause each Subsidiary to, conduct and cause the applicable Company Financial Advisor (or other appropriate Loan Party professionals) to participate, together with financial officers of the Loan Parties, in bi-weekly (i.e., every two weeks) status calls with the Administrative Agent and the Lenders to discuss (i) the Approved Budget or the Approved Budget Variance Reports and/or any other reports or information delivered pursuant to this Agreement, (ii) the financial operations and performance of the Loan Parties’ business, (iii) the status of any Specified Sale Transaction, the Specified Store Closing Sale, and/or the achievement of any Chapter 11 Case Milestones and/or (iv) such other matters relating to the Loan Parties and their business and operations as the Administrative Agent (or its agents, consultants or advisors) shall reasonably request.

SECTION 5.19. Approved Budget.

(a)            The Borrower will, and will cause each Subsidiary to, use the Loans under this Agreement and the other Loan Documents and use “cash collateral” (as defined in Section 363(a) of the Bankruptcy Code) solely in accordance with the Approved Budget (subject to the Permitted Variance) and Section 5.10.

(b)            The Approved Budget may be updated, modified or supplemented from time to time by the Borrower with the prior written consent of the Administrative Agent, and shall be updated from time to time upon the written request of the Administrative Agent; provided that, on or before the fourth Business Day of the first week (but in any event not later than Friday of such week) of each successive four-week period following the Closing Date (i.e., commencing with the week of November 12, 2023), the Borrower shall submit an updated budget for the next successive thirteen-week period (it being understood that, unless otherwise agreed by the Administrative Agent, each updated budget shall only add projections for periods not previously covered by any Approved Budget and shall not modify any prior periods). Each such updated, modified or supplemented budget shall be approved by, and in form and substance satisfactory to, the Administrative Agent (which approval or disapproval, as the case may be, the Administrative Agent shall provide in writing within five (5) Business Days after receipt of such updated budget (together with all supporting documentation and information that has been reasonably requested by the Administrative Agent)) and no such updated, modified or supplemented budget shall be effective until so approved in writing and once so approved shall be deemed an Approved Budget; provided that, in the event the Administrative Agent and the Borrower cannot (while acting in good faith) agree as to an updated, modified or supplemented budget, such disagreement shall give rise to an Event of Default hereunder once the period covered by the most recent Approved Budget has terminated. Each Approved Budget delivered to the Administrative Agent shall be accompanied by such supporting documentation as reasonably requested by the Administrative Agent. Each Approved Budget shall be prepared in good faith, with due care, and based upon assumptions which the Borrower believes to be reasonable.

(c)            The Loan Parties shall perform in accordance with the Approved Budget, subject to the following to be tested commencing with the fourth calendar week following the Closing Date (i.e., commencing with the Cumulative Four-Week Period ending on November 11, 2023) (the “Permitted Variance”): (i) the Actual Cash Receipts for any Cumulative Four-Week Period shall not be less than 85.0% of the Budgeted Cash Receipts for such Cumulative Four-Week Period, as set forth in the most recent Approved Budget and (ii) the Actual Operating Disbursement Amounts for any Cumulative Four-Week Period shall not be greater than 112.5% of the Budgeted Operating Disbursement Amounts for such Cumulative Four-Week Period, as set forth in the most recent Approved Budget.

(d)            The Borrower shall deliver to the Administrative Agent, by not later than 5:00 p.m., on the fourth Business Day of each week (but in any event not later than Friday of such week) (commencing with the first such day of the first full calendar week following the entry of the Interim Financing Order), a Compliance Certificate, which shall, among other things, (i) certify as to whether a Default or Event of Default (including with respect to the covenants contained in Section 5.19(c)) has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) attach an Approved Budget Variance Report, and (iii) on a bi-weekly basis (i.e., every two weeks), include a report listing the Stores subject to Specified Store Closing Sales and the other remaining Stores and confirming the lease assumption/rejection status and lease expiration date of each Store location and each leased warehouse or distribution center location of any Loan Party.

(e)            The Administrative Agent and the Lenders (i) may assume that the Loan Parties will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from proceeds of Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of the Obligations, including any expenses payable pursuant to Section 9.05, are estimates only, and the Loan Parties shall remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the Financing Order regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of any Loan Document or any of the borrowing base restrictions or other lending limits set forth therein.

SECTION 5.20. Chapter 11 Case Milestones.

(a)            The Borrower will, and will cause each of the Subsidiaries to, comply with each of the covenants contained on Schedule 5.20 (collectively, the “Chapter 11 Case Milestones”), upon the terms and at the times provided for therein; provided that the Administrative Agent may, in its sole and absolute discretion, extend any of the Chapter 11 Case Milestones for a period of not more than ten (10) Business Days in the aggregate for any particular Chapter 11 Case Milestone or for such longer period with the consent of the Required Lenders (in their sole and absolute discretion).

(b)            The Borrower will, and will cause each of the Subsidiaries to, provide the Administrative Agent with a status report and such other updated information relating to the achievement of any Chapter 11 Case Milestone as may be reasonably requested by the Administrative Agent or the Required Lenders, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.21. Compliance with Bankruptcy Court Orders, Bankruptcy Code, Etc. The Borrower will, and will cause each Subsidiary to, comply with (a) the Financing Order and the Cash Management Order, in all respects, and shall not seek any reversal, vacatur, stay, amendment or modification thereto, without the prior written consent of the Administrative Agent, (b) all other orders of the Bankruptcy Court, and (c) all other obligations and responsibilities as debtors-in-possession under the Bankruptcy Code and the Bankruptcy Rules.

SECTION 5.22. Real Estate Leases. The Borrower will, and will cause each of the Subsidiaries to:

(a)            subject to Section 365(d)(3) of the Bankruptcy Code, (i) make all required payments under all Real Estate Leases for Store locations, Ground-Leased Real Property and leased warehouse or distribution center locations of any Loan Party as required by the Bankruptcy Court and otherwise in accordance with the Approved Budget (subject to the Permitted Variance) and (ii) perform, in all material respects, and within any applicable notice or cure period set forth therein, all other obligations in respect of all Real Estate Leases for Store locations and leased warehouse or distribution center locations of any Loan Party as required by the Bankruptcy Court;

(b)            keep all Real Estate Leases for Store locations, Ground-Leased Real Property and leased warehouse or distribution centers of any Loan Party in full force and effect and not allow such Real Estate Leases to lapse or be terminated or any rights to renew such Real Estate Leases to be forfeited or cancelled; and

(c)            promptly notify the Administrative Agent of any material default beyond the applicable notice and cure period set forth in such Real Estate Lease by any party thereto with respect to Real Estate Leases for Store locations, Ground-Leased Real Property and leased warehouse or distribution center locations of any Loan Party, and reasonably cooperate with the Administrative Agent in all respects to cure any such material default then continuing;

in each case of clause (a), (b) and (c), other than with respect to (i) any Real Estate Lease relating to a Store or other real property location subject to a Specified Sale Transaction or the Specified Store Closing Sale after (x) the completion of such Specified Sale Transaction or the Specified Store Closing Sale at such location and (y) the effective date of the rejection of the applicable Real Estate Lease or (ii) any Real Estate Lease rejected in accordance with the procedures set forth in Section 5.23.

SECTION 5.23. Assumption and Rejection of Contracts and Real Estate Leases. The Borrower will, and will cause each of the Subsidiaries to, provide to the Administrative Agent and to BRG (or any other Lender Group Consultant designated by the Administrative Agent in writing to the Borrower as a required recipient of such notice) prior written notice of the filing any motion or notice to assume or reject, pursuant to Section 365 of the Bankruptcy Code, any of the Borrower’s or any Subsidiary’s material contracts or any of the Borrower’s or any Subsidiary’s Real Estate Leases for Store locations, Ground-Leased Real Property or leased warehouse or distribution center locations, in each case, as soon as reasonably practicable and at least three (3) Business Days (or such shorter notice reasonably acceptable to the Administrative Agent) prior to the filing of any such motion, and no such contract or Real Estate Lease shall be assumed or rejected, if such assumption or rejection could be expected to adversely impact the Term Loan Exclusive Collateral, the ABL Priority Collateral or any Lien of the Collateral Agent thereon (in the determination of the Administrative Agent, in its commercially reasonable judgment, which determination is delivered to the Borrower in writing not later than two (2) Business Days after receipt of the Borrower’s applicable notice delivered pursuant to this Section 5.23; provided, however, it is understood and agreed that it would adversely impact the Term Loan Exclusive Collateral to reject any Real Estate Lease that governs Ground-Leased Real Property and, accordingly, the Borrower shall not file any motion to reject any such Real Estate Lease without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, this Section 5.23 shall not apply with respect to any Real Estate Leases for any Specified Stores.

SECTION 5.24. Term Loan Exclusive Collateral Accounts. Within ten (10) days after the Petition Date (as may be extended by the Administrative Agent in writing in its sole discretion), the Borrower or a Subsidiary Loan Party shall have established (or shall have designated) one or more Term Loan Exclusive Collateral Accounts. To the extent Net Cash Proceeds in respect of any Term Loan Exclusive Collateral have not been delivered directly to the Administrative Agent to be applied to the Obligations in the manner set forth in Section 2.11, the Borrower shall, and shall cause each Subsidiary Loan Party to, deposit any Net Cash Proceeds of Term Loan Exclusive Collateral (and not any other funds) received by the Borrower or such Subsidiary Loan Party in the Term Loan Exclusive Collateral Accounts and, thereafter, shall use such Net Cash Proceeds to repay the Obligations as required by Section 2.11. For the avoidance of doubt, none of the Term Loan Exclusive Collateral Accounts or any funds therein shall (i) constitute ABL Priority Collateral or (ii) be subject to any Liens other than the Liens of the Collateral Agent securing the Obligations.

SECTION 5.25. Post-Closing Obligations. The Borrower shall, and shall cause each Subsidiary to, complete each of the post-closing obligations and/or deliver to the Administrative Agent or the Collateral Agent, as applicable, each of the documents, instruments, agreements and information listed on Schedule 5.25, on or before the date set forth for each such item on Schedule 5.25 (as may be extended by such Agent in writing in its sole discretion), each of which shall be completed or provided in form and substance reasonably satisfactory to such Agent.

ARTICLE VI

Negative Covenants

Until the Obligation Payment Date, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities.

(a)            The Borrower will not, and will not permit any Subsidiary to, create, issue, incur, assume or permit to exist any Indebtedness, any Attributable Debt in respect of any Sale and Leaseback Transaction, any Disqualified Preferred Stock except:

(i)            Indebtedness under the Loan Documents;

(ii)            the ABL Pre-Petition Senior Obligations;

(iii)           Indebtedness of the Borrower and the Subsidiaries in respect of intercompany Investments permitted under Section 6.04; provided that any such Indebtedness owing by the Borrower or a Subsidiary Loan Party to a Subsidiary that is not a Loan Party is subordinated to the Obligations pursuant to terms substantially the same as those forth on Annex I of the ABL Pre-Petition Credit Agreement; provided, further, that any references therein to the ABL Pre-Petition Senior Obligations, the ABL Pre-Petition Credit Agreement or the ABL Pre-Petition Agent shall refer to the Obligations hereunder, this Agreement and the Administrative Agent, respectively;

(iv)           the Existing Non-Guaranteed Indebtedness, to the extent subject to the terms of the Financing Order;

(v)           Indebtedness incurred pursuant to the ABL DIP Loan Documents so long as the aggregate principal amount of such Indebtedness does not exceed $3,575,000,000;

(vi)            Indebtedness of Elixir Insurance Company incurred in connection with any Elixir Monetization Event; provided that (A) no Loan Party shall be an obligor (or subject to any right of recourse) in respect of such Indebtedness, (B) the Net Cash Proceeds of any such Elixir Monetization Event are received by a Loan Party, and (C) the existence of such Indebtedness (or the rights conferred to the holders of such Indebtedness) could not reasonably be expected to impair or limit the ability of the Loan Parties to the consummate a Specified Elixir Sale or the anticipated consideration to be received by the Loan Parties in connection with a Specified Elixir Sale;

(vii)          the Existing Split-Priority Indebtedness, to the extent subject to the terms of the Financing Order;

(viii)         to the extent constituting Indebtedness, any superpriority administrative claims granted pursuant to the Financing Order;

(ix)           [reserved];

(x)            [reserved];

(xi)           endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(xii)          Indebtedness consisting of Capital Lease Obligations (not otherwise permitted pursuant to this Section 6.01(a)), to the extent (A) existing on the Closing Date and set forth on Schedule 6.01(a)(xii) and (B) permitted to be incurred by the ABL Pre-Petition Credit Agreement as of the date of incurrence thereof, but not any extensions, renewals, refinancings or replacements of such Indebtedness;

(xiii)         [reserved];

(xiv)        Indebtedness (including Capital Lease Obligations) and Attributable Debt in respect of Sale and Leaseback Transactions, equipment financing or leasing in the ordinary course of business of the Borrower and the Subsidiaries consistent with past practices;

(xv)          [reserved];

(xvi)         [reserved];

(xvii)        [reserved];

(xviii)       [reserved];

(xix)         Guarantees of any Indebtedness under clauses (i), (ii) and (vii) of this Section 6.01(a); and

(xx)          to the extent constituting Indebtedness, the Carve Out.

Notwithstanding any of the foregoing, and except for the Carve Out, no Indebtedness permitted under this Section 6.01(a) shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of the Agents and the Lenders as set forth herein and in the Financing Order, other than, (A) solely with respect to the Split-Lien Priority Collateral, the Existing Split-Priority Indebtedness permitted under Section 6.01(a)(vii) and (B) solely with respect to ABL Priority Collateral and Split-Lien Priority Collateral, and solely to the extent such administrative expense claim status ranks pari passu with the superpriority administrative expense claims of the Agents and the Lenders, the Indebtedness incurred pursuant to the ABL DIP Loan Documents permitted under Section 6.01(a)(v) and the ABL Pre-Petition Senior Obligations permitted under Section 6.01(a)(ii).

(b)            The Borrower will not, nor will it permit any Subsidiary to, issue any Preferred Stock or other preferred Equity Interests, other than (i) Qualified Preferred Stock of the Borrower, (ii) Disqualified Preferred Stock of the Borrower permitted by Section 6.01(a), (iii) [reserved], (iv) Preferred Stock of a Subsidiary issued to the Borrower or a Subsidiary Loan Party or, in the case of a Subsidiary that is not a Subsidiary Loan Party, to another Subsidiary that is not a Subsidiary Loan Party, and (v) other preferred Equity Interests issued and outstanding on the Closing Date and set forth on Schedule 6.01(b).

SECTION 6.02. Liens.

(a)            The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)            Liens created under the Loan Documents to secure the Obligations;

(ii)            Permitted Encumbrances;

(iii)           Liens created (x) under the ABL DIP Loan Documents to secure Indebtedness permitted under Section 6.01(a)(v) and the other ABL DIP Obligations, to the extent such Liens are subject to the ABL DIP Intercreditor Agreement and the Financing Order and (y) under the ABL Pre-Petition Senior Loan Documents to secure Indebtedness permitted under Section 6.01(a)(ii), to the extent such Liens are subject to the Financing Order;

(iv)          Liens on ABL Priority Collateral and Split-Lien Priority Collateral securing the Existing Split-Priority Indebtedness, to the extent such Liens are subject to the Financing Order;

(v)            any Lien securing Indebtedness of a Subsidiary owing to a Subsidiary Loan Party;

(vi)          any Lien securing Attributable Debt and other payment obligations under leases incurred in connection with a Sale and Leaseback Transaction permitted pursuant to Section 6.01(a)(xiv) and Section 6.06; provided that such Liens attach only to the equipment, real property or other assets subject to such Sale and Leaseback Transaction;

(vii)         adequate protection Liens and superpriority administrative claims, in each case, granted pursuant to the Financing Order;

(viii)        Liens securing Indebtedness incurred in connection with any Elixir Monetization Event permitted pursuant to Section 6.01(a)(vi) or otherwise attaching to the Specified Elixir Assets in connection with an Elixir Monetization Event; provided that (A) such Liens do not attach to any assets of a Loan Party or any assets of a Subsidiary (other than the Specified Elixir Assets) and (B) the existence of such Liens or related Indebtedness (or the rights conferred to the holders of such Liens or Indebtedness) could not reasonably be expected to impair or limit the ability of the Loan Parties to consummate a Specified Elixir Sale or the anticipated consideration to be received by the Loan Parties in connection with a Specified Elixir Sale;

(ix)           any Lien on equipment securing Indebtedness incurred to finance such equipment pursuant to Section 6.01(a)(xiv);

(x)            Permitted Prior Liens;

(xi)           Liens existing on the Petition Date and identified on Schedule 6.02(a)(xi); provided that such Liens do not attach to any property other than the property identified on Schedule 6.02(a)(xi) and secure only the ABL Pre-Petition Senior Obligations they secured on the Petition Date;

(xii)          Liens relating to or in connection with any Plan or Multiemployer Plan; provided that any such Lien is at all times unperfected and perfection of any such Lien is subject to the Automatic Stay;

(xiii)         Liens (other than Liens securing Indebtedness) that are not otherwise permitted under any other provision of this Section 6.02(a); provided, that (A) the aggregate amount of liabilities secured by such Liens shall not at any time exceed $5,000,000 and (B) such Liens shall not attach to any ABL Priority Collateral or Term Loan Exclusive Collateral, unless such Lien shall rank junior to the Liens of (x) the ABL DIP Agent and the Collateral Agent on such ABL Priority Collateral and (y) the Collateral Agent on such Term Loan Exclusive Collateral; and

(xiv)         put and call agreements, described on Schedule 6.02(a)(xi), with respect to Equity Interests acquired or created prior to the Petition Date in connection with Joint Ventures existing as of the Petition Date; provided that the exercise of any such put or call agreements against the Borrower or its Subsidiaries is subject to the Automatic Stay.

(b)            [Reserved].

(c)            Notwithstanding anything to the contrary herein, Liens permitted under Section 6.02(a) (other than (i) solely with respect to Split-Lien Priority Collateral, the Liens permitted under Section 6.02(a)(iv), and (ii) solely with respect to ABL Priority Collateral and solely to the extent such Liens rank pari passu with the Liens securing the Obligations, the Liens permitted under Section 6.02(a)(iii)(x)), shall at all times be junior and subordinate to the Liens under the Collateral Documents (including the Financing Order) securing the Obligations.

(d)            The prohibition provided for in this Section 6.02 specifically includes any effort by any Loan Party or Subsidiary, any Statutory Committee or any other party in interest in the Chapter 11 Case to prime or create pari passu to any claims, Liens or interests of the Agents and the Lenders, other than as set forth in the Financing Order and irrespective of whether such claims, Liens or interests may be “adequately protected.”

SECTION 6.03. Fundamental Changes. Without limiting the restrictions on Business Acquisitions set forth in Section 6.04, the Borrower will not, and will not permit any Subsidiary Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto (in the case of clause (iii) below) no Default shall have occurred and be continuing (i) any Person may merge or consolidate into the Borrower in a transaction in which the Borrower is the surviving corporation, provided that, if such other Person is a Subsidiary Loan Party, it shall have no assets that constitute Collateral, (ii) any Person may merge into or consolidate with a Subsidiary Loan Party in a transaction in which such Subsidiary Loan Party is the surviving Person or the surviving Person is or concurrently with such merger or consolidation becomes a Subsidiary Loan Party, (iii) any Subsidiary Loan Party may liquidate or dissolve with the prior written consent of the Administrative Agent; provided that at the time of such liquidation or dissolution, no assets of such Subsidiary Loan Party shall be included in the determination of the Borrowing Base Amount, (iv) any Asset Sale of the Equity Interests in any Subsidiary Loan Party that is permitted under Section 6.05 may be effected through a merger, consolidation, liquidation or dissolution of such Subsidiary Loan Party; provided that (A) any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted to engage in such merger unless also permitted by Section 6.04 and (B) the Borrower and the applicable Subsidiary Loan Party shall comply with the provisions of Section 5.11 with respect to any Subsidiary acquired pursuant to this Section 6.03, to the extent applicable.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to, make any Investment except:

(a)            Permitted Investments;

(b)            Investments of the Borrower and the Subsidiary Loan Parties and set forth on Schedule 6.04;

(c)            Guarantees of Indebtedness and/or Guarantees consisting of Indebtedness permitted by Section 6.01;

(d)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e)            Investments by the Borrower or any Subsidiary Loan Party in Subsidiary Loan Parties; provided that the Borrower and such Subsidiary Loan Party, as the case may be, shall comply with the applicable provisions of Section 5.11 with respect to any newly formed Subsidiary;

(f)            Investments consisting of non-cash consideration received in connection with any Asset Sale permitted by Section 6.05(a) (other than with respect to any sale of inventory at retail in the ordinary course of business);

(g)            Investments by the Subsidiaries in the Borrower; provided that the proceeds of such Investments are used for a purpose set forth in Section 5.10;

(h)            [reserved];

(i)            usual and customary loans and advances to employees, officers and directors of the Borrower and the Subsidiaries, in the ordinary course of business; provided that aggregate amount of such loans and advances outstanding at any time shall not exceed $1,000,000;

(j)            [reserved];

(k)            to the extent contemplated by the Approved Budget, Investments in charitable foundations organized under Section 501(c) of the Code in an amount not to exceed $3,000,000 in the aggregate in any calendar year; provided that amounts raised from customers or vendors for purposes of making Investments in charitable foundations organized under Section 501(c) of the Code shall not be subject to such calendar year cap;

(l)            any Investment consisting of a Hedging Agreement permitted by Section 6.07;

(m)            [reserved];

(n)            [reserved];

(o)            [reserved];

(p)            Investments by any Subsidiary that is not a Subsidiary Loan Party in any other Subsidiary that is not a Subsidiary Loan Party or in any Subsidiary Loan Party;

(q)            Investments held by any Person that becomes a Subsidiary at the time such Person becomes a Subsidiary; provided that no such Investment was made in contemplation of such Person becoming a Subsidiary;

(r)            [reserved];

(s)            Investments consisting of Guarantees by the Borrower or any of its Subsidiaries of obligations of the Borrower or any of its Subsidiaries to the extent not constituting Indebtedness and incurred in the ordinary course of business; and

(t)            as contemplated by the Approved Budget, Investments in the form of intercompany loans to Elixir Insurance Company consistent with past practices.

Notwithstanding anything to the contrary set forth in this Agreement or in any other Loan Document, no Investment shall be made by any Loan Party to any other Loan Party or third party in the form of real estate or Equity Interests.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, conduct any Asset Sale, including any sale of any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)            Permitted Dispositions;

(b)            any Specified Sale Transaction;

(c)            any disposition of the Specified Elixir Assets on market terms (as determined by the Borrower in good faith), in connection with any Elixir Monetization Event provided that (i) no Loan Party shall be an obligor (or subject to any right of recourse or repurchase obligation) pursuant to the terms of such disposition and (ii) the Net Cash Proceeds of any such disposition are received by a Loan Party;

(d)            any issuance of Equity Interests of any Subsidiary by such Subsidiary to the Borrower or any other Subsidiary Loan Party;

(e)            any Sale and Leaseback Transaction permitted pursuant to Section 6.01(a)(xiv) and Section 6.06;

(f)            the Specified Store Closing Sales; and

(g)            any Permitted Real Estate Disposition;

provided that, (i) with respect to sales, transfers or dispositions under Section 6.05(b), (e), (f) or (g), 100% of the consideration therefor shall consist of cash, (ii) prior to any sales, transfers or dispositions or series of related sales, transfers or dispositions of assets of the type included in the determination of the Borrowing Base Amount, ABL DIP Borrowing Base Amount or the ABL DIP FILO Borrowing Base Amount (other than pursuant to the Specified Store Closing Sales) or of the Equity Interests of any Subsidiary Loan Party with assets of the type included in the determination of the Borrowing Base Amount, ABL DIP Borrowing Base Amount or the ABL DIP FILO Borrowing Base Amount, in each case pursuant to this Section 6.05 and with a value in excess of $5,000,000, (1) the Borrower shall have delivered to Administrative Agent at least two (2) Business Days prior to the consummation of any such sales, transfers or dispositions, an updated Borrowing Base Certificate giving pro forma effect to such sales, transfers or dispositions (as if such sales, transfers or dispositions occurred on such date of delivery of the Borrowing Base Certificate) and demonstrating that, on a pro forma basis, the Credit Extension Conditions under (and as defined in) the ABL DIP Loan Agreement shall be satisfied after giving effect to such transaction (which Credit Extension Conditions shall, for the avoidance of doubt, give effect to any Term Loan Push-Down Reserve required at such time after giving pro forma effect to such sales, transfers or dispositions) and (2) no Event of Default shall have occurred and be continuing and (iii) any sale, transfer or disposition of Intellectual Property pursuant to this Section 6.05 that is reasonably necessary in connection with the enforcement of any rights or remedies with respect to Term Loan Exclusive Collateral, shall be made expressly subject to the Term Loan License and any purchaser, assignee or other transferee thereof shall agree in writing (pursuant to an agreement in form and substance reasonably satisfactory to Collateral Agent) to be bound by the Term Loan License. Other than in connection with a Specified Elixir Sale or an Elixir Monetization Event, neither the Loan Parties nor any of their Subsidiaries (including Elixir Insurance Company) shall be permitted to conduct any Asset Sale consisting of the Specified Elixir Assets or any other assets of Elixir Insurance Company, without the prior written consent of the Administrative Agent.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Sale and Leaseback Transaction, except (a) to the extent constituting a Permitted Real Estate Disposition and (b) for Sale and Leaseback Transactions permitted by and effected pursuant to Section 6.01(a)(xiv) which do not result in Liens other than Liens permitted pursuant to Section 6.02(a).

SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, incur or at any time be liable with respect to any monetary liability under any Hedging Agreements, unless such Hedging Agreements (a) are entered into for bona fide hedging purposes of the Borrower, any Subsidiary Loan Party (as determined in good faith by a member of the senior management of the Borrower at the time such Hedging Agreement is entered into), (b) correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under Section 6.01(a) or to business transactions of the Borrower and the Subsidiary Loan Parties on customary terms entered into in the ordinary course of business and (c) do not exceed an amount equal to the aggregate principal amount of the Obligations.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a)            The Borrower will not, nor will it permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its common stock or Qualified Preferred Stock payable solely in additional shares of its common stock or Qualified Preferred Stock, and (ii) Subsidiaries (other than those directly owned, in whole or part, by the Borrower) may declare and pay dividends ratably with respect to their common stock.

(b)            The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (which, for purposes of this Section 6.08(b), shall include any Indebtedness incurred pursuant to Section 6.01(a)), except:

(i)            payments or prepayments of Indebtedness under the Loan Documents;

(ii)            to the extent contemplated by the Approved Budget and permitted by the Financing Order, regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted pursuant to clause (xii) or (xiv) of Section 6.01(a);

(iii)           payments and refinancing of the ABL Pre-Petition Senior Obligations in accordance with the Financing Order;

(iv)           (A) to the extent paid with proceeds of Split-Lien Priority Collateral or to the extent contemplated by the Approved Budget, regularly scheduled interest payments as and when due in respect of the Existing Split-Priority Indebtedness and (B) solely to the extent and in the manner permitted by the Financing Order (and, if applicable, as otherwise contemplated pursuant to Section 2.11(d)), payments of the Existing Split-Priority Indebtedness with certain Net Cash Proceeds of a Specified Elixir Sale or Elixir Monetization Event;

(v)           (A) regularly scheduled interest payments as and when due in respect of the ABL DIP Loans and (B) payments or prepayments of the ABL DIP Loans; and

(vi)          repurchases, exchanges, redemptions or prepayments of Indebtedness for consideration consisting solely of common stock of the Borrower or Qualified Preferred Stock or with Net Cash Proceeds from the substantially contemporaneous issuance of common stock or Qualified Preferred Stock of the Borrower;

provided, however, no payments permitted under the foregoing clauses (iii), (iv) and (v) shall be permitted using the Loans or any proceeds of Term Loan Exclusive Collateral.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)            payment of compensation to directors, officers, and employees of the Borrower or any of the Subsidiaries in the ordinary course of business;

(b)            except pursuant to the Approved Budget, without the express prior written consent of the Administrative Agent and an order of the Bankruptcy Court (including the Financing Order) after notice and hearing, payments in respect of transactions required to be made pursuant to agreements or arrangements in effect on the Closing Date and set forth on Schedule 6.09;

(c)            transactions involving the acquisition of inventory in the ordinary course of business; provided that (i) the terms of such transaction are (A) set forth in writing, (B) in the best interests of the Borrower or such Subsidiary, as the case may be, and (C) no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or a Subsidiary and, (ii) if such transaction involves aggregate payments or value in excess of $7,500,000, the board of directors of the Borrower (including a majority of the disinterested members of the board of directors) approves such transaction and, in its good faith judgment, believes that such transaction complies with clauses (i)(B) and (C) of this Section 6.09(c);

(d)            [reserved];

(e)            [reserved]; and

(f)            any other Affiliate transaction not otherwise permitted pursuant to this Section 6.09; provided that (i) the terms of such transaction are (A) set forth in writing, (B) in the best interests of the Borrower or such Subsidiary, as the case may be, and (C) no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or a Subsidiary, (ii) if such transaction involves aggregate payments or value in excess of $2,500,000 in any consecutive 12-month period, the board of directors of the Borrower (including a majority of the disinterested members of the board of directors) approves such transaction and, in its good faith judgment, believes that such transaction complies with clauses (i)(B) and (C) of this Section 6.09(f) and (iii) if such transaction involves aggregate payments or value in excess of $5,000,000 in any consecutive 12-month period, the Borrower obtains a written opinion from an independent investment banking firm or appraiser of national prominence, as appropriate, to the effect that such transaction is fair to the Borrower or such Subsidiary, as the case may be, from a financial point of view.

SECTION 6.10. Restrictive Agreements.

(a)            The Borrower will not, and will not permit any Subsidiary to, enter into any agreement which imposes a limitation on the incurrence by the Borrower and the Subsidiaries of Liens that (i) would restrict any Subsidiary from granting Liens on any of its assets (including assets in addition to the then-existing Collateral, to secure the Obligations) or (ii) is more restrictive, taken as a whole, than the limitation on Liens set forth in this Agreement except, in each case, (A)(s), the Loan Documents, (t) the ABL Pre-Petition Loan Documents, (u) the ABL DIP Loan Documents, (v) agreements with respect to Indebtedness secured by Liens permitted by Section 6.02(a) restricting the ability to transfer or grant Liens on the assets securing such Indebtedness, (w) [reserved], (x) [reserved] and (y) agreements with respect to unsecured Indebtedness governed by indentures or by credit agreements or note purchase agreements with institutional investors permitted by this Agreement containing terms that are not materially more restrictive, taken as a whole, than those of this Agreement, (B) customary restrictions contained in purchase and sale agreements limiting the transfer of or granting of Liens on the subject assets pending closing, (C) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, (D) pursuant to applicable law, (E) agreements in effect as of the Closing Date and not entered into in contemplation of the transactions effected on such date hereunder, (F) the Existing Non-Guaranteed Indentures, in each case when originally entered into, (G) any restriction existing under agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted hereby; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than assets so acquired, (H) [reserved] and (I) customary restrictions and conditions contained in agreements relating to an Elixir Monetization Event permitted hereunder; provided that such restrictions and conditions apply only to the Specified Elixir Assets that are subject to such Elixir Monetization Event.

(b)            The Borrower will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (ii) make any Investment in the Borrower or any other Subsidiary, or (iii) transfer any of its assets to the Borrower or any other Subsidiary, except for (A) any restriction existing under (1) the Loan Documents, the ABL DIP Loan Documents, the ABL Pre-Petition Senior Loan Documents or, to the extent applicable, existing on the Closing Date under the Existing Non-Guaranteed Indentures, (2) [reserved] above or (3) agreements with respect to Indebtedness permitted by this Agreement containing provisions described in clauses (i), (ii) and (iii) above that are not materially more restrictive, taken as a whole, than those of this Agreement, (B) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, (C) as required by applicable law, (D) customary restrictions contained in purchase and sale agreements limiting the transfer of the subject assets pending closing, (E) any restriction existing under agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted hereby; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than assets so acquired, (F) [reserved], (G) agreements with respect to Indebtedness secured by Liens permitted by Section 6.02 that restrict the ability to transfer the assets securing such Indebtedness and (H) customary restrictions and conditions contained in agreements relating to any Elixir Monetization Event permitted hereunder, provided that such restrictions and conditions apply only to the Specified Elixir Assets that are subject to such Elixir Monetization Event

SECTION 6.11. Amendment of Material Documents.

(a)            The Borrower will not, nor will it permit any Subsidiary to, amend or modify (or to waive any of its rights under) any ABL DIP Loan Documents without the consent of the Administrative Agent, other than (i) modifications to such ABL DIP Loan Documents in connection with the joinder of additional Subsidiary Loan Parties effected by the execution of supplements to such ABL DIP Loan Documents, (ii) modifications to such ABL DIP Loan Documents conforming to corresponding modifications to the Loan Documents, or (iii) amendments or modifications of, or waivers under, such ABL DIP Loan Documents that are not materially adverse to the Secured Parties.

(b)            The Borrower will not, and will not permit any Subsidiary party to the Intercompany Inventory Purchase Agreement to, amend, terminate, or otherwise modify the Intercompany Inventory Purchase Agreement in any manner materially adverse to the Lenders or their interests under the Loan Documents without the prior written approval of the Administrative Agent; provided, however, that the foregoing shall not limit the Borrower’s responsibilities pursuant to Section 3.2 of the Intercompany Inventory Purchase Agreement.

(c)            After the effective date of the Restructuring Support Agreement, the Borrower will not, and will not permit any Subsidiary party to the Restructuring Support Agreement to, amend or otherwise modify the Restructuring Support Agreement in a manner adverse to the interests of the Agents or the Lenders (in their capacities as such) or their interests under the Loan Documents without the prior written approval of the Administrative Agent.  It is acknowledged and agreed that the Administrative Agent shall have consent or consultation rights, as applicable, with respect to the matters described in Exhibit B to the Restructuring Support Agreement, in each case, as in effect on the effective date of the Restructuring Support Agreement.

SECTION 6.12. Minimum ABL DIP Availability. The Borrower will not permit, at any time, ABL DIP Availability to be less than $200,000,000.

SECTION 6.13. Restrictions on Asset Holdings by the Borrower. The Borrower will not at any time:

(a)            make or hold any Investments other than investments in the Equity Interests of the Subsidiaries (including any distributions or other assets received in respect thereto), intercompany advances to Subsidiaries and Investments permitted by Section 6.13(c) and Investments consisting of any unsecured Guarantee of any obligations of any Subsidiary in the ordinary course of business (to the extent such obligations of such Subsidiary are not prohibited from being incurred hereunder);

(b)            acquire or hold any Stores, other capital assets, inventory or accounts receivable, other than (x) any real estate which the Borrower holds only as lessor and which is leased and operated by another Person and (y) de minimis business assets maintained in the ordinary course of business;

(c)            acquire or hold cash, cash equivalents, Permitted Investments or balances in bank accounts, other than such amounts as are reasonably anticipated (at the time so acquired or held) to be utilized within five (5) Business Days for any purpose not prohibited under this Agreement; or

(d)            grant any Lien on any of its assets to secure any Indebtedness (other than, to the extent otherwise permitted to be granted pursuant to Section 6.02, (i) the Obligations, (ii) the ABL DIP Obligations, (iii) the Existing Split-Priority Indebtedness, (iv) the ABL Pre-Petition Senior Obligations and (v) as otherwise contemplated by the Financing Order).

SECTION 6.14. Corporate Separateness. The Borrower will, and will cause each Subsidiary to, take all necessary steps to maintain its identity as a separate legal entity from other Persons and to make it manifest to third parties that it is an entity with assets and liabilities distinct from those of each of other Person.

SECTION 6.15. Cash Management. At any time any Loans are outstanding, the Borrower shall not, and shall not permit any Subsidiary to, permit cash on hand (including the proceeds of any Loans) in an aggregate amount in excess of $5,000,000 to accumulate and be maintained in the Deposit Accounts of the Borrower and its Subsidiaries, provided, that, for purposes hereof, “cash on hand” shall exclude the following: (i) “store” cash, cash in transit between stores and local Deposit Accounts and cash receipts from sales in the process of inter-account transfers, in each case as a result of the ordinary course operations of the Loan Parties, (ii) cash necessary for the Loan Parties and their Subsidiaries to satisfy the current liabilities incurred by such Loan Parties and their Subsidiaries in the ordinary course of their businesses and without acceleration of the satisfaction of such current liabilities within the next three (3) Business Days, (iii) cash proceeds of Term Loan Exclusive Collateral held in any Term Loan Exclusive Collateral Account prior to application thereof in accordance with the Loan Documents or the Financing Order, (iv) cash held in any Deposit Account relating to any Elixir Monetization Event, (v) cash collateral required to cash collateralize letters of credit in accordance with the applicable loan or letter of credit documents, and (vi) cash held in any Deposit Account of the Loan Parties which is under the sole dominion and control of the Collateral Agent if the Collateral Agent has exclusive rights of withdrawal with respect to such Deposit Accounts.

SECTION 6.16. Use of Proceeds. The Borrower shall not, and shall not permit any Subsidiary to, (x) use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Sanctioned Person or Sanctioned Entity that, at the time of such funding, is the target of Sanctions, or in any other manner that will result in a violation by any party hereto (including any Person participating in the transaction, whether as Lender, an Arranger, Administrative Agent or otherwise) of Sanctions or (y) use the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions or Anti-Corruption Laws or an any other manner that would violate any Anti-Corruption Laws.

SECTION 6.17. Intellectual Property Collateral. The Borrower shall not, and shall not permit any Subsidiary to, designate any Intellectual Property that constitutes Collateral as Split-Lien Priority Collateral pursuant to the definition of “Collateral Designation Date” (as defined in the ABL DIP Loan Agreement) or otherwise at any time prior to the Obligation Payment Date (it being acknowledged and agreed that, for the purposes of “Collateral Designation Date” (as defined in the ABL DIP Loan Agreement), an Event of Default under the ABL Pre-Petition Credit Agreement shall be deemed to be continuing as a result of the commencement of the Chapter 11 Case).

SECTION 6.18. Elixir Monetization Event. Without limiting any of the other provisions of this Article VI applicable to Elixir Monetization Events, Elixir Insurance Company shall not consummate or participate in any Elixir Monetization Event, unless the Net Cash Proceeds of such Elixir Monetization Event are received by a Loan Party and are applied in accordance with Section 2.11(d).

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default.

If any of the following events (each, an “Event of Default”) shall occur:

(a)            the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at the date fixed for prepayment thereof;

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 (Financial Statements and Other Information), 5.02 (Notices of Material Events), 5.08 (Books and Records; Inspection and Audit Rights; Collateral and Borrowing Base Reviews), 5.10 (Use of Proceeds), 5.11 (Additional Subsidiaries), 5.12(b) (Further Assurances), 5.15 (Inventory Purchasing), 5.16 (Cash Management System), 5.17 (Specified Elixir Assets), 5.18 (Company Financial Advisors and Lender Group Consultants), 5.19 (Approved Budget), 5.20 (Chapter 11 Case Milestones), 5.21 (Compliance with Bankruptcy Court Orders, Bankruptcy Code, Etc.), 5.22 (Real Estate Leases), 5.23 (Assumption and Rejection of Contracts and Real Estate Leases), 5.24 (Term Loan Exclusive Collateral Accounts), 5.25 (Post-Closing Obligations), or in Article VI;

(e)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 20 days after the earlier of (x) notice thereof has been delivered by the Administrative Agent to the Borrower (which notice shall be given promptly at the request of the Required Lenders) and (y) any Financial Officer or senior executive Responsible Officer of any Loan Party obtaining actual knowledge of such failure;

(f)            the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Material Indebtedness the payment or enforcement of which is subject to the Automatic Stay), including any obligation to reimburse letter of credit obligations or to post cash collateral with respect thereto, when and as the same shall become due and payable or within any applicable grace period;

(g)            except for the filing of the Chapter 11 Case, any event or condition occurs that results in any Material Indebtedness (other than any Material Indebtedness the payment or enforcement of which is subject to the Automatic Stay) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to any such Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness; provided, further that this clause (g) shall not apply to any mandatory repurchase offer or other mandatory repurchase, redemption or prepayment obligation of the Borrower that may arise under Convertible Debt to the extent that the making of such mandatory repurchase by the Borrower is otherwise permitted under this Agreement;

(h)            the ABL DIP Agent shall fail to maintain any Term Loan Push-Down Reserve against the ABL DIP Borrowing Base Amount as and when required pursuant to the ABL DIP Intercreditor Agreement;

(i)            the Borrower or any Subsidiary shall, except as contemplated by the applicable bid procedures, (i) fail to comply, in any material respect, with the terms of any binding agreement for a Specified Sale Transaction or any of the documents or agreements executed in connection therewith, (ii) fail to consummate a Specified Sale Transaction in accordance with the terms of the definitive documents or agreements executed in connection therewith and the related Bankruptcy Court orders authorizing such Specified Sale Transaction (in each case of clauses (i) and (ii), (x) without any waiver or amendment to such documents, agreements or Bankruptcy Court orders, unless consented to in writing by the Administrative Agent and (y) other than as a result of a consummation of a higher or better transaction as contemplated by the applicable bid procedures), or (iii) take any action which would reasonably be expected to result in a decrease in proceeds from a Specified Sale Transaction of more than $15,000,000 or to adversely affect the Borrower’s or any Subsidiary’s ability to comply with the terms of any definitive documents or agreements executed in connection with such Specified Sale Transaction;

(j)            after entry into the Restructuring Support Agreement, the Restructuring Support Agreement is terminated for any reason and, at the time of or following such termination, any holder of the Existing Split-Priority Indebtedness shall be granted relief from the Automatic Stay to proceed to execute upon or enforce their Lien on any Collateral;

(k)            one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (other than any such judgment or judgments the payment or enforcement of which is subject to the Automatic Stay) shall be rendered against the Borrower, any Subsidiary or any combination thereof (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and the same shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)            any ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect;

(m)            (i) any Lien purported to be created under any Collateral Document shall cease to be a valid and perfected Lien on any material portion of the Collateral, with the priority required by the Loan Documents or the Borrower or any Subsidiary shall so assert in writing, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, or (ii) any Loan Document shall become invalid, or the Borrower or any Subsidiary shall so assert in writing;

(n)            a Change in Control shall occur;

(o)            any Subsidiary Loan Party shall amend or revoke any instruction in the Government Lockbox Account Agreement to any Government Lockbox Account Bank in respect of a Government Lockbox Account unless (i) the Administrative Agent shall have given its prior written consent or (ii) the Government Lockbox Account is then under the control of any other Person pursuant to Section 5.16; or

(p)            the occurrence of any of the following in the Chapter 11 Case:

(i)            the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by any of the Borrower or any Subsidiary, or any Person claiming by or through the Borrower or any Subsidiary, in the Chapter 11 Case: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to the Loan Documents, (B) to grant any Lien (other than Liens expressly permitted by Section 6.02) upon or affecting any Collateral, (C) except as provided in the Financing Order, to use “cash collateral” (as defined in Section 363(a) of the Bankruptcy Code) under Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent, (D) that seeks to prohibit the Collateral Agent from credit bidding on any or all of the Loan Parties’ assets during the pendency of the Chapter 11 Case, or (E) any other action or actions materially adverse to the Administrative Agent, the Collateral Agent and the Lenders or their rights and remedies under the Loan Documents or their interest in the Collateral, other than, in the case of clause (C) or (D) above, in connection with the indefeasible payment in full in cash (including pursuant to a refinancing) of the Obligations;

(ii)            (A) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by any Loan Party that does not propose to indefeasibly repay in full in cash the Obligations on the effective date of such plan, or by any other Person, in each case, without the prior written consent of the Administrative Agent, or the Borrower or any Subsidiary shall seek, support or fail to contest in good faith the filing or confirmation of any such plan of reorganization or entry of any such order, (B) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization, or (C) the expiration of any Loan Party’s exclusive right to file a plan of reorganization;

(iii)           the entry of an order in the Chapter 11 Case confirming a plan of reorganization that (A) is not acceptable to the Administrative Agent in its discretion (it being understood that a plan of reorganization that provides for the indefeasible repayment in full in cash of the Obligations on the effective date thereto shall be deemed to be acceptable to the Administrative Agent) or (B) does not contain a provision for the indefeasible repayment in full in cash of all of the Obligations on or before the effective date of such plan or plans or reorganization;

(iv)           (A) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents (including the Financing Order) or the Cash Management Order, in each case, without the prior written consent of the Administrative Agent, (B) the filing of a motion for reconsideration with respect to the Financing Order or the Cash Management Order, or (C) the Financing Order or the Cash Management Order shall otherwise not be in full force and effect;

(v)           except as set forth in any motions which have been delivered to and are acceptable to the Administrative Agent or as set forth in the Financing Order, the payment of, or application for authority to pay, any Pre-Petition claim without the prior written consent of the Administrative Agent;

(vi)          the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Administrative Agent, the Collateral Agent any Lender or any of the Collateral;

(vii)          the filing of a motion by the Borrower or any of its Affiliates for, or the entry or any order directing, the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a trustee, receiver, or an examiner in the Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties;

(viii)        other than pursuant to any Specified Sale Transaction or with the prior written consent of the Administrative Agent, the sale of all or substantially all of the Loan Parties’ assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Case or otherwise that does not result in the indefeasible repayment in full in cash of the Obligations upon the closing of such sale or initial payment of the purchase price or effectiveness of such plan of reorganization;

(ix)           the dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from one under Chapter 11 of the Bankruptcy Code to one under Chapter 7 of the Bankruptcy Code or the Borrower or any Subsidiary shall file a motion or other pleading seeking the dismissal of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise or the conversion of the Chapter 11 Case from one under Chapter 11 of the Bankruptcy Code to one under Chapter 7 of the Bankruptcy Code;

(x)            the filing of a motion by the Borrower or any Subsidiary or any of their respective Affiliates seeking, or the Bankruptcy Court shall enter an order granting, relief from or modifying the Automatic Stay (A) to allow any creditor (other than the Administrative Agent or the Collateral Agent) to execute upon or enforce a Lien on any Collateral having a value in excess of $20,000,000 (or any Term Loan Exclusive Collateral or any ABL Priority Collateral having, in the aggregate, a value in excess of $5,000,000), (B) approving any settlement or other stipulation not approved by the Administrative Agent with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor, or (C) with respect to any Lien of or the granting of any Lien on any Collateral to any federal, state or local environmental or regulatory agency or authority, which in either case involves a claim of $20,000,000;

(xi)           the commencement of a suit or an action against the Administrative Agent, the Collateral Agent or any Lender (in each case, in their capacities as such) by or on behalf of the Borrower or any Subsidiary (or their estates) or by their Affiliates;

(xii)          the entry of an order in the Chapter 11 Case avoiding or permitting recovery of any portion of the payments made on account of the Obligations;

(xiii)         other than with the prior written consent of the Administrative Agent, the filing of a motion by any Loan Party or any of their respective Affiliates seeking, or the Bankruptcy Court shall enter an order granting, a change in venue with respect to the Chapter 11 Case;

(xiv)        other than in respect of the Carve Out or the Obligations, or as otherwise permitted under the Loan Documents (including the Financing Order), the existence (or the entry of) any order of the Bankruptcy Court authorizing (x) any claims or charges, entitled to superpriority administrative expense claim status in the Chapter 11 Case having a priority that is pari passu with or senior to the claims of the Administrative Agent, the Collateral and the Lenders under the Loan Documents or (y) any Lien on the Collateral having a priority that is pari passu with or senior to the Liens of the Collateral Agent securing the Obligations;

(xv)         [reserved]; or

(xvi)        the Borrower or any Subsidiary shall take any action in support of any matter prohibited by this Section 7.01(p) or any other Person shall do so and such application is not contested in good faith by the Borrower and the relief requested is granted in an order that is not stayed pending appeal;

then, in the case of any such Event of Default, and at any time thereafter during the continuance of such Event of Default, subject to the Financing Order and the terms thereof, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times:

(i)            [reserved];

(ii)           declare the Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(iii)          terminate, reduce or restrict any right or ability of the Loan Parties to use any “cash collateral” (within the meaning of Section 363(c) of the Bankruptcy Code) of the Secured Parties, other than to the extent expressly permitted in the Financing Order;

(iv)          declare that the application of the Carve Out has occurred through the delivery of a Carve Out Trigger Notice in accordance with the Financing Order;

(v)           subject to the Remedies Notice Period, (A) direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral on terms and conditions acceptable to the Administrative Agent pursuant to Section 363, Section 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral to the Administrative Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code) and (B) if applicable, implement (or require implementation of) the actions specified in the Financing Order in connection with the occurrence of any Specified Sale Process Default; and/or

(vi)          subject to the Remedies Notice Period, whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Secured Parties under this Agreement or any of the other Loan Documents (including the Financing Order) or under applicable law (including the Uniform Commercial Code).

SECTION 7.02. Application of Proceeds. Subject to the provisions of the Financing Order, the ABL DIP Intercreditor Agreement and the provisions of Section 2.11 directing the application of payments required thereby, after the occurrence and during the continuance of (i) any Cash Sweep Period, or (ii) any Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral owned by a Loan Party or any payments in respect of any Obligations and all proceeds of the Collateral, shall be applied in the following order:

(a)            FIRST, ratably to pay the Obligations in respect of any fees, expenses, indemnities and other amounts (including (x) fees, expenses, indemnities and other amounts accrued after the commencement of any Bankruptcy Proceeding, whether or not allowed in such Bankruptcy Proceeding, (y) fees, charges and disbursements of counsel to the Administrative Agent and (z) to the extent not funded by the Lenders, Protective Advances (and any interest in respect thereof) then due to the Administrative Agent, Collateral Agent and their Affiliates until paid in full;

(b)            SECOND, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest owed to the Lenders in their capacity as such) payable to the Lenders (including (x) such fees, expenses, indemnities and other amounts accrued after the commencement of any Bankruptcy Proceeding, whether or not allowed in such Bankruptcy Proceeding and (y) fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents), ratably among the applicable Lenders in proportion to the respective amounts described in this clause SECOND payable to them;

(c)            THIRD, to the extent that one or more Lenders have funded in cash to the Administrative Agent a participation in outstanding Protective Advances, ratably to pay all such Protective Advances (and any interest in respect thereof) until paid in full, ratably among the applicable Lenders in proportion to the respective amounts described in this clause THIRD payable to them;

(d)            FOURTH, ratably to pay interest (including default interest) accrued in respect of the Obligations (other than to the extent interest thereon is paid under clause FIRST and/or THIRD above, Protective Advances) until paid in full, ratably among the applicable Lenders in proportion to the respective amounts described in this clause FOURTH payable to them;

(e)            FIFTH, ratably to pay principal due in respect of the Term Loans, until paid in full, ratably among the applicable Lenders in proportion to the respective amounts described in this clause FIFTH payable to them;

(f)            SIXTH, to pay any other Obligations due to the Loan Parties, until paid in full, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause SIXTH payable to them; and

(g)            SEVENTH, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

ARTICLE VIII

Rights of Agents

SECTION 8.01. Appointment and Authority of Agents.

(a)            Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the other Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            Bank of America shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes Bank of America to act as the agent of such Lender in such capacities for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Bank of America in its capacities as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to the terms hereof for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent or the Collateral Agent, as applicable), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)            Without limiting the generality of the foregoing, each Secured Party hereby authorizes the Agents to consent, on behalf of each Secured Party, to the Financing Order, each to be negotiated between the Loan Parties, the Agents, and the Statutory Committee.

SECTION 8.02. Rights as a Lender. Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such financial institutions and their Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate of any of the foregoing as if they were not Agents hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the Automatic Stay or any similar stay under any Debtor Relief Law and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the financial institution serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment). No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, as applicable, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

SECTION 8.04. Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Any Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its rights and powers by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all of its duties and exercise any and all of its rights and powers through their Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation or Removal of an Agent.

(a)            Subject to any limitations and requirements set forth in the Collateral Documents, any Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor acting in the same capacity as the resigning Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective with such notice on the Resignation Effective Date.

(b)            [Reserved].

(c)            With effect from the Resignation Effective Date (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by any Agent on behalf of any of the Secured Parties under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed to act in such capacity) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 2.17 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Agent. Notwithstanding anything to the contrary contained herein, any resignation or removal of the Collateral Agent pursuant to the terms hereof shall be subject to the terms, conditions and limitations set forth in the Collateral Documents and no such resignation or removal shall be effective except to the extent made in compliance with the terms of such Collateral Documents.

SECTION 8.07. Reports and Financial Statements. By signing this Agreement, each Lender (and with respect to clause (a), each Secured Party):

(a)            [reserved];

(b)            is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of (i) all financial statements (and other information) required to be delivered by the Borrower under Section 5.01, (ii) all commercial finance examinations and appraisals of the Loan Parties and the Collateral, as applicable, received by the Administrative Agent, (iii) all Borrowing Base Certificates and Compliance Certificates (including those attaching Approved Budget Variance Reports) received by the Administrative Agent (collectively, the “Reports”), and (iv) the notices delivered by the Borrower under Section 5.02, and the Administrative Agent agrees to furnish the same promptly to the Lenders (which Reports may be furnished in accordance with the final paragraph of Section 5.01);

(c)            expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel; and

(e)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any credit extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s purchase of Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including Attorney Costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.

SECTION 8.08. Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 8.09. [Reserved].

SECTION 8.10. [Reserved].

SECTION 8.11. No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Documents, except in its capacity, as an Agent or a Lender hereunder.

SECTION 8.12. Agents May File Proofs of Claim; Credit Bidding. In case of the pendency of any Bankruptcy Proceeding or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such Bankruptcy Proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective Related Parties and counsel and all other amounts due the Secured Parties, including under Section 2.12 and Section 9.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to any Agent and, if the Agents shall consent to the making of such payments directly to the Secured Parties, to pay to each Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under the Documents, including under Section 2.12 and Section 9.03.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party to authorize any Agent to vote in respect of the claim of any Secured Party or in any such Bankruptcy Proceeding.

The Secured Parties hereby irrevocably authorize each Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Debtor Relief Law in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) any Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) each Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agents with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (xiv) of Section 9.02(b)), (iii) each Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 8.13. Collateral and Guaranty Matters. Without limiting the provisions of Section 8.12, the Secured Parties hereby irrevocably authorize the Agents, at their option and in their discretion (subject to the terms and conditions set forth in any applicable Collateral Documents):

(a)            to release any Lien on any property granted to or held by the Agents under any Loan Document (i) upon the Obligation Payment Date, (ii) constituting property being sold, transferred or disposed of in a transaction permitted under Section 6.05(a), (b), (e), (f) and (g) (other than any such transaction constituting a sale, disposition or transfer to a Person required to grant a Lien to an Agent under the Loan Documents), subject to the conditions thereof; provided that (A) the Liens of the ABL DIP Agent on such property are released substantially concurrently with the release of any Lien of the Agents on such property and (B) the release of any such Lien shall not constitute a release by the Agents of any Lien on the proceeds received by any Loan Party in connection with the applicable sale, transfer or other disposition, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.02 of this Agreement;

(b)            (i) to release any Subsidiary Loan Party from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, (ii) to release any Subsidiary Loan Party from its obligations under the Guarantee Agreement in connection with a transaction permitted under Section 6.03, or (iii) to terminate this Agreement and the other Loan Documents upon the occurrence of the Obligation Payment Date; provided that, in the case of clause (i) or (ii) above, such Subsidiary Loan Party is released from any guaranty of the ABL DIP Obligations substantially concurrently with such Subsidiary Loan Party’s release from its obligations under the Guarantee Agreement; or

(c)            to subordinate any Lien on any property granted to or held by any Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(vi) or (ix).

Upon request by the Administrative Agent at any time, the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) will confirm in writing each Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Loan Party from its obligations under the Guarantee Agreement pursuant to this Section 8.13. In each case as specified in this Section 8.13, each Agent will, subject to the terms and conditions set forth in the Collateral Documents, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Loan Party from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 8.13; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed execution of any document evidencing such release or subordination (or such shorter period as the Administrative Agent may agree in writing in its reasonable discretion), a written request therefor identifying the relevant Collateral or Loan Party, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and otherwise in form and substance satisfactory to the Administrative Agent. No Agent shall be required to execute any such document on terms which, in its reasonable opinion, would, under applicable law, expose such Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.14. Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Agent or a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agents and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to the Administrative Agent) this Article VIII and Section 2.17, Section 7.02, Section 9.02(a), Section 9.03(c), Section 9.08, Section 9.09, Section 9.13, and Section 9.20 and the ABL DIP Intercreditor Agreement, and the decisions and actions of the Agents and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.03(c) only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Agents and the Lenders party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein and in the other Loan Documents, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 8.15. Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Subsidiary Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)           (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Subsidiary Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.16. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Applicable Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Applicable Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Applicable Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Applicable Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Applicable Credit Party promptly upon determining that any payment made to such Applicable Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, any Agent or Bank of America, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below shall be effective as provided in clauses (b) and (c) below.

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. Any Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)            Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary Loan Party’s or any Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet other than losses, claims, liabilities or expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.

(e)            Change of Address, Etc. Each of the Borrower and each Agent, may change its address, facsimile, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f)            Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Requests and Interest Election Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower provided, however, such indemnity will not be available for losses, costs, expenses and liabilities that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the Lender or its respective Related Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a)            No failure or delay by any Agent or any Lender in exercising any right, remedy, privilege or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right, remedy, privilege or power, preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power. The rights, remedies, powers and privileges of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that they would otherwise have (including under applicable law).

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Collateral Agent in accordance with the Security Agreement and the other Collateral Documents for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a Bankruptcy Proceeding relative to any Loan Party; and provided, further, that if at any time there is no Person acting as the Collateral Agent hereunder and under the other Loan Documents, then (i) the Administrative Agent or, if there shall be no Administrative Agent, the Required Lenders shall, to the fullest extent permitted by law, have the rights otherwise ascribed to the Collateral Agent pursuant to the Security Agreement the other Collateral Documents and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)            Subject to Sections 2.07(f) and 2.14(b), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, (I) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders (or the Administrative Agent with the consent (and on behalf) of the Required Lenders) or, (II) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent or Agents that are parties thereto, in each case with the consent of the Required Lenders, and the Loan Party or Loan Parties that are parties thereto; and provided that no such agreement shall (1) increase, extend or reinstate the Commitment of any Lender without the written consent of such Lender (it being understood that the waiver of any Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender), (2) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any fees payable hereunder, without the written consent of each Lender affected thereby, (3) postpone the maturity of any Loan or any date for the payment of any principal, interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any mandatory prepayment or any obligation of the Borrower to pay default interest under Section 2.13(c)), (4) amend Section 7.02, Section 2.18(b) or (c) in a manner that would alter the pro rata sharing or application of payments required thereby, as applicable, without the written consent of each Lender, (5) except as expressly permitted by this Agreement or the other Loan Documents, subordinate the Lien of the Collateral Agent securing the Obligations on all or substantially all of the Collateral in any transaction or series of related transactions (or modify any Loan Document to permit any such subordination), without the prior written consent of all Lenders, (6) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (7) release the Borrower from its obligations under the Loan Documents or release any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement or limit its liability in respect of such Guarantee (except as expressly provided in the Guarantee Agreement or in Section 8.13), without the written consent of each Lender, (8) subordinate to the prior payment of any other Indebtedness, the Obligations, without the prior written consent of all Lenders, (9) except to the extent the release of any Collateral is permitted pursuant to the Loan Documents, release all or substantially all of the Collateral from the Liens under the Collateral Documents, without the written consent of each Lender, (10) [reserved]; (11) increase “Accounts Receivable Advance Rate” or “Script Lists Advance Rate” without the written consent of each Lender; (12)  without the prior written consent of each Lender, (i) change the definition of the term “ Borrowing Base Amount” (or any component definition of any such terms (including any applicable advance rates)) if as a result thereof the “Borrowing Base Amount” would be increased, or (ii) change the definition of “Term Loan Push-Down Reserve” (or any component definition of such term); (13) without the prior written consent of all Lenders, modify the definition of “Protective Advance” so as to increase the amount thereof; or (14) amend the definition of “Applicable Percentage” without the written consent of each affected Lender; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent without the prior written consent of such Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement. Notwithstanding the foregoing, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if affected by such amendment, any Agent stating that it objects to such amendment.

(c)            Notwithstanding the foregoing, (i) Collateral shall be released from the Lien under the Collateral Documents from time to time as necessary to effect any sale of Collateral permitted by the Loan Documents, and the Collateral Agent shall execute and deliver all release documents reasonably requested to evidence such release; provided that arrangements satisfactory to the Administrative Agent shall have been made for application of the cash proceeds thereof in accordance with Section 2.11, if required, and for the pledge of any non-cash proceeds thereof pursuant to the Collateral Documents and (ii) if a Subsidiary Loan Party ceases to be a Subsidiary in accordance with this Agreement, or ceases to own any property that constitutes Collateral, at the request of and at the expense of the Borrower, such Subsidiary Loan Party shall be released from the Guarantee Agreement, the Security Agreement and each other Loan Document to which it is a party, subject to the provisions of Section 8.13 (and each Agent shall, upon the request and at the expense of the Borrower, execute such documents evidencing such release as may be reasonably requested by the Borrower).

(d)            Notwithstanding anything herein to the contrary (including this Section 9.02):

(i)            after the Closing Date, the Fee Letter may be amended or modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

(ii)            (A) the Interim Financing Order and the Final Financing Order may be amended or modified, in each case, in the manner contemplated in the definition thereof; (B) the ABL DIP Intercreditor Agreement may be amended or modified in accordance with the terms of the ABL DIP Intercreditor Agreement; and (C) any Loan Document may be amended and waived with the written consent of the Administrative Agent at the request of the Borrower, without the need to obtain the consent of any Lender, if such amendment or waiver is delivered in order to comply with the Financing Order or any other order of the Bankruptcy Court; provided, however, that any such amendment or modification contemplated by clause (A) or (B) above (each, a “Subject Modification”) that has the effect of amending or modifying (or waiving the provisions of) any Loan Document (including the Financing Order or the ABL DIP Intercreditor Agreement) in a manner that would otherwise require consent of any one or more Lenders pursuant to any of clauses (1) through (14) of the first proviso to Section 9.02(b), such Subject Modification may be made only with the prior written consent of such Lenders as may be required by the applicable clauses of the first proviso to Section 9.02(b); and

(iii)            without limiting the last sentence of Section 5.12(b), any Collateral Document and any other documents executed by any Loan Party or any Subsidiary in connection with this Agreement or any other Loan Document may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, waived, amended or modified solely with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such waiver, amendment or modification is delivered to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or to cause any Collateral Document to be consistent with this Agreement and the other Loan Documents; provided, that, notification of any such waiver, amendment or modification of any Loan Document shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and their Affiliates (including Attorney Costs and reasonable and documented fees, expenses and disbursements of the Lender Group Consultants), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (limited, in the case of legal fees, expenses and disbursements, to the Attorney Costs of one counsel to the Agents and, if necessary, of one local counsel in each relevant jurisdiction, and of one special counsel for each relevant specialty, in each case to the Agents, and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent or any Lender (including Attorney Costs), in connection with the enforcement or protection of its rights under or in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or other extensions of credit made available hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (limited, in the case of legal fees, expenses and disbursements, to the Attorney Costs of (x) one counsel to the Agents and the Lenders (taken as a whole), (y) one counsel in the jurisdiction of the Bankruptcy Court and, if necessary, one local counsel in each relevant jurisdiction and of one special counsel for each relevant specialty, in each case, to the Agents and the Lenders (taken as a whole), and (z) in the event of an actual or potential conflict of interest between the Agents or the Lenders, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in the jurisdiction of the Bankruptcy Court and one additional local counsel in each other relevant jurisdiction, in each case, to each group of affected Persons similarly situated (taken as a whole)). For the avoidance of doubt and subject to the limitations set forth above with respect to Attorney Costs, the Borrower shall reimburse the Agents for all reasonable and documented legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred in connection with the negotiation, preparation and administration of the Loan Documents (including the Financing Order) and incurred in connection with:

(i)            obtaining of approval of the Loan Documents (including the Financing Order) by the Bankruptcy Court;

(ii)            the preparation and review of pleadings, documents and reports related to the Chapter 11 Case, attendance at meetings, court hearings or conferences related to the Chapter 11 Case, and general monitoring of the Chapter 11 Case; and

(iii)            efforts of any Agent (or its external counsel or the Lender Group Consultants) to (A) monitor the Loans or any of the other Obligations, (B) evaluate, observe or assess any of the Loan Parties or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral (including, for the avoidance of doubt, any recording fees in connection with filing Mortgages).

(b)            The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs) incurred by or asserted against any Indemnitee (but limited, in the case of legal fees, expenses and disbursements, to the Attorney Costs of (x) one counsel to all Indemnitees (taken as a whole), (y) one counsel in the jurisdiction of the Bankruptcy Court and, if necessary, one local counsel in each relevant jurisdiction and of one special counsel for each relevant specialty, in each case, to all Indemnitees (taken as a whole), and (z) and, in the event of an actual or potential conflict of interest between Indemnitees, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in the jurisdiction of the Bankruptcy Court and one additional local counsel in each other relevant jurisdiction, in each case, to each group of affected Indemnitees similarly situated (taken as a whole)) arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, or, in the case of any Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of matters addressed in Section 2.17), (ii) any Loan or other extension of credit hereunder or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Subsidiary Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In no event shall any Loan Party have any liability for indemnification under this Section 9.03(b) for any special, indirect, consequential or punitive damages, except for claims made by third parties for which an Indemnitee is otherwise entitled to indemnity pursuant to this Section 9.03(b). Without limiting the provisions of Section 2.17(c), this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            To the extent that the Borrower for any reason fails to indefeasibly pay any amount required to be paid by it to any Agent (or any sub agent thereof) or any Related Party of the foregoing under Section 9.03(a) or (b), each Lender severally agrees to pay to such Agent (or any such sub agent) or such Related Party, as the case may be, such Lender’s pro rata share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), determined as of the time that the applicable unreimbursed expense or indemnity payment is sought; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub agent) in its capacity as such in its capacity as such, or against any Related Party of any of the foregoing, acting for any Agent (any such sub agent) in connection with such capacity. The obligations of the Lenders under this Section 9.03(c) are subject to the provisions of Section 2.06(c). For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans at the time.

(d)            To the extent permitted by applicable law, each party hereto (each for itself and on behalf of its Subsidiaries) hereby waives, releases and agrees not to assert any claim against any Indemnitee or the Borrower (or any of its Subsidiaries), on any theory of liability, for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages), whether or not accrued and whether or not known or suspected to exist in its favor, arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof; provided that the foregoing shall not limit the Borrower’s liability under Section 9.03(b) in respect of claims made by third parties for which an Indemnitee is otherwise entitled to indemnity pursuant to Section 9.03(b). No Indemnitee shall be liable for any damages arising from the use by any unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions, other than for direct and actual damages (as opposed to special, indirect, consequential or punitive damages) that a court of competent jurisdiction determines in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.

(e)            All amounts due under this Section shall be payable not later than five (5) Business Days after written demand therefor, or after any Event of Default, upon written demand therefor. If the Borrower fails to pay when due any amounts payable by it pursuant to this Section 9.03, such amount may be paid on behalf of the Borrower by the Administrative Agent in its sole discretion, without notice to or consent from the Borrower and any amounts so paid shall constitute Loans (or, if applicable, Protective Advances) hereunder.

(f)            The Agreements in this Section 9.03 and the indemnity provisions of Section 9.01(f) shall survive the resignation of any Agent, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.04. Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except to an assignee in accordance with the provisions of Section 9.04(b) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i)  Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it), with the prior written consent of:

(A)            the Borrower (such consent not to be unreasonably withheld or delayed); provided that (1) no consent of the Borrower shall be required for an assignment to a Lender, an ABL DIP Lender, an Affiliate of a Lender or an ABL DIP Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto within 10 Business Days after having received notice thereof; and

(B)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required if such assignment is to a Person that is a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, if smaller, the entire remaining amount of the assigning Lender’s Loans, unless the Administrative Agent shall otherwise consent; provided that in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subsection;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)            no such assignment shall be made (1) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, as applicable (2) to a natural Person (or a holding company, investment vehicle or trust for, owned and operated by or for the primary benefit of a natural Person) or (3) to any Disqualified Institution or (4) to any holder of the Existing Split-Priority Indebtedness (or such holder’s Affiliates) (any such Person described in this clause (E), an “Ineligible Person”); and

(F)            in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (F), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii)            Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any other Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(b)(v).

(vi)            By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or under any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (C) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Acceptance and copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to them by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)            (i)  Any Lender may, without the consent of or notice to the Borrower or the Agents, sell participations to one or more banks or other entities (other than any Ineligible Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b)(1), (2) or (3) that affects such Participant. Subject to Section 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the Lender who sells the participation). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loans or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under the Loan Documents, including the Loans and promissory notes or any other instrument evidencing its rights as a Lender under the Loan Documents, to any holder of, trustee for, or any other representative of holders of obligations owed or securities issued by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 9.04 concerning assignments.

(f)            Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Disqualified Institution that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Institutions from becoming Lenders) shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings. In addition, if any assignment or participation is made to any Disqualified Institution without the Borrower’s express prior written consent, the Borrower may, in addition to any other rights and remedies that it may have against such Disqualified Institution, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons that meet the requirements for an assignee under Section 9.04(b) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(g)            Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. The Administrative Agent may make the list of Disqualified Institutions available to all Lenders on the Platform or to any Lender, Participant, or any prospective Lender or Participant, upon any such Person’s written request therefor. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in Section 4.01.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law (notwithstanding the provisions of the Automatic Stay and without notice, application or motion, hearing before, or order of the Bankruptcy Court, but subject to the terms of the Financing Order), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 7.02 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 9.08, if at any time any Lender or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement shall be construed in accordance with and governed by the law of the State of New York and, to the extent applicable, the Bankruptcy Code.

(b)            Subject to the jurisdiction of the Bankruptcy Court (and of the related Federal courts), the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in any other court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of any Loan Party or any of their Subsidiaries or to enforce any judgment arising out of any such claim, action or proceeding.

(c)            The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. [Reserved].

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ auditors and Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (including any Federal Reserve Bank or central bank pursuant to Section 9.04(d)), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) to any pledgee referred to in Section 9.04(e) or any direct or indirect contractual counterparty in any Hedging Agreement (or to any such contractual counterparty’s professional advisor), so long, in each such case, as such Person agrees to be bound by the provisions of this Section 9.13, (i) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. ABL DIP Intercreditor Agreement and Financing Order. Each Lender authorizes each Agent to enter into (a)(x) the ABL DIP Intercreditor Agreement and (y) amendments or supplements to the ABL DIP Intercreditor Agreement to the extent permitted by this Agreement and made in accordance with the ABL DIP Intercreditor Agreement and (b)(x) the Interim Financing Order and the Final Financing Order and (y) amendments or supplements to the Interim Financing Order or the Final Financing Order, in each case, to the extent permitted by this Agreement and made in accordance with the Interim Financing Order or the Final Financing Order, as applicable. Bank of America agrees, subject to the applicable terms and conditions set forth herein and in the other Collateral Documents, to act as Collateral Agent under the ABL DIP Intercreditor Agreement in connection with the incurrence of the Indebtedness under the ABL DIP Loan Documents permitted under this Agreement.

SECTION 9.16. Cash Sweep. At all times after the Closing Date, a Cash Sweep Period shall be in effect.

SECTION 9.17. USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with its requirements. The Borrower shall promptly, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 9.18. [Reserved].

SECTION 9.19. [Reserved].

SECTION 9.20. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (B) neither the Administrative Agent, nor any Arranger, nor any Lender has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent, nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower and its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.21. Electronic Execution; Electronic Records. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Secured Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this Section 9.21 may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, that without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Secured Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Administrative Agent or any Secured Party, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Documents for being the maker thereof).

Each of the Loan Parties and each Secured Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Agent, each other Secured Party and each of their respective Related Parties for any liabilities arising solely from the Administrative Agent’s and/or any such other Secured Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.23. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 9.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. §1841(k)) of such party.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

SECTION 9.24. Certain Waivers.

(a)            Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, the Borrower, on behalf of itself and each Subsidiary Loan Party, hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

(b)            The Borrower, on behalf of itself and each Subsidiary Loan Party, further waives (to the extent permitted by applicable Law): (i) any defense to the recovery by the Administrative Agent or any other Secured Party against such Loan Party of any deficiency or otherwise to the enforcement of this Agreement or any other Loan Document or any security for this Agreement or any other Loan Document based upon the Administrative Agent’s or any other Secured Party’s election of any remedy against any Loan Party, including the defense to enforcement of this Agreement or any other Loan Document (the so-called “Gradsky” defense) which, absent this waiver, each Loan Party would have by virtue of an election by the Administrative Agent or any other Secured Party to conduct a non-judicial foreclosure sale (also known as a “trustee’s sale”) of any Owned Real Property or Ground-Leased Real Property as security for the Obligations, it being understood by each Loan Party that any such non-judicial foreclosure sale will destroy, by operation of California Code of Civil Procedure Section 580d, all rights of any party to a deficiency judgment against the Borrower (and/or the applicable Loan Party) and, as a consequence, will destroy all rights that such Loan Party would otherwise have (including the right of subrogation, the right of reimbursement, and the right of contribution) to proceed against the Borrower and/or any other Loan Party; (ii) any defense or benefits that may be derived from California Code of Civil Procedure Sections 580a, 580b, 580d or 726, or comparable provisions of the laws of any other jurisdiction and all other anti-deficiency and one form of action defenses under the laws of California and any other jurisdiction; and (iii) any right to a fair value hearing under California Code of Civil Procedure Section 580a, or any other similar law, to determine the size of any deficiency owing (for which any Loan Party would be liable hereunder) following a non-judicial foreclosure sale.

(c)            Without limiting the foregoing or anything else contained in this Agreement or any other Loan Document, the Borrower, on behalf of itself and each Subsidiary Loan Party, waives all rights and defenses that such Loan Party may have because any of the Obligations are secured by Owned Real Property or Ground-Leased Real Property. This means, among other things: (i) that the Secured Parties may collect from any Loan Party without first foreclosing on any real or personal property collateral pledged by the Borrower or any other Loan Party, and (ii) if any Secured Party forecloses on any Owned Real Property or Ground-Leased Real Property pledged by the Borrower or any other Loan Party: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) any Credit Party may collect from any Loan Party even if the Secured Party, by foreclosing on the Owned Real Property or Ground-Leased Real Property, has destroyed any right such Loan Party may have to collect from the Borrower or another Loan Party. This is an unconditional and irrevocable waiver of any rights and defenses that any Loan Party may have because the Obligations are secured by Owned Real Property or Ground-Leased Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(d)            In the case of a power of sale foreclosure, the fair market value of the Owned Real Property or Ground-Leased Real Property shall be conclusively deemed to be the amount of the successful bid at the foreclosure sale. The Borrower, on behalf of itself and each Subsidiary Loan Party, waives (to the extent permitted by applicable Law) any rights or benefits it may now or hereafter have to a fair value hearing under Section 580a of the California Code of Civil Procedure. The Secured Parties shall have absolutely no obligation to make a bid at any foreclosure sale, but rather may make no bid or bid any amount which any Secured Party, in its sole discretion, deems appropriate.

(e)            The Borrower, on behalf of itself and each Subsidiary Loan Party, hereby irrevocably authorizes the Administrative Agent to apply any and all amounts received by the Administrative Agent in repayment of the Obligations first to amounts which are secured pursuant to the terms of any Mortgage and then to amounts which are not secured pursuant to the terms of such Mortgage, if any. The Borrower, on behalf of itself and each Subsidiary Loan Party, hereby waives any and all rights that it has or may hereafter have under Section 2822 of the California Civil Code which provides that if a guarantor is “liable upon only a portion of an obligation and the principal provides partial satisfaction of the obligation, the principal may designate the portion of the obligation that is to be satisfied.”

(f)            The Borrower, on behalf of itself and each Subsidiary Loan Party, waives (to the extent permitted by applicable Law) all rights and defenses arising out of an election of remedies by any Secured Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an Obligation, has destroyed such Loan Party’s rights of subrogation and reimbursement against the Borrower (or any other Loan Party) by operation of Section 580d of the California Code of Civil Procedure or otherwise.

(g)            The Borrower, on behalf of itself and each Subsidiary Loan Party, waives (to the extent permitted by applicable Law) such Loan Party’s rights of subrogation and reimbursement, including (i) any defenses such Loan Party may have by reason of an election of remedies by the Administrative Agent, and (ii) any rights or defenses such Loan Party may have by reason of protection afforded to the Borrower or a Loan Party with respect to the Obligations pursuant to the anti-deficiency or other laws of California limiting or discharging the Borrower’s or any other Loan Party’s obligations, including Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

SECTION 9.25. ABL DIP Intercreditor Agreement. Notwithstanding anything herein to the contrary, the terms of this Agreement and the rights of the Agents and the Secured Parties are subject to the ABL DIP Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RITE AID CORPORATION,
as Borrower

By:
Name:
Title:

[Signature Page – DIP Term Loan Agreement]

BANK OF AMERICA, N.A.,
as the Administrative Agent

By:
Name:
Title:

[Signature Page – DIP Term Loan Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Term Loan Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Credit Agreement]

BMO BANK N.A.,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Credit Agreement]

PNC BANK NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Credit Agreement]

TRUIST BANK,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Credit Agreement]

TD BANK, N.A,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Term Loan Agreement]

FIRST-CITIZENS BANK & TRUST COMPANY,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Term Loan Agreement]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Term Loan Agreement]

ATLANTIC UNION BANK,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Term Loan Agreement]

APPLE BANK FOR SAVINGS,
as a Lender

By:
Name:
Title:

[Signature Page – DIP Term Loan Agreement]